As filed with the Securities and Exchange Commission on October 27, 2021.
Registration No. 333-260067

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AirSculpt Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	8062 (Primary standard industrial classification code number)	87-1471855 (I.R.S. employer identification number)
400 Alton Road, Unit TH-103M
Miami Beach, Florida 33139
(786) 709-9690
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Aaron Rollins
Chief Executive Officer
400 Alton Road, Unit TH-103M
Miami Beach, Florida 33139
(786) 709-9690
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas P. Conaghan, Esq. Richard S. Bass, Esq. Daniel L. Woodard, Esq. McDermott Will & Emery LLP 500 North Capitol Street NW Washington, DC 20001-1531 Telephone: (202) 756-8161	Erika L. Weinberg, Esq. Peter M. Labonski, Esq. Keith L. Halverstam, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 Telephone: (212) 906-1297

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (4)
Common Stock, $0.001 par value per share	11,500,000	$17.00	$195,500,000	$18,122.85

(1)
Includes additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)
Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)
$9,270.00 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus dated OCTOBER 27, 2021
PROSPECTUS
10,000,000 Shares
Common Stock
This is the initial public offering of shares of common stock of AirSculpt Technologies, Inc. We are offering 1,562,500 shares of common stock. The selling stockholders identified in this prospectus are offering 8,437,500 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Prior to this offering, there has been no public market for our common stock. The initial public offering price per share of our common stock is expected to be between $15.00 and $17.00. We have applied to list our common stock on the NASDAQ Global Market under the symbol “AIRS.”
Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Elite Body Sculpture,” “we,” “us” and “our” refer to, (i) EBS Intermediate Parent LLC and its consolidated subsidiaries and the Professional Associations (as defined hereinafter) immediately prior to the Reorganization (as defined hereinafter) and the consummation of this offering and (ii) AirSculpt Technologies, Inc. and its consolidated subsidiaries, including EBS Intermediate Parent LLC, and the Professional Associations immediately following the Reorganization and the consummation of this offering.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company” in this prospectus.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our common stock under the heading “Risk Factors” beginning on page 15 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)
See “Underwriting” beginning on page 125 of this prospectus for additional information regarding the compensation payable to the underwriters. We have agreed to pay all underwriting discounts and commissions applicable to the sale of the common stock of the selling stockholders incurred in connection with such sale.

The underwriters have an option to purchase up to 1,500,000 additional shares of common stock from certain of the selling stockholders at the initial public offering price, less the underwriting discounts and commissions. The underwriters can exercise this option at any time and from time to time within 30 days from the date of this prospectus.
At our request, the underwriters have reserved up to 500,000 shares of common stock, or up to 5% of the shares offered hereby, for sale at the initial public offering price through a directed share program to certain individuals associated with us and our Sponsor (as defined hereinafter), including our directors. See the section titled “Underwriting.”
Delivery of the shares of our common stock will be made on or about            , 2021.
Morgan Stanley	Piper Sandler	SVB Leerink
Raymond James
The date of this Prospectus is                 , 2021.

AirSculpt® Benefits

- Natural-looking Results
- Customized to Your Body Type
- Meaningful Results in One Session
- Minimal Downtime
- No Needle, No Scalpel, No Stitches ™
- Tightens Skin

ELITE
BODY SCULPTURE

with Raro Lae

AirSculpt®

no needle,

no scalpel,

and no stitches

for dramatically natural, smooth results

ELITE
BODY SCULPTURE

We were founded to deliver the absolute best body contouring results and patient experience possible

ELITE
BODY SCULPTURE

We developed Elite Body Sculpture to fill the need for **reliable results with minimal invasiveness** and focus on the removal of unwanted fat
ELITE
BODY SCULPTURE

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.
For investors outside the United States: We have not, the selling stockholders have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.
Market and Other Industry Data
Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Such data and industry forecasts involve a number of assumptions and limitations and they are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.
Trademarks and Other Intellectual Property Rights
We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, tag-lines, logos and website names. In addition, we own or have the rights to patents, copyrights, trade secrets and other proprietary rights that protect our service offerings. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks.

i

Financial Statement Presentation
Our business is currently conducted through EBS Intermediate Parent LLC, its subsidiaries and the professional associations (each, a “Professional Association,” and collectively, the “Professional Associations”) owned by the surgeons that operate centers. EBS Parent LLC is the sole owner of the equity interests of EBS Intermediate Parent LLC and has no other material assets. Immediately prior to the consummation of this offering, AirSculpt Technologies, Inc., a Delaware corporation, will become the direct parent and sole member of EBS Intermediate Parent LLC. We refer to the existing equity owners of EBS Parent LLC as the “Existing Owners.” We refer to this capital structure modification, as further described below, as the “Reorganization.”
In the Reorganization, all of the equity interests of EBS Intermediate Parent LLC held by EBS Parent LLC will be contributed to AirSculpt Technologies, Inc. in exchange for a certain number of shares of common stock of AirSculpt Technologies, Inc. As a result, all of the equity interests of EBS Intermediate Parent LLC will be held by AirSculpt Technologies, Inc.
Immediately following the consummation of this offering, after giving effect to the Reorganization, AirSculpt Technologies, Inc. will be a holding company, and its sole material asset will be an equity interest in EBS Intermediate Parent LLC. As the sole managing member of EBS Intermediate Parent LLC, AirSculpt Technologies, Inc. will operate and control all of the business and affairs of EBS Intermediate Parent LLC and, through EBS Intermediate Parent LLC and its subsidiaries, conduct our business.
Except as disclosed in the prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of EBS Intermediate Parent LLC, its subsidiaries and the Professional Associations and do not give effect to the Reorganization.

ii

PROSPECTUS SUMMARY
The following summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, and in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
We are an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.
We believe our treatment results and elite patient experience have positioned Elite Body Sculpture as a preferred body contouring brand. We performed over 5,800 body contouring procedures in 2020. Our proprietary and patented AirSculpt® method is minimally invasive because it requires no needle, no scalpel, no stitches and no general anesthesia to achieve transformational change that appears both natural and smooth. Our patients are guided by surgeons and patient care consultants through every step of the experience. Our patients are awake and can converse with their surgeon or listen to music during their procedure and often resume normal activity the next day.
We have a broad offering of fat removal procedures across treatment areas. We also offer innovative fat transfer procedures that use the patient’s own fat cells to enhance the breasts, buttocks, hips or other areas and do not require silicone or foreign materials to be implanted. Our innovative body contouring procedures include the Power BBL™, a Brazilian butt lift procedure, the Up a Cup™, a breast enhancement procedure, and the Hip FlipTM, an hourglass contouring procedure. Our motivation to provide the best body contouring outcomes for our patients fuels our innovation.
Our treatment results—highlighted by a vast gallery of “before and after” photos across gender, body shape and treatment areas—are a powerful tool to build our brand through digital marketing including on our website and social media accounts. We also leverage AirSculpt® TV, which takes viewers into procedure rooms to watch our surgeons use AirSculpt® body contouring procedure to achieve dramatic results and hear patient testimonials. We utilize celebrity and influencer endorsements, as well as word-of-mouth referrals, to drive new patient acquisition.
We deliver our body contouring procedures through a growing, nationwide footprint of 16 centers across 13 states as of October 5, 2021. Our centers, located in metropolitan and suburban areas, offer a premium patient experience and luxurious, spa-like atmosphere. Due to restrictions on the corporate practice of medicine in many states, the Professional Associations, which are separate legal entities owned by licensed surgeons, are responsible for all clinical aspects of the medical operations that take place in our centers, including contracting with the surgeons who perform procedures on patients at our centers.
We are a holding company and all of our operations are conducted through the Professional Associations and our wholly-owned subsidiaries, which own and operate the non-clinical assets and provide Management Services (as defined hereinafter) to the Professional Associations through long-term management services agreements (the “MSAs”). The value proposition provided by our services results in exceptional unit-level economics, which in turn helps to support predictable and recurring revenue and attractive cash flow. Additionally, we require 100% private pay upfront and face no reimbursement risk.
Under the stewardship of our founder and CEO, Dr. Aaron Rollins, our non-executive chairman, Adam Feinstein, and the other management team members, we have built a results-driven culture. For the year ended December 31, 2020, we generated approximately $63 million of revenue compared to $41 million for the year ended December 31, 2019, which represents approximately 52% growth. Additionally, we have invested in our social media and marketing capabilities to drive our brand awareness and increase consumer acceptance for our procedures. We believe we have significant opportunity to further grow our brand awareness, open new centers in the United States and internationally, and drive sales in our existing centers.
Our Growing Market Opportunity
Our Market Opportunity
We operate within the large and growing market for body fat reduction procedures. Our market includes both surgical procedures, such as liposuction and abdominoplasty procedures, as well as non-surgical procedures such as cryolipolysis, ultrasound, laser lipolysis and other non-surgical body fat reduction procedures. The global market for body fat reduction procedures was estimated to be $9.8 billion in 2020 by Global Market Insights. The North American market for body fat reduction procedures was estimated to be $2.6 billion in 2020, growing at approximately a 6.5% compound annual growth rate (“CAGR”) since 2015 and expected to grow at a 9.8% CAGR through 2026, according to Global Market Insights. The North American market for non-surgical body fat reduction procedures was estimated to be $434 million in 2020, growing at approximately a 13.5% CAGR since 2015 and expected to grow at a 16.6% CAGR through 2026, according to Global Market Insights.
Our Growth Drivers
The market for surgical aesthetic procedures is growing, fueled by favorable trends including:
•
Self-Image Awareness: increased consumer awareness and focus on beauty consciousness driven by social media and prioritization of healthy lifestyles;

•
Social Acceptance: consumers have embraced cosmetic treatment and reduced the social stigma, especially through the proliferation of shared patient photos on social media;

•
Improved Safety and Recovery Profile: advances in technology have led to reduced recovery times and introduction of more minimally-invasive procedures;

•
Rise in Disposable Income: the global rise in disposable income provides individuals with greater discretionary funds for personal appearance enhancements including cosmetic surgery; and

•
Increased Weight Gain in the Overall Population: worldwide prevalence of overweight and obesity in individuals continues to rise.

The combination of these growth drivers continue to propel the market.
Limitations to Existing Procedures
Fat reduction and body contouring procedures have become increasingly popular, but many offerings have significant limitations. Existing procedures for fat reduction or body contouring, other than AirSculpt®, currently include surgical procedures such as liposuction and abdominoplasty (tummy tuck) and non-surgical procedures that use cooling, injected medication or heat to reduce fat cells. We believe these procedures often have limited, inconsistent and less predictable results than AirSculpt®. Many procedures can also involve significant pain and may require excess recovery time post-surgery.
The AirSculpt® Difference
AirSculpt® is a minimally invasive procedure delivered in one session while the patient is awake. Each procedure is done by a trained surgeon for customized and precise results. As for discomfort, patients typically report limited soreness the next day following the procedure. We believe our procedures offer dramatic results to our patients.
Our Competitive Strengths
We attribute our success to the following strengths that differentiate us from our competitors:
Trusted Brand Redefining Body Contouring
The AirSculpt® method was created to offer patients a gentler alternative to traditional fat removal procedures with transformative results delivered in a luxurious, spa-like environment. We specialize in body contouring through the minimally invasive removal of unwanted fat. The proprietary AirSculpt® method empowers our surgeons to use their high level of skill and artistry to deliver dramatic results personalized to our patients.
Beneficial Treatment Results and Premium Patient Experience, Underpinned by Proprietary AirSculpt® Technology
We believe that our AirSculpt® procedures offer beneficial results and a premium patient experience. Our offering is differentiated by our patented technology, broad and innovative procedures, elite patient experience, and highly skilled surgeons.
•
AirSculpt®Technology: Our patented and precision-engineered method, AirSculpt®, permanently removes fat and tightens skin while sculpting targeted areas of the body through minimally invasive body contouring procedures. Unlike traditional liposuction which uses cannulae in a scraping motion, AirSculpt® drives a cannula 1,000 times per minute in a corkscrew motion to remove fat cells while tightening skin simultaneously. It requires no needle, no scalpel, no stitches and no general anesthesia to create dramatically natural, smooth results. AirSculpt® is minimally invasive, providing transformative results, all delivered in one session while the patient is awake.

As of October 5, 2021, our patent portfolio is comprised of two issued U.S. utility patents and three pending U.S. utility patent applications, each of which we own directly. The tools we use to perform our fat removal and fat transfer procedures are purchased from third parties, and we do not own the proprietary rights to such tools. Instead of protecting specific, individual liposuction components (such as a particular handpiece design), our issued patents and one of our pending applications relate to certain proprietary implementations of the process described in the section “Our Technique, Training and Equipment,” and the combination of multiple components to form proprietary systems that are specially configured for carrying out those proprietary processes. We believe the systems and methodologies claimed in our issued patents provide impressive results with less patient trauma relative to other systems and methods, such as liposuction and abdominoplasty (tummy tuck), that require more invasive surgical procedures.
•
Broad Offering of Innovative, Body Sculpting Procedures: We offer our patients a comprehensive suite of customized body contouring procedures, including fat removal and fat transfer, to meet their wants and needs.

Our fat removal procedures remove a patient’s stubborn fat from a variety of treatment areas, such as the stomach, back and buttocks. We created our popular 48-Hour Six Pack™ procedure to enhance and reveal abdominal muscles in just one session by removing the stubborn pockets of fat hiding one’s six-pack.
We also offer fat transfer procedures, during which our surgeons transfer a patient’s collected fat cells to enhance the buttocks, breast, hips or aging hands to naturally enhance or sharpen a patient’s contours. Some of our most popular fat transfer procedures are:

•
Power BBL™ (“Brazilian Butt Lift”), which removes a patient’s unwanted fat from areas such as tummy or thighs and transfers it to the buttocks, giving a flatter stomach and slimmer waist, while shaping the buttocks and tightening the skin;

•
Up a Cup™ Breast Augmentation, which removes a patient’s natural fat, typically from the tummy or thighs, and transfers it to the breasts to increase size by about one cup. AirSculpt® enhanced breasts are all natural. No silicone or other foreign material is implanted; and

•
Hip Flip™, which removes unwanted fat from one area of the body and transfers it to the hips to fill in the “hip dip” to create the coveted hourglass figure. It is often performed in combination with the Power BBL™.

We are continuously innovating to better serve our patients. In 2020, we started performing and trademarked the Hip Flip™ procedure. Since then, we have continued to innovate and in 2020 we introduced CankCure™, a procedure that removes fat and contours the calf and ankle area. We are only in the beginning stages of innovation and have much more to introduce to the body contouring field.
•
Premium Patient Experience: We offer our patients a premium consumer experience. From the initial consultation to the day of procedure, our patients are guided by knowledgeable patient care consultants. Our centers are located near high end retail environments, such as Rodeo Drive in Beverly Hills and Fifth Avenue in New York. The centers are designed and furnished with furniture from a high-end retailer with the patient experience in mind, offering a comfortable and calming environment ahead of and after the procedure. In 2020, we began to offer our patients the choice of virtual consults prior to their procedures.

•
Elite Surgeons: Our surgeons are chosen not only for their medical skills, generally as plastic or cosmetic surgeons, but also for their artistic vision. They are selected to join our nationwide practice because they are at the top of their profession, specialize in body sculpting, and have artistic skill. Before working on Elite Body Sculpture patients, each surgeon completes extensive AirSculpt® training to ensure the best results for every patient and treatment.

We offer our surgeons a compelling economic opportunity, with annual compensation for part-time work at Elite Body Sculpture often higher than the average full-time salary in a private practice. By joining Elite Body Sculpture, surgeons are also able to grow their private practices by attracting Elite patients to their private practice for non-body contouring procedures, such as face lifts and injectables. Our surgeons are also featured on our social media platforms. AirSculpt® allows the surgeon to provide high quality outcomes to patients while being less physically demanding on the surgeon than traditional liposuction. As AirSculpt® is only available for use at Elite Body Sculpture centers, we protect our brand and are able to retain high quality surgeons.
National Footprint Fueled by Attractive Unit Economics
We have a growing national footprint consisting of 16 centers across 13 states as of October 5, 2021. Our centers are located primarily in metropolitan cities near retail shops that our patients frequent and popular areas. On average, our centers contain two procedure rooms with the capacity to perform up to 36 surgeries a week, in addition to additional consultation offices for prospective patients. Our accreditation as an office-based practice under the Joint Commission demonstrates our commitment to safety and quality. In 2020, we generated revenue per case of approximately $10,600 on average. We require 100% private pay upfront and face no reimbursement risk.

Seattle, WA
Minneapolis, MN
New York, NY
Sacramento, CA
Chicago, IL
Vienna, VA
Denver, CO
Nashville, TN
Charlotte, NC
Beverly Hills, CA
Scottsdale, AZ
San Diego, CA
Atlanta, GA
Dallas, TX
Orlando, FL
Houston, TX
Existing Centers

Our centers generate highly attractive unit-level economics and require only a modest investment to open. Given the consistently high level of demand for our services and the average price of our procedures, our centers that have been open since 2019 achieve profitability within approximately three months on average, providing Elite Body Sculpture with a highly attractive and near-immediate return on invested capital.
Scaled Platform and Consistent Demand Drives Attractive Growth and Free Cash Flow
Our operating model is highly scalable and enables capital efficient growth. We have generated double digit growth in each of the years since 2015. For the year ended December 31, 2020, we generated approximately $63 million of revenue compared to $41 million for the year ended December 31, 2019, which represents approximately 52% growth. We have a capital efficient business that requires minimal maintenance capital expenditures and working capital to support our operations, enabling us to generate strong cash flows to fund future growth. We have achieved consistent, self-funded growth since our founding in 2012 and have accelerated our performance in recent years.
Experienced Founder-Led Management Team to Support Growth
We are led by an experienced team united by our vision to redefine body contouring and a belief in our future growth potential. Our founder and Chief Executive Officer, Dr. Aaron Rollins, is a celebrity cosmetic surgeon that is recognized as a leader in body sculpting and has been featured across digital, print and TV. Dr. Rollins has been a licensed cosmetic surgeon since 2004. In addition, our non-executive chairman, Adam Feinstein, who founded our Sponsor (as defined hereinafter), has 25 years of experience working with many of the leading healthcare services companies, including service as a director of public and private healthcare company boards. They have partnered with our Chief Operating Officer and President, Ron Zelhof, and our Chief Financial Officer, Dennis Dean, who together have over 50 years of experience in the health care industry, including at Envision Healthcare, Healthsouth, and Surgery Partners. We have built a strong and diverse team across our marketing and operations functions that is highly scalable and capable of supporting future growth. We have a results-driven team culture. We believe our combination of talent, experience, and culture gives us the ability to drive sustainable growth.
Our Growth Strategies
We intend to deliver sustainable growth in revenue and profitability by executing on the following strategies:
•
Continue to Grow Our Brand Awareness and Attract New Patients: We believe that consumer trends towards greater acceptance of body contouring and cosmetic treatments will continue to expand the market for our services. We believe we are a leading provider of body contouring procedures and that there is a significant opportunity to drive awareness and adoption of our AirSculpt® method and procedure offerings.

•
Expand Footprint by Opening New Centers in the United States: We believe our track record of successfully opening new Elite Body Sculpture centers consistently generating strong unit-level economics validates our strategy across the United States and to domestically expand our footprint. In order to ensure our new centers are profitable, we follow the same business plan for each new center. A new center is generally profitable within the first few months of opening, supported by our 100% upfront private pay policy. We have strong conviction in our ability to continuously improve our unit economics as we open additional centers in the United States.

•
Continue to Drive Sales Growth of Our Centers: We employ the following strategies to increase our procedures performed and drive higher revenue per procedure with the aim of continuing to accelerate our growth in existing centers:

•
Continue to add new procedure rooms

•
Increase speed and efficiency of patient onboarding to increase utilization and reduce patient waiting times

•
Continue to introduce new, innovative procedures

•
Increase prices on procedures

•
Expand Internationally: We believe our brand has global appeal. We draw clients from international markets that travel to our existing centers for body contouring procedures. We believe there is significant opportunity to open new centers in densely populated, affluent international metropolitan regions.

Recent Developments
Preliminary Estimated Financial Results for the Three Months Ended September 30, 2021
Our financial results for the three months ended September 30, 2021 are not yet complete and will not be available until after the completion of this offering. Accordingly, set forth below are certain preliminary estimated financial results based upon our estimates and currently available information, which is subject to revision as a result of, among other things, the completion of our financial closing procedures, the completion of our financial statements for such period, and the completion of other operational procedures. Readers should exercise caution in relying on this information and should draw no inferences from this information regarding financial or operating data not provided. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021. Our preliminary estimated financial results contained in this prospectus have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the three months ended September 30, 2021. Grant Thornton LLP has not audited, reviewed, compiled or performed any procedures with respect to the following preliminary estimated financial results. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. For additional information, see “Forward-Looking Statements” and “Risk Factors”.
The table below presents our preliminary financial results and key business metrics for the three months ended September 30, 2021 and 2020:
	Three Months Ended September 30,
	2021 (Estimate)	2020 (Actual)
Consolidated Statements of Operations Data:
($ in thousands)
Revenue	$34,651	$17,837
Operating expenses:
Cost of service	11,410	6,758
Selling, general and administrative	11,830	6,199
Depreciation and amortization	1,641	1,432
Total operating expenses	24,881	14,389
Income from operations	9,770	3,448
Interest expense, net	1,566	529
Net income	8,204	2,919
Pro forma income tax expense	1,969	496
Pro forma net income	$6,235	$2,423
Net income (loss) per unit data (unaudited):
Net income (loss) per unit
Basic and diluted	82	29
Pro forma net income (loss) per unit
Basic and diluted	62	24
Weighted average units outstanding
Basic and diluted	100	100
Other Data:
Adjusted EBITDA(1)	$12,266	$5,333
Adjusted EBITDA Margin(2)	35.4%	29.9%
Cases	2,743	1,710
Revenue per case	$12,633	$10,431

(1)
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, which is a non-GAAP financial measures. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from unit-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments. We define Adjusted EBITDA as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non- ordinary course items, and unit-based compensation.

(2)
We define Adjusted EBITDA Margin as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non-ordinary course items, and unit-based compensation calculated as a percentage of revenue.

Our financial results for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 reflect the addition of three de novo centers which increased our procedure rooms by six. Additionally, our 2020 results were more negatively impacted by the COVID-19 pandemic.
For the three months ended September 30, 2021, our revenue increased $16.8 million, or 94.3%, compared to the same three-month period in 2020. The significant increase in revenue was attributable to the 2020 period being impacted by the pandemic. Additionally, the increase also resulted from adding three de novo centers which added six procedure rooms compared to the 2020 period.
A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA Margin is set forth below for the periods indicated:
	Three Months Ended September 30,
($ in thousands)	2021	2020
Net Income	$8,204	$2,919
Plus
Depreciation and amortization	1,641	1,432
Interest expense, net	1,566	529
Pre-opening de novo and relocation costs	307	247
Restructuring and related severance costs	45	—
Sponsor management fee	417	125
Unit-based compensation	86	81
Adjusted EBITDA	$12,266	$5,333
Adjusted EBITDA Margin	35.4%	29.9%
Summary of Risk Factors
Investing in our common stock involves significant risks. Any of the factors set forth in the section entitled “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth in the section entitled “Risk Factors” in deciding whether to invest in our common stock. Some of the principal risks we face include:
Risks Related to Our Business
•
We have a limited operating history and our past results may not be indicative of our future performance.

•
Our success depends on our ability to maintain the value and reputation of the Airsculpt® brand.

•
We have grown rapidly recently and have limited operating experience at our current scale of operations.

•
Our financial results will be harmed if there is not sufficient patient demand for AirSculpt® procedures.

•
Our success depends largely upon patient satisfaction with the effectiveness of AirSculpt®.

•
We may fail to open and operate new centers in a timely and cost-effective manner.

•
We may not be able to successfully expand in markets outside of North America.

•
We may not be able to compete or achieve significant market penetration.

•
Changes in laws and regulations related to the internet, perceptions toward the use of social media and changes in internet infrastructure itself may diminish our ability to drive new customer acquisition.

•
Regulations related to healthcare may hamper our availability to provide virtual consultations.

•
We face competition for surgeons and other workers that provide our medspa and cosmetic services.

•
We outsource the manufacturing of key elements of the tools we use for AirSculpt® procedures to a single third-party manufacturer, Euromi, who is dependent upon third-party suppliers.

•
In some jurisdictions, we are precluded or limited in our ability to enter into non-compete agreements with our surgeons.

•
Our centers and our affiliated Professional Associations may become subject to medical liability claims.

•
Our revenue could decline due to changes in credit markets and decisions made by credit providers.

•
We may be adversely affected if we lose any member of our senior management.

•
The interests of our Sponsor (as defined hereinafter) may conflict with the interests of the Company and its other stockholders.

•
Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk.

•
Restrictive covenants in our debt instruments may adversely affect us.

•
Any failure to meet our debt service obligations could have a material adverse effect on our business, prospects, results of operations and financial condition.

•
We are a holding company with no operations of our own.

•
Our management team has limited experience managing a public company.

•
The COVID-19 global pandemic could negatively affect our operations, business and financial condition, and liquidity.

•
Use and storage of paper medical records increases risk of loss, destruction and could increase human error with respect to documentation and patient care.

•
Our internal computer systems, or those of any of our manufacturers, other contractors, consultants, or collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data.

Risks Related to Intellectual Property
•
Our competitors could develop and commercialize procedures and products similar or identical to ours.

•
We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to market and perform our services.

•
If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

•
We may not be able to protect our intellectual property rights throughout the world to the same extent as in the United States.

Risks Related to Government Regulations
•
If we fail to comply with numerous laws and regulations relating to the operation of our centers, we could incur significant penalties or other costs or be required to make significant changes to our operations.

•
AirSculpt® procedures may cause or contribute to adverse medical events that we are required to report to the FDA and if we fail to do so, we could be subject to sanctions that would materially harm our business.

•
If laws governing the corporate practice of medicine or fee-splitting change, we may be required to restructure some of our relationships.

•
We may be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

•
Certain risks are inherent in providing prescription and over the counter (“OTC”) treatments, and our insurance may not be adequate to cover any claims against us.

Risks Related to Ownership of Our Common Stock and This Offering
•
We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

•
Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

•
There has been no prior public market for our common stock and an active, liquid trading market for our common stock may not develop.

•
There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.

•
Provisions in our charter documents and Delaware law may deter takeover efforts that could be beneficial to stockholder value.

•
If you purchase shares in this offering, you will suffer immediate and substantial dilution.

•
We have no plans to pay cash dividends on our common stock for the foreseeable future.

•
Our internal controls may not be effective.

•
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

•
Our stock price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

•
Operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company, whichever is earlier. We will cease to be an emerging growth company prior to the end of such five-year period if certain earlier events occur, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, our annual gross revenue exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Corporate Information
EBS Intermediate Parent LLC, a Delaware limited liability, was formed on September 6, 2018 to facilitate the acquisition of EBS Enterprises, LLC f/k/a Rollins Enterprises, LLC. The Company is a wholly-owned subsidiary of EBS Parent LLC. Immediately prior to the consummation of this offering, AirSculpt Technologies, Inc., a Delaware corporation, will become the direct parent and sole member of EBS Intermediate Parent LLC. We refer to this capital structure modification, as further described below, as the “Reorganization.” Our principal executive offices are located at 400 Alton Road, Unit TH-103M, Miami Beach, Florida 33139. Our telephone number at that location is (786) 709-9690. Our corporate website address is www.elitebodysculpture.com. Information contained on, or that may be accessed through, our website or social media platforms is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

The Offering
Common stock offered by us	1,562,500 shares.
Common stock offered by the selling stockholders	8,437,500 shares.
Option to purchase additional shares
Certain of the selling stockholders have granted to the underwriters the option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,500,000 additional shares of common stock at the initial public offering price, less estimated underwriting discounts and commissions.

Common stock to be outstanding immediately after completion of this offering	55,359,177 shares.
Use of proceeds
We expect to receive net proceeds to us, after deducting estimated offering expenses and underwriting discounts and commissions, will be approximately $10.7 million (or $9.0 million if the underwriters exercise in full their option to purchase additional shares of common stock), based on an assumed offering price of $16.00 per share (the mid-point of the price range set forth on the cover of this prospectus).

We intend to use a portion of the net proceeds from this offering to fund our growth strategy. We intend to use the balance of the net proceeds for general corporate purposes and working capital. See the section entitled “Use of Proceeds” in this prospectus.

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders.
Directed Share Program
At our request, the underwriters have reserved up to 500,000 shares of our common stock, or up to 5% of the shares offered by this prospectus, for sale at the initial public offering price to certain individuals associated with us and our Sponsor (as defined hereinafter), including our directors, officers, employees, and certain other individuals identified by management. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by Morgan Stanley & Co. LLC to the general public on the same terms as the other shares of our common stock offered by this prospectus. If purchased by our directors and officers, the shares will be subject to a 180-day lock-up restriction. See the section titled “Underwriting” for additional information.

Dividend policy	We have no current plans to pay dividends on our common stock. See the section entitled “Dividend Policy” in this prospectus.
Trading Symbol	We have applied to list our common stock on NASDAQ under the symbol “AIRS.”
Risk factors	You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in shares of our common stock.

Unless otherwise indicated, the number of shares of common stock to be outstanding after this offering is based on 53,796,677 shares of common stock outstanding after giving effect to the Reorganization, which excludes:
•
4,567,132 shares of common stock issuable under equity awards that we intend to grant under our 2021 Equity Incentive Plan immediately following the effectiveness of this offering; and

•
968,786 additional shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan that we intend to adopt at the time of this offering.

Unless otherwise indicated, all information contained in this prospectus:
•
assumes an initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus;

•
assumes the underwriters’ option to purchase additional shares will not be exercised; and

•
gives effect to our amended and restated certificate of incorporation and our amended and restated bylaws in connection with the consummation of this offering.

Summary Financial Data
The following tables summarize our financial data for the periods and as of the dates indicated. We have derived our summary statements of operations data for the years ended December 31, 2020 and 2019 and the summary balance sheet data as of December 31, 2020 and 2019 from our audited financial statements and related notes included elsewhere in this prospectus. We have derived our summary statements of operations data for the six months ended June 30, 2021 and 2020 and the summary balance sheet data as of June 30, 2021 from our unaudited financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the information in the sections titled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Consolidated Statements of Operations Data:
($ in thousands)
Revenue	$61,108	$22,086	$62,766	$41,236
Operating expenses:
Cost of service	20,008	8,983	23,471	15,488
Selling, general and administrative	18,990	10,031	23,621	20,125
Loss on debt modification	682	—	—	—
Depreciation and amortization	3,023	2,733	5,641	4,960
Total operating expenses	42,703	21,747	52,733	40,573
Income from operations	18,405	339	10,033	663
Interest expense, net	1,757	1,247	2,456	2,875
Net income (loss)	16,648	(908)	7,577	(2,212)
Pro forma income tax expense (unaudited)	3,975	—	1,827	—
Pro forma net income (loss) (unaudited)	$12,673	$(908)	$5,750	$(2,212)
Consolidated Statements of Cash Flow Data:
Net cash provided by operating activities	$23,814	$1,683	$13,957	$4,938
Net cash used in investing activities	(3,149)	(1,720)	(3,689)	(4,439)
Net cash used in financing activities	(14,196)	(2,034)	(5,017)	(783)
Net income (loss) per unit data (unaudited):
Net income (loss) per unit
Basic and diluted	166	(9)	76	(22)
Pro forma net income (loss) per unit
Basic and diluted	127	(9)	58	(22)
Weighted average units outstanding
Basic and diluted	100	100	100	100
Other Data:
Adjusted EBITDA(1)	$23,784	$4,040	$17,493	$7,337
Adjusted EBITDA Margin(2)	38.9%	18.3%	27.9%	17.8%
Number of procedure rooms as of the end of the period	25	18	23	16
Number of centers as of the end of the period	15	11	14	10
Cases	5,422	2,169	5,885	3,865

	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Revenue per case	$11,270	$10,183	$10,665	$10,669
Same-center case growth	110.2%	N/A	9.8%	N/A
Same-center revenue per case growth	9.5%	N/A	(0.6)%	N/A
	June 30,	December 31,
	2021	2020	2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,848	$10,379	$5,128
Total current assets	17,546	11,563	6,587
Total assets	$185,300	$179,610	$171,502
Current portion of long-term debt	$850	$400	$400
Long-term debt, net	82,123	32,119	32,308
Total liabilities	108,582	55,934	51,111
Total member’s equity	$76,718	$123,676	$120,391

(1)
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, which is a non-GAAP financial measures. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from unit-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments. We define Adjusted EBITDA as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non-ordinary course items, and unit-based compensation.

(2)
We define Adjusted EBITDA Margin as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non-ordinary course items, and unit-based compensation calculated as a percentage of revenue.

Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation:
The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net income (loss), the most directly comparable GAAP financial measure:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net Income (Loss)	$16,648	$(908)	$7,577	$(2,212)
Plus
Depreciation and amortization	3,023	2,733	5,641	4,960
Interest expense, net	1,757	1,247	2,456	2,875
Loss on debt modification	682	—	—	—
Pre-opening de novo and relocation costs	982	440	879	391
Restructuring and related severance costs	270	115	115	482
Sponsor management fee	250	250	500	500
Unit-based compensation	172	163	325	341
Adjusted EBITDA	$23,784	$4,040	$17,493	$7,337
Adjusted EBITDA Margin	38.9%	18.3%	27.9%	17.8%

RISK FACTORS
An investment in our common stock involves various risks. You should carefully consider the following risks and all of the other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, before investing in our common stock. The risks described below are those which we believe are the material risks that we face. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect us. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to Our Business
We have a limited operating history and our past results may not be indicative of our future performance. Further, our revenue growth rate is likely to slow as our business and our market matures.
We began operations in 2012. We have a limited history of generating revenue. As a result, our historical revenue growth should not be considered indicative of our future performance. In particular, we have experienced periods of high revenue growth, including most recently, during the global pandemic, that we do not expect to continue as the business, and the body contouring market, matures. Estimates of future revenue growth and future growth rates are subject to many risks and uncertainties and our future revenue may differ materially from our projections. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including market acceptance of our procedures, attracting new patients, hiring surgeons and responding to increasing competition and expenses as we expand our business. We cannot be sure that we will be successful in addressing these and other challenges we may face in the future, and our business may be adversely affected if we do not manage these risks.
Our success depends on our ability to maintain the value and reputation of the Airsculpt® brand.
We believe that our brand is important to attracting patients and high-quality surgeons. Maintaining, protecting, and enhancing our brand depends largely on our ability to deliver results for our patients and the success of our marketing efforts. We believe that the importance of our brand will increase as competition further intensifies. Our brand could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity. Unfavorable publicity about us, including our procedures and technology, could diminish confidence in our AirSculpt brand. Such negative publicity also could have an adverse effect on our business, financial condition, and operating results.
We have grown rapidly in recent years and have limited operating experience at our current scale of operations. If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer.
We have expanded rapidly and have limited operating experience at our current size. To effectively manage and capitalize on our growth, we must continue to expand our marketing, focus on innovation and upgrade our management information systems and other processes. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business across numerous jurisdictions, including difficulties in hiring, training, and managing surgeons and other staff in our centers through the Professional Associations. Failure to scale and preserve our high-performance, results-driven culture during this period of growth could harm our future success. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand and our company culture may be harmed.

Our growth strategy contemplates expanding our footprint by opening new centers around the world. Many of our centers are relatively new and we cannot assure you that these centers or that future centers will generate revenue comparable with those generated by our more mature locations, especially as we move to new geographic markets. Further, many of our centers are leased pursuant to multi-year leases, and our ability to negotiate favorable terms on an expiring lease or for a lease renewal option may depend on factors that are not within our control. Expanding internationally will require significant additional investment. Successful implementation of our growth strategy will require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth.
Our planned expansion will place increased demands on our existing operational, managerial, and administrative resources. These increased demands could strain our resources and cause us to operate our business less effectively, which in turn could cause the performance of our new and existing centers to suffer. Opening new centers may result in inadvertent oversaturation, temporarily or permanently divert customers from our existing centers to new centers and reduce comparable centers revenue, thus adversely affecting our overall financial performance. In addition, oversaturation, or the risk of oversaturation, may reduce or adversely affect the number or location of centers we plan to open, and could thereby materially and adversely affect our growth plans overall or in particular markets.
Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the body contouring market, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our future growth effectively and profitably could have an adverse effect on our business, financial condition, and operating results.
We are dependent upon the success of AirSculpt®. If the market acceptance for AirSculpt® fails to grow significantly, our business and future prospects could be harmed.
We commenced performing AirSculpt® procedures in 2012, and expect that the revenue we generate from performing AirSculpt® procedures will account for substantially all of our revenue for the next several years. Accordingly, our success depends on the acceptance among patients of AirSculpt® as a preferred aesthetic treatment for the selective reduction of fat. The degree of market acceptance of AirSculpt® by patients is unproven. We believe that market acceptance of AirSculpt® will depend on many factors, including:
•
the perceived advantages or disadvantages of AirSculpt® compared to other aesthetic products and treatments;

•
the safety and efficacy of AirSculpt® relative to other aesthetic products and alternative treatments;

•
the price of AirSculpt® relative to other aesthetic products and alternative treatments;

•
our success in expanding our sales and marketing organization;

•
the effectiveness of our marketing initiatives;

•
our success in maintaining the premium pricing for AirSculpt®; and

•
our success in recruiting and training surgeons in the proper use of the AirSculpt® and selection of appropriate patients as candidates for AirSculpt® procedures.

Further, market acceptance and success of AirSculpt® can be affected by adverse publicity or negative public perception about us, our competitors, our patients, our services, or our industry generally. Adverse publicity may include publicity about the cosmetic treatment industry generally, the efficacy, safety and quality of body fat reduction procedures in general, and liability claims or other litigation, regardless of whether such litigation involves us or the business practices or services of our competitors. Our business, financial condition and results of operations could be adversely affected if AirSculpt® or any body fat reduction services provided by our competitors are alleged to be or are proved to be harmful to patients or to have unanticipated and unwanted health consequences.

We cannot assure you that AirSculpt® will achieve broad market acceptance among patients. Because we expect to derive substantially all of our revenue for the foreseeable future from AirSculpt® procedures, any failure of this product to satisfy patient demand or to achieve meaningful market acceptance will harm our business and future prospects.
If there is not sufficient patient demand for AirSculpt® procedures, our financial results and future prospects will be harmed.
The AirSculpt® procedure is an elective procedure, the cost of which must be borne by the patient, and is not reimbursable through government or private health insurance. The decision to undergo an AirSculpt® procedure is thus driven by patient demand, which may be influenced by a number of factors, such as:
•
the success of our sales and marketing programs;

•
our success in attracting consumers who have not previously undergone an aesthetic procedure;

•
the extent to which our AirSculpt® procedure satisfies patient expectations;

•
our ability to properly train our surgeons in performing AirSculpt® procedures such that our patients do not experience excessive discomfort during treatment or adverse side effects;

•
the cost, safety, and effectiveness of AirSculpt® versus other aesthetic treatments;

•
consumer sentiment about the benefits and risks of aesthetic procedures generally and AirSculpt® in particular;

•
general consumer confidence, which may be impacted by economic and political conditions;

•
our use of social media to drive new customer acquisition; and

•
our ability to offer virtual consultations to our patients.

Our financial performance will be materially harmed in the event we cannot generate significant patient demand for AirSculpt®.
Our success depends largely upon patient satisfaction with the effectiveness of AirSculpt®.
In order to generate repeat and referral business, patients must be satisfied with the effectiveness of AirSculpt®. Patient perception of their results may vary. If patients are not satisfied with the aesthetic benefits of AirSculpt®, or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.
If we fail to open and operate new centers in a timely and cost-effective manner or fail to successfully enter new markets, our financial performance could be materially and adversely affected.
Our growth strategy depends, in large part, on growing and expanding our operations, both in existing and new geographic regions, particularly in densely populated and affluent metropolitan and suburban regions, and operating our new centers successfully. We cannot assure you that our contemplated expansion will be successful.
Our ability to successfully open and operate new centers depends on many factors, including, among others, our ability to:
•
recruit qualified surgeons through our affiliated Professional Associations for our new centers;

•
address regulatory, competitive, and marketing, and other challenges encountered in connection with expansion into new markets;

•
hire, train and retain surgeons and other personnel through our affiliated Professional Associations;

•
maintain adequate information system and other operational system capabilities;

•
successfully integrate new centers into our existing management structure with affiliated Professional Associations and operations, including information system integration;

•
negotiate acceptable lease terms at suitable locations;

•
source sufficient levels of medical supplies at acceptable costs;

•
obtain and maintain necessary permits and licenses through our affiliated Professional Associations;

•
construct and open our centers on a timely basis;

•
generate sufficient levels of cash or obtain financing on acceptable terms to support our expansion;

•
achieve and maintain brand awareness in new and existing markets; and

•
identify and satisfy the needs and preferences of our patients.

Our failure to effectively address challenges such as these could adversely affect our ability to successfully open and operate new centers in a timely and cost-effective manner.
In addition, there can be no assurance that newly-opened centers will achieve net sales or profitability levels comparable to those of our existing centers in the time periods estimated by us, or at all. If our centers fail to achieve, or are unable to sustain, profitability levels, our business may be materially harmed and we may incur significant costs associated with closing those centers. Our plans to accelerate the growth of new centers may increase this risk.
Accordingly, we cannot assure you that we will achieve our planned growth or, even if we are able to grow our centers as planned, that our new centers will perform as expected. Our failure to implement our growth strategy and to successfully open and operate new centers in the time frames and at the costs estimated by us could have a material adverse effect on our business, financial condition and results of operations.
If we cannot maintain our high-performance and results-driven culture as we grow, we could lose the innovation and passion that we believe contribute to our success and our business may be harmed.
We believe that a critical component of our success has been our corporate culture. We have invested substantial time and resources in building our high-performance, results-driven culture. As we continue to grow, including geographically, and developing the infrastructure associated with being a public company, we will need to maintain our high-performance, results-driven culture among a larger number of surgeons and other employees, dispersed across various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit surgeons and other personnel on behalf of our affiliated Professional Associations and to effectively focus on and pursue our corporate objectives.
To successfully expand in markets outside of North America, we must address many issues with which we have limited experience.
International expansion is subject to a number of risks, including:
•
difficulties in staffing and managing our international operations;

•
increased competition as a result of more procedures receiving regulatory approval or otherwise freedom to market in international markets;

•
reduced or varied protection for intellectual property rights in some countries;

•
foreign tax laws;

•
fluctuations in currency exchange rates;

•
foreign certification and regulatory clearance or approval requirements;

•
difficulties in developing effective marketing campaigns in unfamiliar foreign countries;

•
political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

•
potentially adverse tax consequences, including the complexities of foreign value-added tax systems, tax inefficiencies related to our corporate structure, and restrictions on the repatriation of earnings;

•
the burdens of complying with a wide variety of foreign laws and different legal standards; and

•
increased financial accounting and reporting burdens and complexities.

If one or more of these risks were realized, it could require us to dedicate significant financial and management resources and our revenue may decline.
Our inability to effectively compete with our competitors may prevent us from achieving significant market penetration or improving our operating results.
The body contouring market is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. Demand for AirSculpt® could be limited by the products and technologies offered by our competitors. In the United States, we compete against companies that have developed non-invasive and other minimally-invasive procedures for body contouring and companies that have developed invasive surgical procedures for fat reduction. Due to less stringent regulatory requirements, there are many more aesthetic products and procedures available for use in international markets than are approved for use in the United States. There are also fewer limitations on the claims our competitors in international markets can make about the effectiveness of their products and the manner in which they can market them. As a result, we face even greater competition in these markets than in the United States.
Many of our competitors are large, experienced companies that have substantially greater resources and brand recognition than we do. Some of these competitors offer similar services (including competitors who may charge less for such services than we do) and others also offer alternative services that are less expensive than the procedures we offer. Competing in the body contouring market could result in price-cutting, reduced profit margins, and limited market share, any of which would harm our business, financial condition, and results of operations.
Changes in laws and regulations related to the internet, perceptions toward the use of social media and changes in internet infrastructure itself may diminish our ability to drive new customer acquisition and could adversely affect our business and results of operations.
The success of our business depends upon the continued use of the internet and social media networks. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet, generally. These laws, taxes, fees or charges could limit the use of the internet or decrease the demand for internet-based solutions.
The public’s increasing concerns about data privacy and security and the use of social media may negatively affect the use or popularity of social media networks, and, in turn, adversely affect our business. Similarly, enhanced scrutiny may lead to an increase in regulation of social media, which could limit our ability to use social media to drive our brand awareness and increase consumer acceptance for our procedures.
In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “viruses,” “worms” and similar malicious programs, as well as the risks associated with other types of security breaches. If the use of the internet is reduced as a result of these or other issues, then the reduction in marketing and networking with respect to our services and patients could result in a decline in demand for AirSculpt®, which could adversely affect our revenue, business, results of operations and financial condition.
Regulations related to health care, including telehealth, are evolving. To the extent regulations change, our ability to provide virtual consultations could be hampered.
In a regulatory climate that is uncertain, our operations and our arrangements with our affiliated Professional Associations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations and our ability to provide virtual services in certain jurisdictions. Areas of government regulation that, if changed, could be costly to us include rules governing the provision of virtual consultations.

In addition, a few states have imposed different, and, in some cases, additional, standards regarding the provision of virtual medical consultations and telehealth, generally. The unpredictability of this regulatory landscape means that sudden changes in policy regarding standards of care and what is permissible are possible. If a successful legal challenge or an adverse change in the relevant laws or regulations were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions or ability to reach patients in such jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations. If we are required to adapt our business model, we may be limited to only in-person services, which may have a material adverse effect on our business, financial condition and results of operations.
We face competition for surgeons.
The number of surgeons available to work through our affiliated Professional Associations at our centers is finite, and we face intense competition from other cosmetic treatment centers in recruiting surgeons to work in our centers.
In addition, there may be other companies that may decide to enter our business. Many of these companies have greater resources than we do, including financial, marketing, staff and capital resources. If we are unable to compete effectively with any of these entities for surgeons, we may be unable to implement our business strategies successfully and our financial position and results of operations could be adversely effected.
We rely on a skilled, licensed labor force to provide our medspa and cosmetic services, and the supply of this labor force is finite. If we cannot hire adequate staff for our clinics, we will not be able to operate.
As of October 5, 2021, we employed approximately 230 full-time employees and approximately 30 part-time employees. The majority of our personnel is licensed to perform cosmetic services, including medical treatments, and hold licenses as physicians, nurses, nurse practitioners or physician assistants. Our success depends, in part, on our continuing ability to identify, hire, develop and retain highly qualified personnel, including surgeons, nurses, nurse practitioners and physician assistants, through our affiliated Professional Associations. The demand for medical professionals has increased significantly as a result of the COVID-19 pandemic. Further, even before the COVID-19 pandemic, the demand for medical professionals had been increasing as more consumers began gravitating to health and wellness treatments, such as medspa and cosmetic services. As a result, we have increased, and may continue to increase, the salaries and bonuses for both potential and existing personnel. Additionally, many of the jurisdictions in which we operate our centers have their own licensing or similar requirements applicable to our personnel, and the onboarding and training process for each of our employees and our independent contractors can take several months. If we cannot identify, hire, develop and retain adequate staff for our centers through our affiliated Professional Associations, we will not be able to open new centers on a timely basis or adequately staff existing centers.
Our personnel or others may engage in misconduct or other improper activities, including noncompliance with our policies and procedures.
We are exposed to the risk of misconduct or other improper activities by our personnel. Misconduct by our personnel could include inadvertent or intentional failures to comply with our policies and procedures (such as our data privacy policies), medical standards or procedures, the laws and regulations to which we are subject and/or ethical, social, product, labor and environmental standards. Our current and former personnel may also become subject to allegations of sexual harassment, racial and gender discrimination or other similar misconduct, which, regardless or the ultimate outcome, may result in adverse publicity that could significantly harm our brand, reputation and operations. Misconduct by our personnel could also involve the improper use of information obtained in the course of the associate’s prior or current employment, which could result in legal or regulatory action and harm to our reputation.
We outsource the manufacturing of key elements of the tools we use for AirSculpt® procedures to a single third-party manufacturer.
Euromi manufactures the handpiece our surgeons use for AirSculpt® procedures. If the operations of Euromi are interrupted or if they are unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to perform procedures for customers which could harm our reputation and results of operations.
The manufacturing operations of Euromi are themselves dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.
The handpieces that our surgeons use for AirSculpt® procedures are currently manufactured by Euromi. We have not qualified alternate suppliers and rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond Euromi’s capabilities could harm our ability to perform AirSculpt® procedures until new sources of supply are identified and qualified. Our reliance on a single supplier of handpieces subjects us to a number of risks that could harm our business, including:
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interruption of supply resulting from modifications to or discontinuation of Euromi’s operations;

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delays in product shipments resulting from uncorrected defects, reliability issues, or Euromi’s variation in a component;

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a lack of long-term supply agreements;

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inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

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difficulty and cost associated with locating and qualifying alternative suppliers for our handpieces in a timely manner;

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production delays related to the evaluation and testing of handpieces from alternative suppliers, and corresponding regulatory qualifications; and

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damage to our brand reputation caused by defective handpieces.

Any interruption in the supply of handpieces, or our inability to obtain substitute handpieces from alternate sources at acceptable prices in a timely manner, could harm our ability to perform AirSculpt® procedures until new sources of supply are identified and qualified.
Some jurisdictions preclude us from entering into non-compete agreements with our surgeons, and other non-compete agreements and restrictive covenants applicable to certain surgeons and other employees may not be enforceable.
We have contracts with surgeons in many states. Some of our services contracts include provisions preventing these surgeons from competing with us. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit us from entering into non-compete agreements with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants against surgeons. Therefore, there can be no assurance that our non-compete agreements related to employed or otherwise contracted surgeons will be enforceable if challenged in certain states. In such event, we would be unable to prevent former employed or otherwise contracted surgeons from competing with us, potentially resulting in the loss of some of our business.
We may become involved in litigation which could negatively impact the value of our business.
From time to time we are involved in lawsuits, claims, audits and investigations, including those arising out of services provided, personal injury claims, professional liability claims, billing and marketing practices, employment disputes and contractual claims. We may become subject to future lawsuits, claims, audits and investigations that could result in substantial costs and divert our attention and resources and adversely affect our business condition. These lawsuits, claims, audits or investigations, regardless of their merit or outcome, may also adversely affect our reputation and ability to expand our business.
Our centers and our affiliated Professional Associations providing professional services at such centers may become subject to medical liability and other legal claims, which could have a material adverse impact on our business.
The nature and use of our services could give rise to liability, including medical liability claims against our Professional Associations and surgeons, if a customer were injured while receiving our procedures or were to suffer adverse reactions following our procedures. Adverse reactions could be caused by various factors beyond our control. If any of these events occurred, we and our affiliated Professional Associations could incur substantial litigation expense and be required to make payments in connection with settlements of claims or as a result of judgments against us, which could result in substantial damage awards that exceed the limits of our respective insurance coverage. Additionally, any claims made against us could divert the attention of our management and our surgeons from our operations, which could have a material adverse effect on our business, financial condition and results of operations.
In recent years, physicians, hospitals and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large monetary claims and significant defense costs. We also owe certain defense and indemnity obligations to our officers and directors.
We, the Professional Associations and their surgeons maintain liability insurance in amounts that we believe are customary for the industry and appropriate in light of the risks attendant to our business. Currently, our affiliated Professional Associations maintain professional and general liability insurance that provides coverage on a claims-made basis of $2.0 million per occurrence with a retention of $25,000 per occurrence and $4.0 million in annual aggregate coverage. We also maintain business interruption insurance and property damage insurance, as well as an additional umbrella insurance policy in the aggregate of $5.0 million. Coverage under certain of these policies is contingent upon the policy being in effect when a claim is made regardless of when the events which caused the claim occurred. In addition, surgeons who provide professional services in our centers are required to maintain separate malpractice coverage with similar minimum coverage limits. We also maintain a directors’ and officers’ insurance policy, which insures our directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.
Our collective insurance coverage may not cover all claims against us. Insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance. If one or more successful claims against us, our affiliated Professional Associations or surgeons were not covered by or exceeded the coverage of our insurance, our financial condition and results of operations could be adversely affected. Our business, profitability and growth prospects could suffer if we face negative publicity or we pay damages or defense costs in connection with a claim that is outside the scope or limits of coverage of any applicable insurance coverage, including claims related to adverse patient events, contractual disputes, professional and general liability, and directors’ and officers’ duties.
In addition, if our costs of insurance and claims increase, then our earnings could decline. Market rates for insurance premiums and deductibles have been steadily increasing. Our earnings and cash flows could be materially and adversely affected by any of the following:
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the collapse or insolvency of our insurance carriers;

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further increases in premiums and deductibles;

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increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; or

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an inability to obtain one or more types of insurance on acceptable terms, if at all.

The health of the economy may affect consumer purchases of discretionary services, such as cosmetic services, which could have a material adverse effect on our business, financial condition and results of operations.
Our results of operations may be materially affected by conditions in the capital and credit markets and the economy generally. We appeal to a wide demographic customer profile for cosmetic services. Uncertainty in the economy could adversely impact customer purchases of discretionary services, including cosmetic services. Factors that could affect customers’ willingness to make such discretionary purchases include general business conditions, levels of employment, interest rates, tax rates, the availability of consumer credit, consumer confidence in future economic conditions and risks, or the public perception of risks, related to epidemics or pandemics, such as the COVID-19 pandemic. In the event of a prolonged economic downturn or acute recession, consumer spending habits could be adversely affected, and we could experience lower than expected net sales.

In addition, a general deterioration in economic conditions could adversely affect our commercial partners including our vendor partners as well as the real estate developers and landlords who we rely on to construct and operate locations in which our centers are located. A bankruptcy or financial failure of a significant vendor or a number of significant real estate developers or landlords could have a material adverse effect on our business, financial condition, profitability, and cash flows.
Our revenue could decline due to changes in credit markets and decisions made by credit providers.
Historically, approximately half of our patients have financed their procedures through third-party credit providers with whom we have existing relationships. If we are unable to maintain our relationships with our financing partners, there is no guarantee that we will be able to find replacement partners who will provide our patients with financing on similar terms, and our revenue may be adversely affected. Further, reductions in consumer lending and the availability of consumer credit could limit the number of patients with the financial means to purchase our products. Higher interest rates could increase our costs or the monthly payments for consumer products financed through other sources of consumer financing. In the future, we cannot be assured that third-party financing providers will continue to provide patients with access to credit or that available credit limits will not be reduced. Such restrictions or reductions in the availability of consumer credit, or the loss of our relationship with our current financing partners, could have an adverse effect on our business, financial conditions, and operating results.
Our centers are sensitive to regulatory, economic and other conditions in the states and jurisdictions where they are located.
Our revenue is particularly sensitive to regulatory, economic and other conditions in the states and jurisdictions in which we have centers. As of the date of this prospectus, we operate through our arrangements with our affiliated Professional Associations sixteen centers in Arizona, California, Colorado, Florida, Georgia, Illinois, Minnesota, New York, North Carolina, Tennessee, Texas, Washington, and Virginia.
In addition, our centers located in California represented 24% of our revenue in 2020 and approximately 24% of our revenue during the six months ended June 30, 2021. If there were an adverse regulatory, economic or other development in any of the states and jurisdictions in which we have a higher concentration of centers there could be unanticipated adverse impacts on our business in those states and jurisdictions, which could have a material adverse effect on our business, prospects, results of operations and financial condition.
We depend on our senior management, and we may be adversely affected if we lose any member of our senior management.
Because our senior management has been key to our growth and success, we are highly dependent on Dr. Aaron Rollins, our founder and Chief Executive Officer. We do not maintain “key man” life insurance policies on any of our officers. Competition for senior management generally, and within the cosmetic surgery and healthcare industry specifically, is intense and we may not be able to recruit and retain the personnel we need if we were to lose an existing member of senior management. Because our senior management has contributed greatly to our growth since inception, the loss of key management personnel, without adequate replacements, or our inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on our financial condition and results of operations.
We rely on Vesey Street Capital Partners, L.L.C., our private equity sponsor (“Sponsor”) and the interests of our Sponsor may conflict with the interests of the Company and its other stockholders.
We have in recent years depended on our relationship with our Sponsor to help guide our business plan. Our Sponsor has significant expertise in financial matters. This expertise has been available to us through the representatives our Sponsor has on our board of directors and as a result of our Management Agreement with an affiliate of our Sponsor. In connection with the completion of this offering, the Management Agreement with an affiliate of our Sponsor will terminate. After the closing of this offering, affiliates of our Sponsor may elect to reduce its ownership in our Company, which could reduce or eliminate the benefits we have historically achieved through our relationship with it.

Additionally, our Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by our Sponsor continue to indirectly own a significant amount of our capital stock, even if such amount is less than a majority of our outstanding common stock on a fully-diluted basis, our Sponsor will continue to be able to strongly influence or effectively control our decisions.
Our leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our outstanding indebtedness.
As of August 31, 2021, total outstanding indebtedness under our senior credit facility was approximately $84.7 million, consisting of $84.7 million in senior secured term loans (the “Term Loan”) and a $5,000,000 revolving credit facility (the “Revolver”), of which approximately $5.0 million was undrawn (the “Term Loan and Revolving Facility”). Our leverage could have important consequences, including:
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making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under such instruments;

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making us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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limiting cash flow available for general corporate purposes, including capital expenditures and opening new centers, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

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limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or opening new centers;

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limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally; and

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exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.
Restrictive covenants in our debt instruments may adversely affect us.
Our Term Loan and Revolving Facility contain various covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:
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incur additional indebtedness;

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make certain distributions, investments and other restricted payments;

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dispose of our assets;

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grant liens on our assets;

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engage in transactions with affiliates;

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make capital expenditures in excess of agreed upon amounts

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merge, consolidate or transfer substantially all of our assets; and

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make payments to us (in the case of our restricted subsidiaries).

In addition, our Term Loan and Revolving Facility contain other and more restrictive covenants, including covenants requiring us to maintain specified financial ratios triggered in certain situations and to satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will continue to meet those tests. A breach of any of these covenants could result in a default under our Term Loan and Revolving Facility. Upon the occurrence of an event of default under our Term Loan and Revolving Facility, the lenders could elect to declare all amounts outstanding under our Term Loan and Revolving Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our non-guarantor subsidiaries, as security under our Term Loan and Revolving Facility. If the lenders under our Term Loan and Revolving Facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Term Loan and Revolving Facility and our other indebtedness.
We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us under our Term Loan and Revolving Facility in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.
Despite our current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. Although the Term Loan and Revolving Facility contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, as of August 31, 2021 we had approximately $5.0 million available for additional borrowings under our Revolver, all of which is permitted to be incurred under the Term Loan and Revolving Facility. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we face would be increased.
To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our ability to pay interest on and principal of our debt obligations principally depends upon our operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.
In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.
If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or capital expenditures or seeking to raise additional capital. Our ability to restructure or refinance our debt, if at all, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, could affect our ability to satisfy our debt obligations and have a material adverse effect on our business, prospects, results of operations and financial condition.
We are a holding company with no operations of our own.
We are a holding company, and our ability to service our debt is dependent upon the earnings from the business conducted by our subsidiaries that operate the centers. The effect of this structure is that we depend on the earnings of our subsidiaries, and the distribution or payment to us of a portion of these earnings to meet our obligations, including those under our Term Loan and Revolving Facility and any of our other debt obligations. The distributions of those earnings or advances or other distributions of funds by these entities to us, all of which are contingent upon our subsidiaries’ earnings, are subject to various business considerations. In addition, distributions by our subsidiaries could be subject to statutory restrictions, including state laws requiring that such subsidiaries be solvent, or contractual restrictions. Some of our subsidiaries may become subject to agreements that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders, partners or members.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.
Borrowings under our Term Loan and Revolving Facility accrue interest at variable rates of interest and expose us to interest rate risk. All outstanding borrowings bear interest based on either a base rate or LIBOR plus an applicable per annum margin of 4.5% (base rate) or 5.5% (LIBOR) if our total leverage ratio is equal to or greater than 2.5x and less than 4.25x. If our total leverage ratio is equal to or greater than 4.25x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 5.0% (base rate) or 6.0% (LIBOR). If our total leverage ratio is below 2.5x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 4.0% (base rate) or 5.0% (LIBOR). At June 30, 2021, the applicable per annum margins under the credit agreement were 4.5% (base rate) and 5.5% (LIBOR). If either the base rate or LIBOR increases, our debt service obligations under the Term Loan and Revolving Facility would increase even though the amount of borrowings remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Accrued interest is payable in arrears on a monthly basis.
Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The Term Loan is a senior secured first lien obligation and is guaranteed on a senior secured first priority basis and secured by substantially all of our assets, including pledges of equity interests, of the Company and the subsidiary guarantors described in the documentation.
Comprehensive tax reform legislation or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”) enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Cuts and Jobs Act may affect us, and certain aspects of the Tax Cuts and Jobs Act could be repealed or modified in future legislation. For example, the Coronavirus Aid, Relief, and Economic Security Act enacted in 2020 (the “CARES Act”) modified certain provisions of the Tax Cuts and Jobs Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act, the CARES Act, or any newly enacted federal tax legislation.
Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Cuts and Jobs Act, the CARES Act or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.
In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, local and foreign authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
If there is a change in accounting standards by the Financial Accounting Standards Board or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenue derived from the Professional Associations.
Our financial statements are consolidated in accordance with applicable accounting standards and include the accounts of our subsidiaries and the Professional Associations, which we manage under the MSAs but are not owned by us. Such consolidation for accounting and/or tax purposes does not, is not intended to, and should not be deemed to, imply or provide us any control over the medical or clinical affairs of our affiliated Professional Associations. In the event a change in accounting standards promulgated by FASB or in interpretation of its standards, or if there is an adverse determination by a regulatory agency or a court, or a change in state or federal law relating to the ability to maintain present agreements or arrangements with our affiliated Professional Associations, we may not be permitted to continue to consolidate the total revenue of such practices.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.
The COVID-19 global pandemic could negatively affect our operations, business and financial condition, and our liquidity could be negatively impacted if the United States economy remains unstable for a significant amount of time.
The COVID-19 crisis is still rapidly evolving and much of its impact remains unknown and difficult to predict. It could potentially negatively impact our financial performance in 2021 and beyond.
We continue to take or support measures to try to slow the spread and minimize the impact of the virus on our business. As a result of local, state and federal guidelines as well as recommendations from major medical societies regarding social distancing and self-quarantines in response to the COVID-19 pandemic, we could potentially cancel or postpone a substantial percentage of the elective procedures scheduled at our centers and reduced operating hours at a significant number of our centers. The impact of the COVID-19 pandemic on our centers could vary based on the market in which the center operates. It is difficult to predict the impact of COVID-19 pandemic on our volume of procedures in the future, and while governmental restrictions are continuing to ease in certain areas of the United States, other areas are experiencing a surge in COVID-19 cases and may impose, re-impose or consider the imposition of additional restrictions in response. We cannot predict the timing of the potential recapture of cancelled or postponed procedures, if any.
We could experience, supply chain disruptions, including shortages and delays, and could experience significant price increases, in equipment and medical supplies, particularly personal protective equipment or PPE. Staffing, equipment, and medical supplies shortages may also impact our ability to serve patients at our centers.
Broad economic factors resulting from the current COVID-19 pandemic, including increasing unemployment rates and reduced consumer spending, could also negatively affect our patient volumes, Business closings and layoffs in the areas in which we operate may adversely affect demand for our services, as well as the ability of patients to pay for services as rendered. If general economic conditions deteriorate or remain uncertain or diminished for an extended period of time, our liquidity and ability to repay our outstanding debt may be harmed.
In addition, our results and financial condition may be adversely affected by future federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the United States’ health care system, which, if adopted, could result in direct or indirect restrictions to our business, financial condition, results of operations and cash flow.
The foregoing potential disruptions to our business as a result of the COVID-19 pandemic (including the potential resurgences of COVID-19 in jurisdictions currently engaged in reopening) may have a material adverse effect on our business and could have a material adverse effect on our results of operations, financial condition, cash flows and our ability to service our indebtedness.
A pandemic, epidemic or outbreak of a contagious disease in the markets in which we operate or that otherwise impacts our centers could adversely impact our business.
If a pandemic, epidemic or outbreak of an infectious disease, including the recent outbreak of respiratory illness caused by a novel coronavirus known as COVID-19, or other public health crisis were to affect the areas in which we operate, our business, including our revenue, profitability and cash flows, could be adversely affected. If any of our centers were involved, or perceived to be involved, in treating patients with a highly contagious disease, or there was an outbreak of a highly contagious disease in areas in which our centers are located, our patients might cancel or defer cosmetic procedures. This could result in reduced patient volumes and operating revenue, potentially over an extended period. Further, a pandemic, epidemic or outbreak of an infectious disease might adversely impact our business by causing temporary shutdowns of our centers or diversion of patients or by causing staffing shortages in our centers. We may be unable to locate replacement supplies, and ongoing delays could require us to reduce procedure volume or cause temporary shutdowns of our centers. Although we have disaster plans in place and operate pursuant to infectious disease protocols, the extent to which COVID-19 or other public health crisis will impact our business is difficult to predict and will depend on many factors beyond our control, including the speed of contagion, the development and implementation of effective preventative measures and possible treatments, the scope of governmental and other restrictions on travel and other activity, and public reactions to these factors.
Our centers may be adversely impacted by weather and other factors beyond our control, and disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.
The financial results of our centers may be negatively impacted by adverse weather conditions, such as tornadoes, earthquakes and hurricanes, or other factors beyond our control, such as wildfires. These weather conditions or other factors could disrupt patient scheduling, displace our patients, employees and surgeon partners and force certain of our centers to close temporarily or for an extended period of time. In certain markets, we have a large concentration of centers that may be simultaneously affected by adverse weather condition or events beyond our control.
While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering or weather related disruptions where our headquarters is located. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.
Use and storage of paper medical records increases risk of loss, destruction and could increase human error with respect to documentation and patient care.
The affiliated Practice Entities continue to rely on the use paper medical records, which are initially stored on-site at our centers. Paper records are more susceptible to human error both in terms of accurately capturing patient information, as well as with respect to misplacing or losing the same. There is no duplicate or backup copy of the paper records and in the event of a flood, fire, theft, or other adverse event, the records, and all patient information, could be lost or destroyed. Paper records do not allow for a number of the benefits of electronic medical records systems, including interoperability with other providers allowing for better coordination of care, and other features designed to improve privacy, security, accuracy and accessibility of patient records. This may create more risk for the Provider Entities, surgeons and our centers to the extent it could lead to clinical issues or breaches of patient privacy.
Our internal computer systems, or those of any of our manufacturers, other contractors, consultants, collaborators, or third party service providers may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data, or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.
We use information technology systems, infrastructure, and data in many aspects of our business operations, and our ability to effectively manage our business depends significantly on the availability, reliability and capacity of these systems. We are critically dependent on the integrity, security and consistent operations of these systems. We also collect, process and store significant sensitive, personally identifiable, and/or confidential information and intellectual property, including patients’ information, private information about employees, and financial and strategic information about us and our business partners. The secure processing, maintenance and transmission of this information is critical to our operations.
Our systems (including those of our contractors, consultants, collaborators, and third-party service providers) may be subject to damage or interruption from cyber-attacks, power outages, telecommunications problems, data corruption, software errors, network failures, acts of war or terrorist attacks, fire, flood, global pandemics and natural disasters; our existing safety systems, data backup, access protection, user management and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages. In addition, we and our contractors, consultants, collaborators, and third-party service providers may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt our business and result in transaction errors, processing inefficiencies and loss of production or sales, causing our business and reputation to suffer. Any material disruption or slowdown of our systems or those of our third-party service providers and business partners, could have a material adverse effect on our business, financial condition, and results of operations.
Further, our systems and facilities, and those of our contractors, consultants, collaborators, and third-party service providers, may be vulnerable to security incidents, including cyber-attacks, ransomware, acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. If unauthorized parties gain access to our facilities, networks, or databases, or those of our third-party vendors or business partners, they may be able to steal, publish, delete, use inappropriately, render unreadable or unusable, or modify our private and sensitive third-party information, including personally identifiable information, credit card information, and other sensitive, confidential, or proprietary information. In addition, employees may intentionally or inadvertently cause security incidents that result in unauthorized release of personally identifiable, sensitive, confidential, or proprietary information. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.
Security incidents compromising the confidentiality, integrity, and availability of this information and our systems and those of our third party vendors and business partners could result from cyber-attacks, computer malware, ransomware, viruses, social engineering (including phishing attacks), supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we rely. We anticipate that these threats will continue to grow in scope and complexity over time and such incidents have occurred in the past, and may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle. As we rely on our contractors, consultants, collaborators and third-party service providers, we are exposed to security risks outside of our direct control, and our ability to monitor these third-party service providers and business partners’ data security is limited. Despite the implementation of security measures, our internal computer systems and those of our current and any other contractors, consultants, collaborators and third-party service providers, such measures may not be effective in every instance.
Cybercrime and hacking techniques are constantly evolving, and we and/or our third-party service providers may be unable to anticipate or avoid attempted or actual security breaches, react in a timely manner, or implement adequate preventative measures, particularly given the increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts. While we have taken measures designed to protect the security of the confidential and personal information under our control, we cannot assure you that any security measures that we or our third-party service providers have implemented will be effective against current or future security threats.
If such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of or access to personally identifiable information or individually identifiable health information (violating certain privacy laws), it could result in a material disruption of our business operations, whether due to a loss of our trade secrets or other similar disruptions.
Laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, media, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Moreover, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover all costs and liabilities related to these incidents. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.
The cost of investigating, mitigating and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant. Security breaches can also give rise to claims, and the risk of such claims is increasing. For example, as discussed below, the CCPA creates a private right of action for certain data breaches. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm our reputation. The successful assertion of one or more large claims against us could adversely affect our reputation, business, financial condition, revenue, results of operations or cash flows.
Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business or our patients, or prevent us from accessing critical information or systems and expose us to liability, and could adversely affect our business and our reputation.
In the ordinary course of our business, we create, receive, maintain, transmit, collect, store, use, disclose, share and process (collectively, “Process”) sensitive data, including individually identifiable health information (“IIHI”) and other types of personal data or personally identifiable information (collectively, “PII” and, together with IIHI, “IIHI/PII”) relating to our employees, patients, and others. We also Process and contract with third-party service providers to Process sensitive information, including IIHI/PII, confidential information, and other proprietary business information.
We are highly dependent on information technology networks and systems, including the internet, to securely Process IIHI/PII and other sensitive data and information. Security breaches of this infrastructure, whether ours or of our third-party service providers, including physical or electronic break-ins, computer viruses, ransomware, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, could create system disruptions, shutdowns or unauthorized access, acquisition, use, disclosure or modifications of such data or information, and could cause IIHI/PII to be accessed, acquired, used, disclosed or modified without authorization, to be made publicly available, or to be further accessed, acquired, used or disclosed.

We use third-party service providers for important aspects of the Processing of employee and patient IIHI/PII and other confidential and sensitive data and information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the IIHI/PII and other sensitive data and information that we and our service providers Process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We have implemented certain administrative, physical and technological safeguards to address these risks; however, such policies and procedures may not adequately address certain legal requirements, certain situations that could lead to increased privacy or security risks, and certain risks related to contractors and other third-party service providers who handle this IIHI/PII and other sensitive data and information for us. The training that we provide to our workforce and measures taken to protect our systems, the systems of our contractors or third-party service providers, or more generally the IIHI/PII or other sensitive data or information that we or our contractors or third-party service providers Process may not adequately protect us from the risks associated with Processing sensitive data and information. We may be required to expend significant capital and other resources to protect against security breaches, to safeguard the privacy, security, and confidentiality of IIHI/PII and other sensitive data and information, to investigate, contain, remediate, and mitigate actual or potential security breaches, and/or to report security breaches to patients, employees, regulators, media, credit bureaus, and other third parties in accordance with applicable law and to offer complimentary credit monitoring, identity theft protection, and similar services to patients and/or employees where required by law or otherwise appropriate. Despite our implementation of security measures, cyber-attacks are becoming more sophisticated, and frequent, and we or our third-party service providers may be unable to anticipate these techniques or to implement adequate protective measures against them or to prevent additional attacks. Our information technology networks and systems used in our business, as well as those of our service providers, may experience an increase in attempted cyber-attacks, seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these attempts could substantially impact our platform, and the privacy, security, or confidentiality of the IIHI/PII and other sensitive data and information contained therein or otherwise Processed in the ordinary course of our business operations, and could ultimately harm our reputation and our business. In addition, any actual or perceived security incident or breach may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities. We exercise limited control over our third-party service providers and, in the case of some third-party service providers, may not have evaluated the adequacy of their security measures, which increases our vulnerability to problems with services they provide.
A security breach, security incident, or privacy violation that leads to unauthorized use, disclosure, access, acquisition, loss or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, patient or employee information, including IIHI/PII that we or our third-party service providers Process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for investigation, containment, remediation, mitigation, fines, penalties, settlements, notification to individuals, regulators, media, credit bureaus, and other third parties, complimentary credit monitoring, identity theft protection, training and similar services to patients and/or employees where required by law or otherwise appropriate, for measures intended to repair or replace systems or technology and to prevent future occurrences. We may also be subject to potential increases in insurance premiums, resulting in increased costs or loss of revenue.
If we or our third-party service providers are unable to prevent or mitigate security breaches, security incidents or privacy violations in the future, or if we or our third-party service providers are unable to implement satisfactory remedial measures with respect to known or future security incidents, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our systems, and we could suffer a loss of patients, loss of reputation, adverse impacts on patient and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and incidents and other compromise or inappropriate access to, or acquisition or processing of, IIHI/PII or other sensitive data or information can be difficult to detect, and any delay in identifying such breaches or incidents or in providing timely notification of such incidents may lead to increased harm and increased penalties.
Any such security breach or incident or interruption of our systems or those of any of our third-party service providers could compromise our networks or data security processes, and IIHI/PII or other sensitive data and information could be made inaccessible or could be compromised, used, accessed, or acquired by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, compromise, use, improper access, acquisition, disclosure or other loss of information could result in legal claims or proceedings and/or liability or penalties under laws and regulations that protect the privacy, confidentiality, or security of IIHI/PII, including, without limitation, the Federal Trade Commission Act (“FTC Act”), the California Consumer Privacy Act (“CCPA”), other state IIHI/PII privacy, security, or consumer protection laws, and state breach notification laws. Unauthorized access, loss or dissemination of IIHI/PII could also disrupt our operations, including our ability to perform our services, access, collect, process, and prepare company financial information, provide information about our current and future services and engage in other patient and clinician education and outreach efforts.
Risks Related to Intellectual Property
If we are unable to obtain and maintain patent protection of sufficient scope or at all or freedom to operate for our AirSculpt procedure or any technology we develop, our ability to successfully commercialize any procedures we may develop may be adversely affected.
We seek to protect our position by filing patent applications in the United States related to our proprietary procedures and any products that we may develop that are important to our business.
The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents or patent applications at a reasonable cost, in a timely manner, in all jurisdictions where protection may be commercially advantageous, or at all. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, contractors, collaborators, vendors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.
Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our patent rights and, more generally, could affect the value of our patents or narrow the scope of our patents. For example, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement and defense of our patents and applications. Furthermore, the U.S. Supreme Court and the U.S. Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted.
We cannot predict whether the patent applications we pursue will issue as patents or whether the claims of any issued patents will provide sufficient protection from competitors. The coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.
Additionally, our competitors or other third parties may be able to circumvent our patents by developing similar or alternative non-infringing technologies, or procedures. Third parties may also have blocking patents that could prevent us from marketing our procedures and practicing our technology. Alternatively, third parties may seek approval to market their own procedures similar to or otherwise competitive with our procedures. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid, unenforceable or not infringed, in which case, our competitors and other third parties may then be able to market procedures that are substantially similar to ours. Even if we have valid and enforceable patents, these patents still may not provide protection against competing procedures or technologies sufficient to achieve our business objectives.
Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose our rights to those challenged patents.
The United States Patent and Trademark Office (USPTO) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on issued patents and patent applications will be due to the USPTO and foreign patent agencies over the lifetime of our patents and applications. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which could have a material adverse effect on our business, financial condition and results of operations.
We may become a party to intellectual property litigation or administrative proceedings or other intellectual property challenges that could be costly and could interfere with our ability to market and perform our services.
The cosmetic treatment procedure industry has been characterized by extensive intellectual property litigation, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that United States and foreign patents and pending patent applications or trademarks of third parties may be alleged to cover our technology or our procedures, or that we may be accused of misappropriating third parties’ trade secrets. Additionally, our equipment includes components that we purchase from vendors, and may include design components that are outside of our direct control. Our competitors, many of which have substantially greater resources and have made substantial investments in patent portfolios, trade secrets, trademarks and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to make, use, sell and/or export our technology and procedures or to use our proprietary names. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there is a risk we may develop one or more procedures or other technologies without knowledge of a pending patent application, which if such patent application issued into a patent would result in our procedures or technologies infringing such patent. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our procedures, technology, brands, proprietary names and marks, and/or business operations infringe or violate the intellectual property rights of others. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. The defense of any of these matters, even claims without merit, can be time consuming, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses, and if we settle any such claims, we may agree to make substantial payments or to redesign or cease making or using our challenged procedures or technology or to cease using our brands or proprietary names and marks. Vendors from whom we purchase hardware or software may not indemnify us in the event that such hardware or software is accused of infringing or misappropriating a third party’s intellectual property rights, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims. Additionally, we may be obligated to indemnify our business partners in connection with intellectual property litigation, which could further exhaust our resources.
Even if we believe third party’s intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses relating to patent claims will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid and enforceable and have been infringed by us, which could materially and adversely affect our ability to commercialize any procedures or technology we may develop and any other procedures or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.
Further, any successful claims of intellectual property infringement or misappropriation against us may harm our business and result in injunctions preventing us from developing, manufacturing, using or selling our technology or procedures, or result in obligations to pay license fees, damages, attorney fees and court costs, which could be significant. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties.
Even if any intellectual property disputes are settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. In addition, if any license we obtain is non-exclusive, we may not be able to prevent our competitors and other third parties from using the intellectual property or technology covered by such license to compete with us. If we do not obtain necessary licenses, we may not be able to alter our procedures or redesign our equipment to avoid infringement. Any of these events could materially and adversely affect our business, financial condition and results of operations.
Similarly, interference or derivation proceedings provoked by third parties or brought by the USPTO may be necessary to determine priority with respect to our patents, patent applications, trademarks or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, derivation, cancellation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from using or selling our procedures or technology or using proprietary names, which would have a significant adverse impact on our business, financial condition and results of operations.
Additionally, we may file lawsuits or initiate other proceedings to protect or enforce our patents, or other intellectual property rights and contractual restrictive covenants with our surgeons not to use the procedure outside of our centers, each of which could be expensive, time consuming and unsuccessful. Competitors may infringe our issued patents or other intellectual property, which we may not always be able to detect. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise challenges to the validity of certain of our patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). In any such lawsuit or other proceedings, a court or other administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.
The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our procedures, equipment, and other technologies (including those then under development). If our patents are found to be valid and infringed by a third party, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. Any of these events could materially and adversely affect our business, financial condition and results of operations.
Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect our other proprietary rights, our business and competitive position may be harmed.
In addition to patent protection, we also rely on other proprietary rights that we seek to protect, including trade secrets, and other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect. To maintain the confidentiality of our trade secrets and proprietary information, we rely heavily on confidentiality provisions that we have in contracts with our employees, consultants, contractors, collaborators and others upon the commencement of their relationship with us. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets, know-how and other proprietary information will not otherwise become known. Despite the protections we do place on our intellectual property or other proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. Enforcing a claim that a party disclosed proprietary information in an unauthorized manner or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable.
In addition, we may in the future also be subject to claims by our former employees, surgeons, consultants or contractors asserting an ownership right in our intellectual property rights as a result of the work they performed on our behalf. Although it is our policy to require all of our employees, consultants, contractors and any other partners or collaborators who may be involved in the conception or development of intellectual property for us to execute agreements assigning such intellectual property to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to the development of our intellectual property, that the assignment of intellectual property rights under our agreements that have been executed with such parties will be self-executing, or that our agreements with such parties will be upheld in the face of a potential challenge. Such agreements could also potentially be breached in a manner for which we may not have an adequate remedy. As a result, we may lose valuable intellectual property rights, such as exclusive ownership of, and/or right to use, intellectual property that is important to our business. Any such events could have a material adverse effect on our business, financial condition and results of operations.
To the extent our intellectual property or other proprietary information protection is inadequate, we are exposed to a greater risk of direct competition. A third party could, without authorization, copy or otherwise obtain and use our procedures, equipment, or technology. Our competitors could attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our intellectual property. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our brand and business. The theft or unauthorized use or publication of our trade secrets and other confidential proprietary information could reduce the differentiation of our procedures and harm our business, the value of our investment in development could be reduced and third parties may make claims against us related to losses of their confidential or proprietary information.
Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions. If we fail to obtain or maintain trade secret protection, or if our competitors rightfully obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.
We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.
We may not be able to protect our intellectual property rights throughout the world to the same extent as in the United States.
While we have applied for patent protection in the United States relating to certain of our procedures, a company may attempt to commercialize competing procedures utilizing our proprietary methods in foreign countries where we do not have any patents or patent applications and where legal recourse may be limited or unavailable. In addition, we currently own registered trademarks and trademark applications relating to our business in the United States and other markets, but other companies may own these marks in other jurisdictions. Any such third party rights may have a significant commercial impact on our ability to expand into foreign markets.
Filing, prosecuting and defending patents or trademarks on our current and future procedures in all countries throughout the world would be prohibitively expensive. In addition, we may not accurately predict all of the jurisdictions where patent or trademark protection will ultimately be desirable. If we fail to timely file a patent or trademark application in some jurisdictions, we may be precluded from doing so at a later date. The requirements for patentability and for obtaining trademark protection may differ in certain countries, particularly developing countries. The laws of some foreign countries do not protect intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from utilizing our inventions, trademarks and other proprietary rights in all countries outside the United States. Competitors may use our technologies or trademarks in jurisdictions where we have not obtained patent or trademark protection to develop or market their own procedures. Our patents, trademarks or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor, or may not be sufficiently robust for, the meaningful enforcement of patents, trademarks and other intellectual property rights, which could make it difficult for us to stop the infringement or other violation of our patents, trademarks and other intellectual property rights. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents and trademarks at risk of being invalidated or interpreted narrowly and/or result in the unsuccessful prosecution of our patent or trademark applications, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, many countries, including India, China and certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to our patents to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from our intellectual property. Finally, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.
If our trademarks and trade names are not adequately protected, that could adversely impact our ability to build name recognition in certain markets.
We rely on trademarks, service marks, trade names and brand names to distinguish our procedures and services from those of our competitors and have registered or applied to register these trademarks. Our registered or unregistered trademarks, service marks, trade names and brand names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. Additionally, we cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our procedures or services, which could result in loss of brand recognition and could require us to devote resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, which could harm our brand identity and lead to market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition through our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.
Risks Related to Government Regulations
If we fail to comply with or otherwise incur liabilities under the numerous federal and state laws and regulations relating to the operation of our centers, we could incur significant penalties or other costs or be required to make significant changes to our operations.
The cosmetic treatment industry is heavily regulated and we are subject to many laws and regulations at the federal, state and local government levels in the markets in which we operate. These laws and regulations require that our centers meet various licensing, accreditation, certification and other requirements, including, but not limited to, those relating to:
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ownership and control of our centers and our arrangements with our affiliated Professional Associations;

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operating policies and procedures

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qualification, training and supervision of medical and support persons;

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the appropriateness and adequacy of medical care, equipment, personnel, operating policies and procedures; maintenance and preservation of medical records;

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the protection and privacy of patient and other sensitive information of privacy, including, but not limited to, patient health information and credit card information;

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screening, stabilization and transfer of individuals who have emergency medical conditions and provision of emergency services;

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antitrust;

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building codes;

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workplace health and safety;

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licensure, certification and accreditation;

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fee-splitting and the corporate practice of medicine;

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handling of medication;

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confidentiality, data breach, identity theft and maintenance and protection of health-related and other personal information and medical records; and

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fat removal; and

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environmental protection, health and safety.

If we fail or have failed to comply with applicable laws and regulations, we could subject ourselves to administrative, civil or criminal penalties, cease and desist orders, and loss of licenses necessary to operate.
Many of these laws and regulations have not been fully interpreted by regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or require us to make changes in our operations, arrangements with surgeons and licensed professionals, centers, equipment, personnel, services, capital expenditure programs or operating expenses to comply with the evolving rules. Any enforcement action against us, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.
In pursuing our growth strategy, we may seek to expand our presence into states in which we do not currently operate. In new geographic areas, we may encounter laws and regulations that differ from those applicable to our current operations. If we are unwilling or unable to comply with these legal requirements in a cost-effective manner, we may be unable to expand into new geographic markets or such expansion may be materially limited, which, in either case, could materially and adversely affect our ability to expand and grow the business.
A number of initiatives have been proposed during the past several years to reform various aspects of the healthcare system in the United States. In the future, different interpretations or enforcement of existing or new laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make changes in our centers, equipment, personnel, services, capital expenditure programs and operating expenses. In addition, some of the governmental and regulatory bodies that regulate us are considering or may in the future consider enhanced or new regulatory requirements. These authorities may also seek to exercise their supervisory or enforcement authority in new or more robust ways.
There are laws that limit the amount of fat that may be removed during the procedures we perform, and such restrictions vary depending on where the procedure is performed. If the laws were to change to materially restrict the amount of fat that may be removed during our procedures, this may limit demand for our services or the ability to continue to charge as much for the same procedures or to perform the procedures at all.
All of these possibilities, if they occurred, could detrimentally affect the way we conduct our business and manage our capital, either of which, in turn, could have a material adverse effect on our business, prospects, results of operations and financial condition.
AirSculpt® procedures may cause or contribute to adverse medical events that we are required to report to the FDA and if we fail to do so, we could be subject to sanctions that would materially harm our business.
In connection with the AirSculpt® method, we currently use an FDA-approved handpiece manufactured by Euromi S.A., a Belgian company that specializes in the manufacturing and distribution of medical, dermatological and plastic surgery products, and other FDA-approved parts, such as the cannula and vacuum pump, from other manufacturers. Using FDA-approved equipment in medical procedures is the practice of medicine and does not itself require further FDA review or approval. However, FDA regulations require that we report certain information about adverse medical events if our AirSculpt® procedures have caused or contributed to those adverse events. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA could take action including criminal prosecution, the imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products, or delay in approval or clearance of future products.
If laws governing the corporate practice of medicine or fee-splitting change, we may be required to restructure some of our relationships, which may result in a significant loss of revenue and divert other resources.
Our contractual relationships with our affiliated Professional Associations and surgeons may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services and exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine,” or CPOM) or engaging in certain practices such as fee-splitting with such licensed professionals (i.e., sharing in a percentage of professional fees). The specific requirements, interpretation and enforcement of these laws vary significantly from state to state, and is subject to change and to evolving interpretations. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. We provide comprehensive, administrative and non-clinical Management Services to our affiliated Professional Associations in exchange for a management fee. Regulatory authorities, state boards of medicine, state attorneys general and other parties may asset or determine that our relationships with our affiliated Professional Associations and surgeons violate state CPOM and/or fee-splitting prohibitions. If any of these events occur, we could be subject to significant fines and penalties, certain relationships with our affiliated Professional Associations and surgeons could be voided and declared unenforceable and/or we could be required to materially change the way we do business, which, could adversely affect our business, financial condition and results of operations. State CPOM and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage surgeons and other healthcare professionals from providing clinical services at our centers.
We may be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.
Although none of our services are currently covered by any state or federal government healthcare program or other third-party payor, applicable agencies and regulators may interpret that we are nonetheless subject to various federal and state laws intended to prevent healthcare fraud and abuse, including, but not limited, to the following:
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the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts and free or reduced price items and services;

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the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers. The federal False Claims Act has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed or for services that are not medically necessary. The federal False Claims Act includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims;

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HIPAA, as amended, also created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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similar state anti-kickback and false claims laws, some of which apply to items or services reimbursed by any third party payor, including commercial insurers or services paid out-of-pocket by consumers; and

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the Federal Trade Commission Act and federal and state consumer protection, advertisement and unfair competition laws, which broadly regulate marketplace activities and activities that could potentially harm consumers.

Because of the breadth of these laws and the need to fit certain activities within one of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.
We are subject to numerous environmental, health and safety laws and regulations, and must maintain licenses or permits, and non-compliance with these laws, regulations, licenses, or permits may expose us to significant costs or liabilities.
We are subject to numerous foreign, federal, state, and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions and environmental protection, including those governing the generation, storage, handling, use, transportation, and disposal of hazardous or potentially hazardous materials, including medical waste and other highly regulated substances. Some of these laws and regulations require us to obtain licenses or permits to conduct our operations. Environmental, health and safety laws and regulations are complex, occasionally change and have tended to become more stringent over time. If we violate or fail to comply with these laws, regulations, licenses, or permits, we could be fined or otherwise sanctioned by regulators. We cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.
Certain risks are inherent in providing prescription and over the counter (“OTC”) treatments, and our insurance may not be adequate to cover any claims against us.
Sellers of prescriptions and OTC treatments are exposed to risks inherent in the packaging and distribution of prescriptions and OTC treatments and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. Our medical professionals may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims may result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance policies will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our business, financial condition and results of operations may be adversely affected if our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission in the process of prescribing, dispensing and administering prescription and OTC treatments.
If antitrust enforcement authorities conclude that our market share in any particular market is too concentrated or that we violate antitrust laws, we could be subject to enforcement actions that could have a material adverse effect on our business, prospects, results of operations and financial condition.
The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission (the “FTC”). We believe we are in compliance with federal and state antitrust laws, but courts or regulatory authorities may reach a determination in the future that could have a material adverse effect on our business, prospects, results of operations and financial condition.
The healthcare laws and regulation to which we are subject is constantly evolving and may change significantly in the future.
The regulation applicable to our business and to the healthcare industry generally to which we are subject is constantly in a state of flux. While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment or changes in interpretation of existing laws and regulations. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
We are subject to rapidly changing and increasingly stringent laws, regulations, industry standards, and other obligations relating to privacy, data protection, and data security. The restrictions and costs imposed by these requirements, or our actual or perceived failure to comply with them, could materially harm our business.
We collect, use, and disclose IIHI/PII of patients, personnel, business contacts, and others in the course of operating our business. These activities are or may become regulated by a variety of domestic and foreign laws and regulations relating to privacy, data protection, and data security, which are complex, and increasingly stringent, and the scope of which is constantly changing, and in some cases, inconsistent and conflicting and subject to differing interpretations, as new laws of this nature are proposed and adopted, and we currently, and from time to time, may not be in technical compliance with all such laws.
The Federal Trade Commission (“FTC”) has brought legal actions against organizations that have violated consumers’ privacy rights, or misled them by failing to maintain security for sensitive consumer information, or caused substantial consumer injury. In many of these cases, the FTC has charged the defendants with violating Section 5 of the FTC Act, which bars unfair and deceptive acts and practices in or affecting commerce.
State statutes and regulations also protect the confidentiality, privacy, availability, integrity, security, and other Processing of IIHI/PII and vary from state to state. These laws and regulations are often ambiguous, contradictory, and subject to changing or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. For example, the California Confidentiality of Medical Information Act (CMIA) regulates the disclosure of medical information, and applies to the IIHI we Process in the ordinary course of our Business. Violations of the CMIA can result in personal liability to the patient, the imposition of administrative fines and civil penalties, and even criminal liability. Additionally, the CCPA provides certain exceptions for some IIHI, but is still applicable to certain PII we Process in the ordinary course of our business. The effects of the CCPA are wide-ranging and afford consumers certain rights with respect to PII, including a private right of action for data breaches involving certain personal information of California residents. The California voters also passed, on November 3, 2020, the California Privacy Rights Act, or CPRA, which will come into effect on January 1, 2023, and will expand the rights of consumers under the CCPA and create a new enforcement agency. As new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to implement required changes in a timely manner could subject us to liability for non-compliance. Consumers may also be afforded a private right of action for certain violations of privacy laws. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to Process data and may expose us to additional expense, adverse publicity and liability. While we believe we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations, and we have implemented measures to require our third-party service providers to maintain reasonable data privacy and security measures, we cannot guarantee that these efforts will be adequate, and we may be subject to cybersecurity, ransomware or other security incidents. Further, it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of our third-party service providers.
If we or these third parties are found to have violated such laws, rules or regulations, it could result in regulatory investigations, litigation awards or settlements, government imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We also publish statements to our patients and consumers that describe how we handle and protect IIHI/PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results.
Further, we are subject to the Payment Card Industry Data Security Standard (“PCI DSS”), a security standard applicable to companies that collect, store or transmit certain data regarding credit and debit cards, holders and transactions. We rely on vendors to handle PCI DSS matters and to ensure PCI DSS compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI DSS based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI DSS can subject us to fines, termination of banking relationships, and increased transaction fees. In addition, there is no guarantee that the PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of payment card data or transaction information.
Despite our efforts, we may not be successful in complying with the rapidly evolving privacy, data protection, and data security requirements discussed above. Any actual or perceived non-compliance with such requirements could result in litigation and proceedings against us by governmental entities, customers, or others, fines, civil or criminal penalties, limited ability or inability to operate our business, offer services, or market our platform in certain jurisdictions, negative publicity and harm to our brand and reputation, changes to our business practices, and reduced overall demand for our platform. Such occurrences could have an adverse effect on our business, financial condition or results of operations.
Risks Related to Ownership of Our Common Stock and This Offering
We are an “emerging growth company,” as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue are $1.07 billion or more, if we issue more than $1 billion in non-convertible debt during the previous three-year period, or if the Company qualifies as a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.
The stock market in general has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:
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variations in our operating performance and the performance of our competitors;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

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our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

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additions and departures of key personnel;

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strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

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the passage of legislation or other regulatory developments affecting us or our industry;

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speculation in the press or investment community;

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changes in accounting principles;

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terrorist acts, acts of war or periods of widespread civil unrest;

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natural disasters and other calamities; and

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changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
There has been no prior public market for our common stock and an active, liquid trading market for our common stock may not develop.
Prior to this offering, there has not been a public market for our common stock. We cannot assure you that an active trading market will develop after this offering or how active and liquid that market may become. Although we have applied to have our common stock approved for listing on NASDAQ, we do not know whether third parties will find our common stock to be attractive or whether firms will be interested in making a market in our common stock. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us, the selling stockholders, and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all, and may suffer a loss on your investment.
Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.
Following the closing of this offering, our board of directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock.
There may be sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.
After this offering, there will be 55,359,177 shares of common stock outstanding. Of our issued and outstanding shares, all the common stock sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Following completion of this offering, approximately 47.1% of our outstanding common stock will be held by investment funds affiliated with our Sponsor and members of our management and employees.
Each of our directors and executive officers and substantially all of our equity holders (including affiliates of our Sponsor) have entered into a lock-up agreement with Morgan Stanley & Co. LLC, Piper Sandler & Co., and SVB Leerink LLC, as representatives on behalf of the underwriters, which regulates their sales of our common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions and automatic extensions in certain circumstances. See the section entitled “Shares Eligible for Future Sale—Lock-Up Agreements” in this prospectus.
Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after the closing of this offering, the shares offered by this prospectus will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.
Subject to the restrictions in the lock-up agreements entered into in connection with this offering, and subject to certain exceptions, holders of shares of our common stock may require us to register their shares for resale under the federal securities laws, and holders of additional shares of our common stock would be entitled to have their shares included in any such registration statement, all subject to reduction upon the request of the underwriter of the closing of this offering, if any. See the section entitled “Related Party Transactions—Registration Rights Agreement” in this prospectus. Registration of those shares would allow the holders to immediately resell their shares in the public market. Any such sales or anticipation thereof could cause the market price of our common stock to decline.
Provisions in our charter documents and Delaware law may deter takeover efforts that could be beneficial to stockholder value.
Our amended and restated certificate of incorporation and amended and restated by-laws that will be in effect immediately prior to the closing of this offering will contain, and Delaware law contains, provisions that could make it harder for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions in our charter documents will include the following:
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a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors, unless the board of directors grants such right to the stockholders, to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the required approval of at least 66 2∕3% of the shares entitled to vote to remove a director for cause, and the prohibition on removal of directors without cause;

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the ability of our board of directors to alter our amended and restated bylaws without obtaining stockholder approval;

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the required approval of at least 66 2∕3% of the shares entitled to vote to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;

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the requirement that a special meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us; and

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certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock other than affiliates of our Sponsor.

In addition, our board of directors has the right to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval that could be used to dilute the ownership of a potential hostile acquiror.
Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders and that the federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees or the underwriters of any offering giving rise to such claim.
Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of actions, suits or proceedings (“Proceedings”):
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any derivative Proceeding brought on our behalf;

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any Proceeding asserting a claim of a breach of fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders;

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any Proceeding arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (in each case, as may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware;

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any Proceeding seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and

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any Proceeding asserting a claim against us or any of our current or former directors, officers, other employees or stockholders governed by the internal-affairs doctrine.

In addition, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the

Securities Act, including all causes of action asserted against any defendant to such complaint. Additionally, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that any person or entity holding, owning, purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, these choice of forum provisions may limit a stockholder’s ability to bring a Proceeding in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders. Further, these choice of forum provisions may increase the costs for a stockholder to bring such a Proceeding and may discourage them from doing so.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a Proceeding in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find either choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such Proceeding in other jurisdictions. For example, the Court of Chancery of the State of Delaware recently determined that the exclusive forum provisions of federal district courts of the United States of America for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
If you purchase shares in this offering, you will suffer immediate and substantial dilution.
If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma book value deficiency of your stock, which would have been $(0.95) per share as of June 30, 2021 based on an assumed initial public offering price of $16.00 per share (the mid-point of the offering range shown on the cover of this prospectus), because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. You will experience additional dilution upon the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution. See the section entitled “Dilution” in this prospectus.
Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our senior credit facility. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.
As a result of becoming a public company, we will be obligated to report on the effectiveness of our internal controls over financial reporting. These internal controls may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
We are not currently required to comply with SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, at such time as Section 302 of the Sarbanes-Oxley Act is applicable to us, which we expect to occur immediately following effectiveness of this registration statement, we will be required to evaluate our internal controls over financial reporting. Furthermore, at such time as we cease to be an “emerging growth company,” as more fully described in “—We are an “emerging growth company,” as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors,” we will also be required to comply with Section 404 of the Sarbanes-Oxley Act. At such time, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company” under the JOBS Act.
Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a material adverse effect on our business, results of operations and financial condition.
As a public company, we will be subject to the reporting requirements of the Exchange Act, and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees, or as executive officers.
Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation, which could have a material adverse effect on our financial condition and results of operations.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We will remain an “emerging growth company” for up to five years, although we may cease to be an emerging growth company earlier under certain circumstances. See “—We are an “emerging growth company,” as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors” for additional information on when we may cease to be an emerging growth company. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.
Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. Additionally, our limited operating history makes it difficult to forecast our future results. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:
•
the continued market acceptance of, and the growth of the body contouring market;

•
our ability to maintain and attract new customers;

•
our development and improvement of the quality of the AirSculpt experience, including, improving our proprietary AirSculpt technology and innovating new procedures;

•
any change in the competitive landscape of our market;

•
pricing pressure as a result of competition or otherwise;

•
delays or disruptions in our supply of handpieces;

•
errors in our forecasting of the demand for our services, which could lead to lower revenue or increased costs, or both;

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increases in marketing, sales, and other operating expenses that we may incur to grow and expand our footprint and to remain competitive;

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the ability to maintain and open new centers;

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successful expansion into international markets;

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constraints on the availability of consumer financing or increased down payment requirements to finance our procedures;

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system failures or breaches of security or privacy;

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adverse litigation judgments, settlements, or other litigation-related costs;

•
changes in the legislative or regulatory environment, including with respect to healthcare regulation, privacy, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees;

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fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•
changes in our effective tax rate;

•
changes in accounting standards, policies, guidance, interpretations, or principles; and

•
changes in business or macroeconomic conditions, including lower consumer confidence, recessionary conditions, increased unemployment rates, or stagnant or declining wages.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.
The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “potentially,” “can,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we and our partners operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We believe that these risks and uncertainties include, but are not limited to, those described in the section entitled “Risk Factors,” which include but are not limited to the following:
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failure to open and operate new centers in a timely and cost-effective manner;

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shortages or quality control issues with third-party manufacturers or suppliers;

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competition for surgeons;

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litigation or medical malpractice claims;

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inability to protect the confidentiality of our proprietary information;

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changes in the laws governing the corporate practice of medicine or fee-splitting;

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changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and

•
the increased costs we will face as a result of being a public company.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.
Although we base the forward-looking statements contained in this prospectus on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
You are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus as predictions of future events, and we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements contained in this prospectus will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.
Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.
You should read this prospectus and the documents that we have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $10.7 million, based upon an assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock is exercised in full, we estimate that the net proceeds from the offering will be approximately $9.0 million.
We intend to use approximately $6.0 million of the net proceeds from this offering to fund our growth strategy, of which we plan to use approximately $2.0 million for adding procedure rooms to existing locations and approximately $4.0 million for costs associated with opening de novo centers. We intend to use the balance of the net proceeds for general corporate purposes and working capital.
We will have broad discretion over how to use the net proceeds we receive from this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.
A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $0.9 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.
We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will, however, bear the costs associated with the sale of shares of common stock by the selling stockholders, including the underwriting discounts and commissions. For more information, see “Principal and Selling Stockholders” and “Underwriting.”

DIVIDEND POLICY
We do not currently intend to pay any dividends on our common stock. Any determination to pay dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in the agreements governing any indebtedness we may enter into and other factors that our board of directors deems relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2021 on an actual basis and on an as adjusted basis, giving effect to the Reorganization, our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the proceeds as described under the section entitled “Use of Proceeds”.
This table should be read in conjunction with the other information contained in this prospectus, including “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.
	As of June 30, 2021
($ in thousands)	Historical	Adjusted
Cash and cash equivalents	$16,848	$27,498
Debt:
Term loan	$82,973	$82,973
Member’s equity	76,718	—
Preferred stock, par value $0.001 per share: no shares authorized, issued and outstanding, actual; and 50,000,000 shares authorized and no shares issued and outstanding, as adjusted	—	—
Common Stock, par value $0.001 per share: no shares authorized, issued and outstanding, actual; and 450,000,000 shares authorized and 53,796,677 shares issued and outstanding, as adjusted	—	54
Retained earnings	—	6,267
Additional paid-in capital	—	81,047
Total capitalization	$159,691	$170,341
A $1.00 increase or decrease in the assumed initial public offering price of $16.00, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, cash and cash equivalents, total assets and total equity by $0.9 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting assumed underwriting discounts and commissions and estimated offering expenses.
The above table assumes the underwriters’ option to purchase additional shares will not be exercised and excludes:
•
4,567,132 shares of common stock issuable under equity awards that we intend to grant under our 2021 Equity Incentive Plan immediately following the effectiveness of this offering; and

•
968,786 additional shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan that we intend to adopt at the time of this offering.

DILUTION
Dilution represents the difference between the amount per share paid by investors in this offering and the pro forma and as-adjusted net tangible book value per share of our common stock immediately after this offering. The data in this section is derived from our balance sheet as of June 30, 2021 and is presented on a pro forma basis after giving effect to the Reorganization. The pro forma net tangible book value per share is equal to our total tangible assets less the amount of our total liabilities, divided by the sum of the number of our shares of common stock that will be outstanding immediately prior to the closing of this offering after giving effect to the Reorganization. Our pro forma net tangible book value deficiency as of June 30, 2021 was $(63.2) million, or $(1.18) per share.
After giving effect to the receipt of the estimated net proceeds from our sale of common stock in this offering, assuming an initial public offering price of $16.00 per share (the mid-point of the offering range shown on the cover of this prospectus), after deducting the underwriting discount and other estimated offering expenses payable by us and the application of the estimated net proceeds therefrom as described under the section entitled “Use of Proceeds,” our pro forma and as-adjusted net tangible book value as of June 30, 2021 would have been approximately $(52.6) million, or $(0.95) per share. This represents an immediate dilution to new investors in this offering of $(16.95) per share. The following table illustrates this dilution per share.
Assumed initial public offering price per share		$16.00
Pro forma net tangible book value per share as of June 30, 2021	$(1.18)
Increase in net tangible book value per share attributable to new investors in this offering	0.23
Pro forma and as-adjusted net tangible book value per share after this offering		(0.95)
Dilution per share to new investors		$(16.95)
The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share of our common stock, the midpoint of the price range set forth on the cover page of this prospectus, would decrease (increase) our pro forma and as-adjusted net tangible book value deficiency after giving effect to the offering by $0.9 million, assuming no change to the number of shares of our common stock offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.
If the underwriters fully exercise their option to purchase additional shares, pro forma and as-adjusted net tangible book value deficiency after this offering would increase by approximately $0.20 per share, and there would be an immediate dilution of approximately $(16.98) per share to new investors.
The following table sets forth, as of June 30, 2021, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Owners	45,359,177	81.9%	151,000,000	48.6%	$3.33
New investors	10,000,000	18.1%	160,000,000	51.4%	$16.00
Total	55,359,177	100.0%	311,000,000	100.0%
We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to holders of our common stock.
To the extent that any equity awards are issued under our incentive plan, investors participating in this offering will experience further dilution.

SELECTED FINANCIAL DATA
The following tables summarize our selected financial data for the periods and as of the dates indicated. We have derived our selected statements of operations data for the years ended December 31, 2020 and 2019 and the selected balance sheet data as of December 31, 2020 and 2019 from our audited financial statements and related notes included elsewhere in this prospectus. We have derived our selected statements of operations data for the six months ended June 30, 2021 and 2020 and the selected balance sheet data as of June 30, 2021 from our unaudited financial statements and related notes included elsewhere in this prospectus. Our historical results include below and elsewhere in this prospectus are not necessarily indicative of the results that may be expected in the future. You should read the selected financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The selected financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this prospectus.
	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Consolidated Statements of Operations Data: ($ in thousands)
Revenue	$61,108	$22,086	$62,766	$41,236
Operating expenses:
Cost of service	20,008	8,983	23,471	15,488
Selling, general and administrative	18,990	10,031	23,621	20,125
Loss on debt modification	682	—	—	—
Depreciation and amortization	3,023	2,733	5,641	4,960
Total operating expenses	42,703	21,747	52,733	40,573
Income from operations	18,405	339	10,033	663
Interest expense, net	1,757	1,247	2,456	2,875
Net income (loss)	16,648	(908)	7,577	(2,212)
Pro forma income tax expense (unaudited)	3,975	—	1,827	—
Pro forma net income (loss) (unaudited)	$12,673	$(908)	$5,750	$(2,212)
Consolidated Statements of Cash Flow Data:
Net cash provided by operating activities	$23,814	$1,683	$13,957	$4,938
Net cash used in investing activities	(3,149)	(1,720)	(3,689)	(4,439)
Net cash used in financing activities	(14,196)	(2,034)	(5,017)	(783)
Net income (loss) per unit data (unaudited):
Net income (loss) per unit
Basic and diluted	166	(9)	76	(22)
Pro forma net income (loss) per unit
Basic and diluted	127	(9)	58	(22)
Weighted average units outstanding
Basic and diluted	100	100	100	100
	June 30,	December 31,
	2021	2020	2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16,848	$10,379	$5,128
Total current assets	17,546	11,563	6,587
Total assets	$185,300	$179,610	$171,502
Current portion of long-term debt	$850	$400	$400
Long-term debt, net	82,123	32,119	32,308
Total liabilities	108,582	55,934	51,111
Total member’s equity	$76,718	$123,676	$120,391

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
AirSculpt Technologies, Inc. is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement. The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.
Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Elite Body Sculpture,” “we,” “us” and “our” refer to, (i) EBS Intermediate Parent LLC and its consolidated subsidiaries and the Professional Associations immediately prior to the Reorganization and the consummation of this offering and (ii) AirSculpt Technologies, Inc. and its consolidated subsidiaries, including EBS Intermediate Parent LLC, and the Professional Associations immediately following the Reorganization and the consummation of this offering. Further, references in this prospectus to "our board of directors" refer to, (i) the Board of Managers of EBS Parent LLC immediately prior to the Reorganization and the consummation of this offering and (ii) the Board of Directors of AirSculpt Technologies, Inc. immediately following the Reorganization and the consummation of this offering.
Overview
Elite Body Sculpture is an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience. We provide custom body contouring using our proprietary AirSculpt® procedure that removes unwanted fat in a minimally invasive procedure, producing dramatic results.
We believe our treatment results and elite patient experience have positioned Elite Body Sculpture as a preferred body contouring brand. We performed over 5,800 body contouring procedures in 2020. We deliver our AirSculpt® procedures through a growing nationwide footprint of 16 centers across 13 states as of October 5, 2021. The value proposition provided by our services results in exceptional unit-level economics, which in turn helps to support predictable and recurring revenue and attractive cash flow. We require 100% private pay upfront and face no reimbursement risk.
Under the stewardship of our founder and CEO, Dr. Aaron Rollins, who started Elite Body Sculpture in 2012, we have prioritized building a results-driven culture. In addition, after funds managed by our Sponsor acquired a controlling interest in the Company in October 2018, the Company has also benefited from the extensive management experience of our non-executive chairman, Adam Feinstein, who founded our Sponsor and, over the past 25 years, has worked with many of the leading healthcare services companies, including serving on the boards of public and private healthcare companies.
For the year ended December 31, 2020, we generated approximately $63 million of revenue compared to $41 million for the year ended December 31, 2019, which represents approximately 52% growth. We have continued to accelerate our growth through 2021. Our business generated approximately $61 million of revenue for the six months ended June 30, 2021. We have invested in our social media and marketing capabilities to drive our brand awareness and increase consumer acceptance for our procedures. We believe we have significant opportunity to grow our brand awareness, open new centers in the United States and internationally and drive sales in our existing centers.
Corporate Structure and the Reorganization
Corporate Structure Prior to the Reorganization
Our business is currently conducted through EBS Intermediate Parent LLC, a Delaware limited liability company, and its subsidiaries and the Professional Associations owned by the surgeons that operate the centers. EBS Intermediate Parent LLC was formed on September 6, 2018 pursuant to an agreement effective October 2,

2018 (the “Purchase Agreement”) to facilitate the acquisition of EBS Enterprises, LLC f/k/a Rollins Enterprises, LLC (“EBS Enterprises”). EBS Parent LLC (“Parent”) is the sole owner of the equity interests of EBS Intermediate Parent LLC and has no other material assets. We refer to the existing equity owners of Parent, which includes Dr. Rollins and an affiliate of Vesey Street Capital Partners, L.L.C., as the “Existing Owners.”
Pursuant to the terms of the Purchase Agreement, the Company, which was formed and capitalized by an affiliate of Vesey Street Capital Partners, L.L.C., acquired 100% of the equity of EBS Enterprises from Dr. Rollins for a combination of cash and equity in Parent. The transactions contemplated by the Purchase Agreement resulted in Dr. Rollins owning just over 28% of Parent, on a fully diluted basis, with an affiliate of Vesey Street Capital Partners, L.L.C. owning just under 68% of Parent. Additionally, in connection with the Purchase Agreement, the Professional Associations in existence at that time were restructured consistent with corporate practice of medicine requirements, resulting in, among other changes, an affiliate of the Company entering into long-term management agreements with each of the applicable Professional Associations.
Reorganization and Corporate Structure After Reorganization and Offering
Immediately prior to the consummation of this offering, AirSculpt Technologies, Inc., a Delaware corporation, will become the direct parent and sole member of EBS Intermediate Parent LLC. We refer to this capital structure modification, as further described below, as the “Reorganization.”
In the Reorganization, all of the equity interests of EBS Intermediate Parent LLC held by Parent will be contributed to AirSculpt Technologies, Inc. in exchange for a certain number of shares of common stock of AirSculpt Technologies, Inc. As a result, all of the equity interests of EBS Intermediate Parent, LLC will be held by AirSculpt Technologies, Inc. Parent will distribute the common stock of AirSculpt Technologies, Inc. to the Existing Owners.
Immediately following the consummation of this offering, after giving effect to the Reorganization, AirSculpt Technologies, Inc. will be a holding company, and its sole material asset will be an equity interest in EBS Intermediate Parent LLC. As the sole managing member of EBS Intermediate Parent LLC, AirSculpt Technologies, Inc. will operate and control all of the business and affairs of EBS Intermediate Parent LLC and, through EBS Intermediate Parent LLC and its subsidiaries, conduct our business.
Giving effect to the Reorganization and this offering, the diagram below reflects our corporate structure.

Market Outlook
We operate within the large and growing market for body fat reduction procedures. The global market for body fat reduction procedures was estimated to be $9.8 billion in 2020 by Global Market Insights. The North American market for body fat reduction procedures was estimated to be $2.6 billion in 2020, growing at approximately 5% compound annual growth rate (“CAGR”) since 2015 and expected to grow at a 9.8% CAGR through 2026, according to Global Market Insights. This growth is driven by increased consumer awareness and focus on beauty consciousness, social acceptance of cosmetic treatments, advances in technology that have improved safety and recovery time, a rise in disposable income and an increase in the levels of obesity in the overall population.
Our Growth Strategy
We intend to capitalize on our market opportunity by:
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Brand Awareness. We will continue to grow our brand awareness through social, digital and traditional marketing, as well as through AirSculpt® TV.

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Expansion. We will expand our footprint by opening new centers in the United States and internationally.

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Same-Center Sales Growth. We will drive sales growth in our existing centers by adding procedure rooms, accelerating our patient onboarding process and continuing to develop new and innovative procedures.

Brand Awareness
We drive awareness of our brand using a four-part strategy:
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Digital Content and AirSculpt® TV. We develop digital content through our photo gallery of over 200,000 “before and after” photos that showcase our treatment outcomes. Our AirSculpt® TV program, featured on our Elite Body Sculpture Instagram page and website, provides a never-before seen transparency in our space, encouraging further growth.

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Social, digital and traditional marketing: Our in-house marketing team generates continuous media coverage of our offering across social, digital and traditional media channels, such as magazines and TV.

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Celebrity endorsements: We collaborate with celebrity influencers and TV personalities such as Yris Palmer, Chris Sapphire, Kira Girard, Chloe Trautman, and Jonathan Bennett to drive continuous media coverage that raises brand awareness and social acceptance of our procedures.

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Patient testimonials: Our patients are some of the best advocates for our brand, with many recommending our procedures to family and friends. All of our “before and after” photos are collected with the consent of our patients and we encourage our patients to share their “before and after” photos on social media.

Expansion
Within the United States
We believe our track record of successfully opening new Elite Body Sculpture centers across the United States and consistently generating superior unit-level economics validates our strategy to domestically expand our footprint. During the twelve months ended December 31, 2020, we opened four new centers. We opened our center in Denver, Colorado during January, our center in Scottsdale, Arizona during August, our center in Minneapolis, Minnesota during September, and our center in San Diego, California in December. Our centers are highly replicable models, require modest costs to open and operate on minimal maintenance capital expenditures. A new center is generally profitable within the first few months of opening, supported by our 100% upfront pay policy. We have strong conviction in our ability to continuously improve our unit economics as we open additional centers in the United States. We believe there is a significant domestic growth opportunity and will continue to opportunistically evaluate new center openings and target opening three to four centers each year.
Internationally
Our brand has global appeal. We draw clients from international markets that travel to our existing centers for body contouring procedures. In addition to expansion within the United States, we believe there is significant opportunity to open new centers in densely populated, affluent international metropolitan regions.
Same-Center Sales Growth
We intend to focus on driving growth within our existing centers by adding new procedure rooms and expanding our schedule from primarily being open six days to seven days a week to accommodate the strong demand from our patients for our services. We have and will continue to execute initiatives that increase the speed through which patients convert from initial consultation to procedure. These initiatives include hiring additional sales support staff to respond to patient inquiries and utilizing virtual consultations that enable our patients to speak with surgeons and qualified patient care representatives in the convenience of their own home or office, making is easier and quicker to schedule a procedure and reduce overall waiting time.
Lastly, we intend to continue developing innovative new procedures, such as the Hip Flip™ and CankCure™, to meet our patients’ needs, attract more patients and generate more revenue per patient. Fat transfer has been a highly successful innovation and is now a critical component of our offering, enabling the artistry of many of our most popular and highest revenue procedures.
Key Factors Affecting Our Performance
Our results of operations and financial condition have been, and will continue to be, affected by a number of factors, including the following:
Our Ability to Attract New Patients
The decision to undergo an AirSculpt® procedure is driven by patient demand, which may be influenced by a number of factors, such as:
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general consumer confidence, which may be impacted by economic and political conditions;

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individual levels of disposable income to pay for our procedures and the continued availability of financing for our patients;

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the cost, safety and efficacy of AirSculpt® relative to other aesthetic products and alternative treatments;

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the success of our sales and marketing programs;

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the perceived advantages or disadvantages of AirSculpt® compared to other aesthetic products and treatments;

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the extent to which our AirSculpt® procedure satisfies patient expectations;

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our ability to properly train our surgeons in performing AirSculpt® procedures such that our patients do not experience excessive discomfort during treatment or adverse side effects; and

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consumer sentiment about the benefits and risks of aesthetic procedures generally and AirSculpt® in particular.

Our Ability to Successfully Expand our Footprint
Our growth strategy depends, in large part, on growing and expanding our operations, both in existing and new geographic regions, particularly in densely populated and affluent metropolitan and suburban regions, and operating our new centers successfully.
Our ability to successfully open and operate new centers depends on many factors, including, among others, our ability to:
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recruit qualified surgeons for our new centers;

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address regulatory, competitive, and marketing, and other challenges encountered in connection with expansion into new markets;

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hire, train and retain surgeons and other personnel;

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maintain adequate information system and other operational system capabilities;

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successfully integrate new centers into our existing management structure and operations, including information system integration;

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negotiate acceptable lease terms at suitable locations;

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source sufficient levels of medical supplies at acceptable costs;

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obtain and maintain necessary permits and licenses;

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construct and open our centers on a timely basis;

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generate sufficient levels of cash or obtain financing on acceptable terms to support our expansion;

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achieve and maintain brand awareness in new and existing markets; and

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identify and satisfy the needs and preferences of our patients.

Our failure to effectively address challenges such as these could adversely affect our ability to successfully open and operate new centers in a timely and cost-effective manner.
In addition, there can be no assurance that newly-opened centers will achieve net sales or profitability levels comparable to those of our existing centers in the time periods estimated by us, or at all.
Key Operational and Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions:
Six months ended June 30, 2021 and 2020
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Cases performed were 5,422 and 2,169 in 2021 and 2020, respectively;

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Revenue per case was $11,270 and $10,183 in 2021 and 2020, respectively;

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Same-center information;

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Net income (loss) was $16.6 million and $(0.9) million in 2021 and 2020, respectively;

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Adjusted EBITDA was $23.8 million and $4.0 million in 2021 and 2020, respectively; and

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Adjusted EBITDA Margin was 38.9% and 18.3%, in 2021 and 2020, respectively.

Twelve months ended December 31, 2020 and 2019
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Cases performed were 5,885 and 3,865 in 2020 and 2019, respectively;

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Revenue per case was $10,665 and $10,669 in 2020 and 2019, respectively;

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Same-center information;

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Net income (loss) was $7.6 million and $(2.2) million in 2020 and 2019, respectively;

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Adjusted EBITDA was $17.5 million and $7.3 million in 2020 and 2019, respectively; and

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Adjusted EBITDA Margin was 27.9% and 17.8%, in 2020 and 2019, respectively.

Cases Performed and Revenue per Case
Our case volumes in the table below, which are used for calculating revenue per case, represent one patient visit; notwithstanding that, a patient may incur multiple procedures during one visit. We believe this provides the best approach for assessing our revenue performance and trends.
Total Case and Revenue Metrics
	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Cases	5,422	2,169	5,885	3,865
Case growth	150.0%	N/A	52.3%	N/A
Revenue per case	$11,270	$10,183	$10,665	$10,669
Revenue per case growth	10.7%	N/A	0.0%	N/A
Number of total facilities	15	11	14	10
Number of total procedure rooms	25	18	23	16
Same-Center Information
For the six months ended June 30, 2021 and 2020, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2020. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2020.
For the years ended December 31, 2020 and 2019, we define same-center case and revenue growth as the growth in each of our cases and revenue at facilities that have been owned and operated since January 1, 2019. We define same-center facilities and procedure rooms as facilities and procedure rooms that have been owned or operated since January 1, 2019.

Same-Center Case and Revenue Metrics
	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Cases	4,559	2,169	4,074	3,712
Case growth	110.2%	N/A	9.8%	N/A
Revenue per case	$11,149	$10,182	$10,603	$10,669
Revenue per case growth	9.5%	N/A	-0.6%	N/A
Number of total facilities	11	11	7	7
Number of total procedure rooms	18	18	10	10
Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin
We report our financial results in accordance with GAAP, however, management believes the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures.
We define Adjusted EBITDA as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non-ordinary course items, and unit-based compensation. We include Adjusted EBITDA because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA has limitations as an analytical tool including: (i) Adjusted EBITDA does not include results from unit-based compensation and (ii) Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments. Adjusted EBITDA increased 138% between the year ended December 31, 2020 and 2019 and 489% between the six months ended June 30, 2021 and 2020 due to organic growth, opening de novo centers and the 2020 period being negatively impacted by the COVID-19 pandemic.
We define Adjusted EBITDA Margin as net income (loss) excluding depreciation and amortization, net interest expense, sponsor management fee, pre-opening de novo costs, other non-ordinary course items, and unit-based compensation calculated as a percentage of revenue. We included Adjusted EBITDA Margin because it is an important measure on which our management assesses and believes investors should assess our operating performance. We consider Adjusted EBITDA Margin to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis. Adjusted EBITDA Margin increased to 27.9% in the year ended December 31, 2020 compared to 17.8% for the year ended December 31, 2019 and to 38.9% for the six months ended June 30, 2021 compared to 18.3% for the six months ended June 30, 2020, due to organic growth.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net income (loss), the most directly comparable GAAP financial measure:
($ in thousands)	Six Months Ended June 30,		Fiscal Year Ended December 31,
	2021	2020	2020	2019
Net income (loss)	$16,648	$(908)	$7,577	$(2,212)
Plus
Depreciation and amortization	3,023	2,733	5,641	4,960
Interest expense, net	1,757	1,247	2,456	2,875
Loss on debt modification	682	—	—	—
Pre-opening de novo and relocation costs	982	440	879	391
Restructuring and related severance costs	270	115	115	482
Sponsor management fee	250	250	500	500
Unit-based compensation	172	163	325	341
Adjusted EBITDA	$23,784	$4,040	$17,493	$7,337
Adjusted EBITDA Margin	38.9%	18.3%	27.9%	17.8%
Impact of COVID-19
The COVID-19 global pandemic made 2020 a challenging year for businesses and significantly affected the United States economy and financial markets. We took immediate action to protect the health and safety of our surgeons, our employees and our patients including the implementation of protocols dictated by state and local guidelines and instituting strict health and safety practices. As a result of federal, state, and local guidelines, we started temporarily closing centers on March 15, 2020 and all facilities were closed by March 25, 2020 and remained closed through April 30, 2020. We began reopening centers at a reduced capacity on May 1, 2020, and all facilities were opened by May 15, 2020 at a reduced capacity. We continued to experience lower volumes throughout May and most of June 2020. As a result, case volumes and revenue across most of our centers were significantly impacted in the second quarter of 2020. We used borrowings from our revolving credit facility along with cash from operations to maintain cash liquidity during the COVID-19 pandemic. Our case volumes and revenue improved in the second half of 2020 as states began to re-open and allow for non-emergent procedures. We were also able to mitigate the impact of COVID-19 by offering virtual consultations for our patients. For the six months ended June 30, 2021, we have continued to experience improved case volumes as federal, state and local guidelines continue to allow for non-emergent procedures to be performed. Through the first six months of 2021, we have not experienced a negative impact at our centers; however, we continue to monitor the current COVID-19 situation in each market we perform procedures and will react accordingly should events require us to temporarily close.
Our operating structure also allows for some flexibility in the cost structure according to the volume of cases performed, including much of our cost of services. As a result of this flexibility and the return of volumes in the second half of the year, we did not request or receive any proceeds from the CARES Act and other governmental assistance programs. Other than the temporary decrease in revenue and cost of service, we did not incur any significant costs attributable to the pandemic.
Our Operating Structure
The Company owns and operates non-clinical assets and provides Management Services, through its wholly-owned subsidiaries, to our affiliated Professional Associations located across the United States under the MSAs. The Management Services provide for the administration of the non-clinical aspects of the medical operations and include, but are not limited to, financial, administrative, technical, marketing and personnel services. We do not practice medicine. The Professional Associations, which are all owned by licensed surgeons, are responsible for all clinical aspects of the medical operations that take place in each of our centers.
Our consolidated financial statements present the results of operations and financial position of the Company, its wholly-owned subsidiaries and each of the Professional Associations that we manage under the MSAs.

Even though we do not have voting control over the Professional Associations, we have a long-term and unilateral controlling financial interest over such Professional Associations’ assets and operations under the MSAs. As a result, the accounting principles generally accepted in the United States of America (GAAP) require us to consolidate the results of the Professional Associations into our financial statements. All of our revenue is earned from services provided by the Professional Associations we manage. See “Critical Accounting Policies and Estimates—Principles of Consolidation.”
Components of Results of Operations
Revenue
Our revenue is generated from our patented AirSculpt® procedures performed on our patients. We are 100% self-pay and do not accept payments from the U.S. federal government or payer organizations. We assist patients, as needed, by providing third-party financing options to pay for procedures. We have arrangements with various financing companies to facilitate this option. There is a financing transaction fee based on a set percentage of the amount financed and we recognize revenue based on the expected transaction price which is reduced for financing fees.
Our policy is to require full payment for services in advance of performing a procedure. Payments received for which services have yet to been performed for all reported periods are included in deferred revenue and patient deposits on our balance sheets.
Cost of Service (excluding depreciation and amortization)
Cost of service is comprised of all service and product costs related to the delivery of procedures, including but not limited to compensation to our physicians and clinical staff, medical supply costs, and facility-related rent expense.
Operating Expense
Selling, General and Administrative
Selling, general and administrative consists of marketing and advertising expenses we incur to market our patented AirSculpt® procedures to potential patients and general and administrative costs, including rent for our corporate offices.
Marketing and Advertising
Our marketing and advertising include both national and site-based advertising used to generate greater awareness and engagement among our current and potential patients. Our marketing and advertising expenses include social media, digital marketing and traditional advertising. We do not include salaries, commissions and employee benefit costs for employees engaged in marketing and sales. We also do not include required infrastructure expenses which support our marketing endeavors. These costs are included in general and administrative expenses.
We generally expect our marketing and advertising costs to increase as we continue to grow our brand and expand our national footprint. We evaluate our marketing and advertising expense as compared to growth in our sales volume and will invest accordingly to the extent we believe we can increase our growth without materially negatively impacting our Adjusted EBITDA Margins.
General and Administrative
General and administrative expenses include employee-related expenses, including salaries and related costs (excluding physician and clinical cost included in cost of service), unit-based compensation, technology, operations, finance, legal, corporate office rent and human resources. We expect our general and administrative expenses to increase over time following the closing of this offering due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company. We also expect increases from other costs associated with continuing to grow our business. As we continue to expand the number of centers and procedures rooms, we anticipate general and administrative expenses to decrease as a percentage of revenue over time.

Interest Expense
Interest expense, net consists primarily of interest costs on our outstanding borrowings under our debt. We expect this amount to increase as a result of our recent amendment to our credit agreement in May 2021 which increased our long-term debt balance by approximately $52.0 million to approximately $85.0 million.
Results of Operations
The following tables summarize certain results from the statements of operations for each of the periods indicated and the changes between periods. The tables also show the percentage relationship to revenue for the periods indicated:
($ in thousands)	Six Months Ended June 30,				Fiscal Year Ended December 31,
	2021		2020		2020		2019
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenue	$61,108	100.0%	$22,086	100.0%	$62,766	100.0%	$41,236	100.0%
Operating expenses:
Cost of service	20,008	32.7%	8,983	40.7%	23,471	37.4%	15,488	37.6%
Selling, general and administrative	18,990	31.1%	10,031	45.4%	23,621	37.6%	20,125	48.8%
Loss on debt modification	682	1.1%	—	0.0%	—	0.0%	—	0.0%
Depreciation and amortization	3,023	4.9%	2,733	12.4%	5,641	9.0%	4,960	12.0%
Total operating expenses	42,703	69.9%	21,747	98.5%	52,733	84.0%	40,573	98.4%
Income from operations	18,405	30.1%	339	1.5%	10,033	16.0%	663	1.6%
Interest expense, net	1,757	2.9%	1,247	5.6%	2,456	3.9%	2,875	7.0%
Net income (loss)	16,648	27.2%	(908)	(4.1%)	7,577	12.1%	(2,212)	(5.4%)
Pro forma income tax expense (unaudited)	3,975	6.5%	—	0.0%	1,827	2.9%	—	0.0%
Pro forma net income (loss) (unaudited)	$12,673	20.7%	$(908)	(4.1%)	$5,750	9.2%	$(2,212)	(5.4%)
($ in thousands)	Six Months Ended June 30,			Fiscal Year Ended December 31,
	2021	2020		2020	2019
	Amount	Amount	$ Change	Amount	Amount	$ Change
Revenue	$61,108	$22,086	$39,022	$62,766	$41,236	$21,530
Operating expenses:
Cost of service	20,008	8,983	11,025	23,471	15,488	7,983
Selling, general and administrative	18,990	10,031	8,959	23,621	20,125	3,496
Loss on debt modification	682	—	682	—	—	—
Depreciation and amortization	3,023	2,733	290	5,641	4,960	681
Total operating expenses	42,703	21,747	20,956	52,733	40,573	12,160
Income from operations	18,405	339	18,066	10,033	663	9,370

($ in thousands)	Six Months Ended June 30,			Fiscal Year Ended December 31,
	2021	2020		2020	2019
	Amount	Amount	$ Change	Amount	Amount	$ Change
Interest expense, net	1,757	1,247	510	2,456	2,875	(419)
Net income (loss)	16,648	(908)	17,556	7,577	(2,212)	9,789
Pro forma income tax expense (unaudited)	3,975	—	3,975	1,827	—	1,827
Pro forma net income (loss) (unaudited)	$12,673	$(908)	$13,581	$5,750	$(2,212)	$7,962

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020
Overview—Our financial results for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 reflect the addition of four de novo centers which increased our procedure rooms by seven. Additionally, our 2020 results were more negatively impacted by the COVID-19 pandemic. Beginning in March 2020, as a result of federal, state, and local guidelines, we cancelled or postponed most procedures scheduled at our facilities during the second half of March 2020 and much of the second quarter of 2020. As a result, case volumes and revenue across most of our centers were significantly impacted in the second quarter of 2020. For the six months ended June 30, 2021, we have continued to experience improved case volumes.
Revenue—Our revenue increased $39.0 million, or 176.7%, compared to the same period in 2020. The increase is the result of adding four de novo centers which expanded our footprint from 11 centers to 15 centers and our number of procedure rooms from 18 to 25 as of June 30, 2021.
Revenue also increased due to our same-center case volume, which increased to 4,559 cases from 2,169 cases for the six months ended June 30, 2021 compared to the same period in 2020. This increase was due to the lessening effect of the COVID-19 pandemic which decreased case volume primarily in the second quarter of 2020.
Cost of Services—Our cost of services increased $11.0 million, or 122.7%, compared to the six months ended June 30, 2020. This increase is primarily attributable to opening four de novo centers. The increase in our cost of services also relates to the increase in our same store volume which was due to the lessening effect of the COVID-19 pandemic during the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Selling, General and Administrative Expenses—Selling, general and administrative expenses increased $9.0 million, or 89.3%, for the six months ended June 30, 2021 compared to the same period in 2020. This increase is related to additional expenses we incurred for marketing and corporate support as we grow our center count through de novo expansion and providing support for our centers. We expect these costs to continue to increase as we continue to open de novo centers and expand the support we provide to our centers.
Selling, general and administrative expenses as a percent of revenue was 31.1% and 45.4% for the six months ended June 30, 2021 and 2020, respectively. This decrease is the result of our revenues increasing, allowing us to leverage certain components of our selling, general and administrative expenses which are fixed in nature. The six months ended June 30, 2020 period was negatively impacted by the COVID-19 pandemic, which caused a reduction in revenue while we continued to incur certain fixed costs. We expect this percentage to continue to decrease over time as we expand our national footprint.
Additionally, we expect our selling, general and administrative expenses to increase over time following the closing of this offering due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company.
Depreciation and Amortization—Depreciation and amortization increased to approximately $3.0 million for the six months ended June 30, 2021 compared to $2.7 million for the same period in 2020. This increase is the result of opening four de novo centers during the 12 months ended June 30, 2021 and having a full six months of depreciation in 2021 for facilities opened during the 2020 period.

Loss on debt modification—We recognized a $682,000 loss related to amending our existing credit agreement in May 2021, adding an incremental $52.0 million of senior secured term loans.
Interest Expense, net—Interest expense increased to $1.8 million from $1.3 million for the six months ended June 30, 2021 and 2020, respectively. The increase is the result of adding an incremental $52.0 million of senior secured term loans in May 2021.
Pro Forma Income Tax Expense—The Company will undergo a corporate reorganization during 2021 where a new C corporation will become the direct parent of EBS Intermediate Parent LLC. As a result, we would be subject to taxation as a C corporation. Our effective tax rate is 23.9% for the six months ended June 30, 2021.
Comparatively, no tax would have been incurred for the six months ended June 30, 2020 as the Company was in a net loss position.
Fiscal Year Ended December 31, 2020 Compared to Fiscal Year Ended December 31, 2019
Overview—Our financial results for the fiscal year ended December 31, 2020 compared to fiscal year ended December 31, 2019 reflect the addition of four centers which increased our procedure rooms by seven. Additionally, our 2020 results were negatively impacted by the COVID-19 pandemic. Beginning in March 2020, our revenue and operations were negatively affected. As a result of federal, state, and local guidelines, we cancelled or postponed most procedures scheduled at our facilities during the second half of March 2020 and much of the second quarter of 2020. As a result, case volumes and revenue across most of our centers were significantly impacted in the second quarter of 2020.
Revenue—Our revenue increased $21.5 million, or 52.2%, compared to 2019. The increase is the result of adding four de novo centers which expanded our footprint from 10 centers to 14 centers and our number of procedure rooms from 16 to 23 as of December 31, 2020. Additionally, the increase was due in part to three centers opened during 2019 but subsequent to January 1, 2019. Revenue also increased due to our same-center case volume increase to 4,074 cases from 3,712 cases for 2020 compared to 2019.
The increases in revenue was negatively impacted by the COVID-19 pandemic due to decreased case volume primarily in the second quarter of 2020.
Cost of Services—Our cost of services increased $8.0 million, or 51.5%, compared to 2019. This increase is primarily attributable to opening four de novo centers. Additionally, the increase was due in part from three centers opened during 2019 but subsequent to January 1, 2019. Cost of services also increased due to our same-center volume to 4,074 from 3,712 for 2020 compared to 2019.
The increase in our cost of services were offset by reduced cost during the second quarter of 2020 due to the COVID-19 pandemic as we were able to manage our surgeon costs to match our lower volumes.
Selling, General and Administrative Expenses—Selling, general and administrative expenses increased $3.5 million, or 17.4%, compared to 2019. This increase is related to additional expenses we incurred for marketing and corporate support as we grow our center count through de novo expansion and providing superior support for our centers. We expect these costs to continue to increase as we continue to open de novo centers and expand the support we provide to our centers.
Selling, general and administrative expenses as a percent of revenue was 37.6% and 48.8% for the 2020 and 2019, respectively. This decrease is related to leveraging certain existing costs which are mostly fixed in nature. We expect this percentage to continue to decrease over time as we expand our national footprint, however, we do expect additional increases as we expand our footprint and related support services. Additionally, we expect our selling, general and administrative expenses to increase over time following the closing of this offering due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company.
Depreciation and Amortization—Depreciation and amortization increased to approximately $5.6 million for 2020 compared to $5.0 million for 2019. This increase is the result of opening four de novo centers during 2020 plus three centers opened during 2019 but subsequent to January 1, 2019.

Interest Expense, net—Interest expense decreased to $2.5 million from $2.9 million for the fiscal year ended December 31, 2020 and 2019, respectively. The decrease is primarily a result of decreases in the LIBOR rate during 2020 compared to 2019.
Pro Forma Income Tax Expense—The Company will undergo a corporate reorganization during 2021 where a new C corporation will become the direct parent of EBS Intermediate Parent LLC. As a result, we would be subject to taxation as a C corporation. Our effective tax rate is 24.1% for 2020. Comparatively, no tax would have been incurred in 2019 as the Company was in a net loss position.
Liquidity and Capital Resources
We principally rely on cash flows from operations as our primary source of liquidity and, if needed, up to $5.0 million in revolving loans under our revolving credit facility. Our primary cash needs are for payroll, marketing and advertisements, rent, capital expenditures associated with adding procedure rooms to existing locations and opening de novo locations, as well as information technology and infrastructure, including our corporate office. We believe that cash expected to be generated from operations and the availability of borrowings under the revolving credit facility will be sufficient for our working capital requirements, liquidity obligations, anticipated capital expenditures relating to the opening of de novo centers, and payments due under our existing credit facilities for at least the next 12 months.
As of June 30, 2021, we had $16.8 million in cash and cash equivalents and an available amount of $5.0 million under our revolving credit facility. We do not have any letters of credit outstanding as of June 30, 2021.
As of December 31, 2020, we had $10.4 million in cash and cash equivalents and $5.0 million of additional availability under our revolving credit facility, which represents the full available amount under the revolving credit facility. We do not have any letters of credit outstanding as of December 31, 2020.
We plan to spend approximately $6.0 million in expenditures related to our growth strategy, of which we plan to use approximately $2.0 million for adding procedure rooms to existing locations and approximately $4.0 million for costs associated with opening de novo centers. We expect to primarily fund our capital needs by using cash on our balance sheet and cash provided by operations. We plan to open three to four new centers during fiscal year 2022.
The following table summarizes the net cash provided by (used for) operating activities, investing activities and financing activities for the periods indicated:
	Six Months Ended June 30,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Cash Flows Provided By (Used For):
Operating activities	$23,814	$1,683	$13,957	$4,938
Investing activities	(3,149)	(1,720)	(3,689)	(4,439)
Financing activities	(14,196)	(2,034)	(5,017)	(783)
Net increase (decrease) in cash and cash equivalents	6,469	(2,071)	5,251	(284)
In May 2021, we amended our existing credit agreement by adding an incremental $52.0 million of senior secured term loans. We used the proceeds from these borrowings plus approximately $10.0 million of cash from our balance sheet to pay $59.7 million of distributions to our member.
Operating Activities
The primary source of our operating cash flow is the collection of self-pay patient payments received prior to performing surgical procedures. For the six months ended June 30, 2021, our operating cash flow increased by $22.1 million compared to the same period in 2020. This increase is primarily driven by improved income from operations related to opening four new centers in the 12 months ended June 30, 2021 and an increase in same store volumes which were impacted by the COVID-19 pandemic in the second quarter of 2020. At June 30, 2021, we had working capital of $3.8 million compared to $2.1 million at December 31, 2020.

Investing Activities
Net cash used in investing activities for the six months ended June 30, 2021 and 2020 was $3.1 million and $1.7 million, respectively. These expenditures were used to open new de novo centers in the period.
The increase in investing activities during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the impact of COVID-19 limiting our ability to fully execute our de novo center growth strategy during 2020.
Net cash used in investing activities during the year ended December 31, 2020 and 2019 was $3.7 million and $4.4 million, respectively which was primarily to fund capital expenditures to open de novo centers.
The decrease in investing activities during the fiscal year ended December 31, 2020 as compared to the year ended December 31, 2019 was primarily attributable to the impact of COVID-19 limiting our ability to fully execute our de novo center growth strategy.
Financing Activities
Net cash used in financing activities during the six months ended June 30, 2021 was $14.2 million. During the six months ended June 30, 2021, we received cash (net of fees) of $50.0 million from amending our existing credit agreement, adding an incremental $52.0 million in senior secured term loans. We used the proceeds from these borrowings plus approximately $10.0 million of cash from our balance sheet to pay $59.7 million of distributions to our member. We had further distributions to our member during the six months ended June 30, 2021 of $4.1 million and made scheduled principal payments on our debt of $413,000.
Net cash used in financing activities for the six months ended June 30, 2020 was $2.0 million. For the six months ended June 30, 2020, we made distributions to our member of $4.3 million and paid scheduled principal payments on our debt of $200,000. This was offset by borrowings on our revolver of $2.5 million during the six months ended June 30, 2020.
Net cash used in financing activities during the year ended December 31, 2020 was $5.0 million. During 2020, we made distributions to our member of $4.6 million. In May 2020, we borrowed $2.5 million on our revolving credit facility. We used the proceeds along with cash from operations to maintain cash liquidity during the COVID-19 pandemic. Due to stronger than expected volumes returning which favorably impacted our cash position, we repaid $2.5 million on our revolving credit facility in December 2020. Additionally, we made our scheduled $0.1 million quarterly principal payments during 2020 for a total of $0.4 million for the full year.
Net cash used in financing activities during the year ended December 31, 2019 was $0.8 million. During 2019, we made distributions to our member of $0.3 million. We also made principal payments during 2019 for a total of $0.5 million for the full year.
Long-term Debt
The carrying value of our total indebtedness was $83.0 million, $32.5 million and $32.7 million, which includes unamortized deferred financing costs, issuance discount and premium of $1.7 million, $0.6 million and $0.8 million, as of June 30, 2021, December 31, 2020 and 2019, respectively.
Term Loan and Revolving Credit Agreement
In October 2018, we entered into our credit agreement with First Eagle Alternative Capital (formerly known as THL Corporate Finance). Under the terms of the credit agreement, we obtained a $34.0 million term loan and a $5.0 million revolving credit facility. Principal payments on the term loan commenced in January 2019 and are paid quarterly in the amount of $100,000 through the maturity date on October 2, 2023 when all remaining unpaid principal shall be due. The term loan is presented as long-term debt, net of debt issuance costs.
In May 2021, we amended the credit agreement by adding an incremental $52.0 million senior secured term loan to the existing term loan. The proceeds from this incremental loan plus excess cash on our balance sheet were used to pay a distribution to our member of approximately $59.7 million and the related fees for this transaction. Beginning on June 30, 2021, our quarterly principal payments increased from $100,000 to $212,500.

Under the credit agreement, we are obligated to make interest payments on the last day of each month. All outstanding loans bear interest based on either a base rate or LIBOR plus an applicable per annum margin of 4.5% (base rate) or 5.5% (LIBOR) if our total leverage ratio, as defined in the credit agreement, is equal to or greater than 2.5x and less than 4.25x. If our total leverage ratio is equal to or greater than 4.25x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 5.0% (base rate) or 6.0% (LIBOR). If our total leverage ratio is below 2.5x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 4.0% (base rate) or 5.0% (LIBOR). At June 30, 2021, the applicable per annum margins under the credit agreement were 4.5% (base rate) and 5.5% (LIBOR). Additionally, we are required to pay an unused credit facility fee equal to 0.5% per annum on the unused amount of the revolving line of credit.
If our total leverage ratio exceeds 4.25x for the preceding twelve-month period the principal payment on the term loan is $250,000 per quarter or, beginning on September 30, 2021, $531,250 per quarter. Also, additional principal prepayments could be required if excess cash flow exists, as defined in the credit agreement.
The Company calculated an excess cash flow prepayment of approximately $1.3 million required as of December 31, 2020. Effective May 2021, we received a waiver from our lender for this prepayment and continue to reflect this amount in long-term debt as of December 31, 2020.
All borrowings under the credit facility are collateralized by substantially all our assets. We are subject to certain restrictive financial covenants including quarterly total leverage ratio and fixed charge ratio requirements and a limit on capital expenditures. We are in compliance with all covenants and have no letters of credit outstanding as of June 30, 2021 and December 31, 2020.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements as of June 30, 2021 and December 31, 2020.
Seasonality
Our business experiences limited seasonality.
Contractual Obligations, Commitments and Contingencies
The following table provides the Company’s significant commitments and contractual obligations as of December 31, 2020:
	Payments due by Period
($ in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Debt – principal(1)	$85,100	$838	$84,262	$—	$—
Interest expense(1)(2)	12,873	4,059	8,813
Operating lease agreements	19,992	3,321	8,809	5,245	2,617
Total	$117,965	$8,218	$101,884	$5,245	$2,617

(1)
Amounts in the table reflect the payments obligated under the amended the Credit Agreement effective May 2021. The Company amended its existing credit agreement in May 2021 by adding an incremental $52.0 million senior secured term loan. Beginning on September 30, 2021, the quarterly principal payments will increase from $100,000 to $212,500.

(2)
Amounts in the table reflect the contractually required interest payable pursuant to borrowings under our debt related to our Credit Agreement. Interest payments in the table above were calculated using an interest rate of 6.0% for the debt which was the average interest rate applicable to the borrowing as of December 31, 2020.

JOBS Act Accounting Election
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, costs and expenses and the disclosure of contingent assets and liabilities, if applicable, in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in greater detail in Note 1—“Organization and Summary of Key Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements. In addition, refer to Note 1—“Organization and Summary of Key Accounting Policies,” in our consolidated financial statements for a summary of recent and pending accounting standards.
Revenue Recognition
We have adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, we perform the following five steps:
i.
Identify the contract(s) with a customer;

ii.
Identify the performance obligations in the contract;

iii.
Determine the transaction price;

iv.
Allocate the transaction price to the performance obligations in the contract; and

v.
Recognize revenue as the entity satisfies a performance obligation.

Our revenue consists primarily of revenue earned for the provision of the Company’s patented AirSculpt® procedures. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our performance obligations are delivery of specialty, minimally invasive liposuction services.
Revenue for services is recognized over time as the service is delivered, typically over a single day. Payment is typically rendered in advance of the service. Customer contracts generally do not include more than one performance obligation.

Our policy is to require payment for services in advance of performing any procedure. Payments received for which services have yet to been performed were $5.0 million as of June 30, 2021 and $3.2 million as of both December 31, 2020 and 2019, respectively and are included in deferred revenue and patient deposits on our balance sheets.
Principles of Consolidation
Our consolidated financial statements present the financial position and results of operations of the Company, its wholly-owned subsidiaries, and affiliated Professional Associations, which we manage, have a controlling financial interest in with the power to direct the non-clinical activities of the Professional Associations that most significantly impact its economic performance and are considered variable interest entities in which we are the primary beneficiary.
All intercompany accounts and transactions have been eliminated in consolidation.
Variable Interest Entities
Some states have laws that prohibit business entities with non-physician owners from practicing medicine, which are generally referred to as the corporate practice of medicine. States that have corporate practice of medicine laws require only physicians to practice medicine, exercise control over medical decisions or engage in certain arrangements with other physicians, such as fee-splitting. Therefore, we mainly operate by maintaining MSAs with our affiliated Professional Associations, which are owned, directly or indirectly, and operated by a licensed surgeon, and which contract with individual surgeons to provide medical services. Under the MSAs, we provide and perform non-medical Management Services for which we are paid a management fee by each Professional Association. See “Business—Surgeon Practice Structure—Management Services Agreements.”
The surgeons contracted by the Professional Associations are exclusively in control of, and responsible for, all aspects of the practice of medicine. Each surgeon owner of a Professional Association (each a “Surgeon Owner,” and collectively, the “Surgeon Owners”) is also party to a continuity agreement (each, a “Continuity Agreement,” and collectively, the “Continuity Agreements”), which (i) prohibits the applicable surgeons from freely transferring or selling their interests in the Professional Associations, (ii) provides for the ability to add a second surgeon equityholder to help ensure continuity of the Professional Association, and (iii) provides for the automatic transfer of ownership upon the occurrence of certain events, save that, due to limitations under New York law, there is no Continuity Agreement in place with respect to the New York Professional Association. See “Business—Surgeon Practice Structure—Continuity Agreements.”
In accordance with relevant accounting guidance, each of these Professional Associations is determined to be a variable interest entity. Elite Body Sculpture has the ability, through the Management Services and (with the exception of New York) Continuity Agreements to direct the activities (excluding clinical decisions) that most significantly affect the Professional Associations’ economic performance. Accordingly, we are the primary beneficiary of the Professional Associations, and, in accordance with accounting principles generally accepted in the United States of America (US GAAP), we consolidate the Professional Associations into our financial statements. All management fee revenue and related expenses are eliminated in consolidation, and all of the revenue reflected in our financial statements is revenue from services provided by the affiliated Professional Associations to patients.
Goodwill and intangible assets
Indefinite-lived, non-amortizing intangible assets include goodwill. Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. Goodwill is not amortized and are evaluated annually for impairment or sooner if factors occur that would trigger an impairment review. Our judgments regarding the existence of impairment indicators are based on market conditions and operational performance.
Definite-lived, amortizing intangible assets primarily consist of trademarks and tradenames, patents and other intellectual property. We amortize definite-lived identifiable intangible assets on a straight-line basis over their estimated useful life of 15 years.

Impairment of goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but evaluated for impairment at least annually at the reporting unit level or whenever events or changes in circumstances indicate that the value may not be recoverable. Events or changes in circumstances which could trigger an impairment review include significant adverse changes in the business climate, unanticipated competition, a loss of key personnel, or the strategy for our overall business, significant industry or economic trends, or significant underperformance relevant to expected historical or projected future results of operations.
Goodwill is assessed for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the events or circumstances, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we were to believe our fair value was more likely lower than our carrying value, then we are required to perform a quantitative analysis.
The quantitative analysis involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than its book value, then the carrying amount of the goodwill is reduced by recording an impairment loss in an amount equal to the excess. We review goodwill for impairment annually in the month of October.
We performed our annual review of goodwill impairment in October 2020 and 2019 using a qualitative analysis and determined that a quantitative analysis was not required. There were no triggering events during the six months ended June 30, 2021 and 2020 or the years ended December 31, 2020 or 2019.
Unit-Based Compensation
We recognize unit-based compensation expense for employees and non-employees based on the grant-date fair value of Profit Interest Unit (“PIU”) awards over the applicable service period. For awards that vest based on continued service, unit-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. For awards with performance vesting conditions, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved. Once it is probable that the performance condition will be achieved, we recognize unit-based compensation cost over the remaining requisite service period under a graded vesting model, with a cumulative adjustment for the portion of the service period that occurred for the period prior to the performance condition becoming probable of being achieved. The grant date fair value of PIU awards that contain service or performance conditions is estimated using the Black-Scholes pricing model.
Determining the fair value of PIU awards requires judgment. We use the Black-Scholes pricing model to estimate the fair value of PIU awards that have service and performance vesting conditions. The assumptions used in this pricing model requires the input of subjective assumptions and are as follows:
•
Fair value—As our PIUs are not currently publicly traded, the fair value of our underlying member units was determined by management with the assistance of a third-party valuation firm. We will continue to determine fair value in this manner until such time as we have common stock that commences trading on an established stock exchange or national market system.

•
Expected volatility—Expected volatility is based on historical volatilities of a publicly traded peer group based on daily price observations over a period equivalent to the expected term of the PIU awards.

•
Expected term—For PIU awards with only service vesting conditions the expected term is based upon the length of time the award is expected to be outstanding. For awards with performance conditions, the term is estimated in consideration of the time period expected to achieve the performance.

•
Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the PIUs.

•
Expected dividend yield—The dividend yield is based on our current expectations of dividend payouts. We do not anticipate paying any cash dividends in the foreseeable future.

The following table sets forth the assumptions that were used to calculate the fair value of PIU awards granted on March 31, 2019. No awards were granted in 2020 and no new awards have been granted in 2021, through the filing date.
2019
Expected volatility	26.6%
Expected term	5.0
Risk-free interest rate	2.27%
Expected dividend yield	0%
The determination of unit-based compensation cost is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If factors change and different assumptions are used, unit-based compensation expense and net income (loss) could be significantly different. Unrecognized compensation cost related to unvested time-based units was approximately $0.9 million and $1.1 million at June 30, 2021 and December 31, 2020, respectively. Unrecognized compensation cost will be expensed annually based on the number of units that vest during the year. Further, we have unrecognized compensation cost of $1.7 million at both December 31, 2020 and June 30, 2021 related to the performance-based units, which will be recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved.
Quantitative and Qualitative Disclosure About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Controls and Procedures
Historically, as a privately held company, we have maintained internal controls over financial reporting. However, these internal controls have not been subject to the testing required under the standards of publicly traded companies by Section 404 of Sarbanes-Oxley. We are not currently required to comply with SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, at such time as Section 302 of the Sarbanes-Oxley Act is applicable to us, we will be required to evaluate our internal controls over financial reporting.
Limitations on the Effectiveness of Controls
Our management, including the Chief Executive Officer and the Chief Financial Officer, recognizes that any set of controls and procedures, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, with the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of controls. For these reasons, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Interest Rate Risk
Our primary market risk exposure is changing interest rates. Interest rate risk is highly sensitive due to many factors, including United States monetary and tax policies, United States and international economic factors and other factors beyond our control. Our Credit Agreement bears interest at a floating rate equal to either LIBOR plus 5.5% or a base rate plus 4.5% if the Company’s total leverage is equal to or greater than 2.5x and less than 4.25x as defined in our Credit Agreement. As of June 30, 2021, we had term loan borrowings of $84.7 million in principal amount under the Loan Agreement. Based on the amount outstanding, a 100 basis point increase or decrease in market interest rates over a twelve-month period would result in a change to interest expense of approximately $0.8 million.
Inflation Risk
Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

LETTER FROM THE FOUNDER AND CEO
Elite Body Sculpture was founded a decade ago with the goal of delivering the absolute best body contouring results and patient experience possible.
I have devoted my entire career to minimally invasive body contouring and found that most body contouring of all types delivered inconsistent outcomes and poor patient experiences. I saw a need to deliver “celebrity” quality results to the American population by creating a specialty center that focuses on just one thing—removing unwanted fat.
We have created an incredible team of highly trained and artistic surgeons who are passionate about delivering the best body contouring results and patient experience on the planet.
The AirSculpt® method was developed to fill the need for superior and reliable results. It does so by removing one fat cell at a time through a freckle-sized hole instead of using a scalpel incision. Further, unlike traditional liposuction which uses cannulae in a scraping motion, our procedure uses an FDA-approved handpiece, which is manufactured by a third party, to drive a cannula 1,000 times per minute in a corkscrew motion to remove fat cells, all while tightening the skin. Moreover, we are able to perform this procedure while our patients are awake and with minimal invasiveness—no needles, no scalpel and no stitches.
Our average patient is able to resume normal activities the following day and many have expectation-shattering results in just two weeks. Our average patient sees full results in just three months and does not require multiple sessions.
We have worked tirelessly over the last ten years to fine tune every aspect of the AirSculpt® method and make it the best experience our patients have ever had at the doctor’s office. Each office is designed with a luxurious spa-like feel. We continue to evolve in order to ensure we do everything possible to meet our patients’ satisfaction.
Elite cares as much about its employees as it does its patients. We prize teamwork, promote from within and encourage initiative and leadership. Some of our best developments have come from employees at all levels who are as passionate as I am about achieving the best results and patient experience possible. We are propelled and motivated by our patients’ joy when they see their extraordinary results and relay what a wonderful experience they have had. It is what we live for.
I am humbled and excited to see AirSculpt® resonate across the nation. What excites me most is having the opportunity to roll out centers nationwide with the objective of making AirSculpt® available in every major metropolitan area and beyond.
We look forward to continuing to redefine body contouring and are committed to innovating for many years to come. I am delighted to welcome you on this journey and our next stage of growth.
Sincerely,
/s/ Aaron J. Rollins MD
Aaron J. Rollins MD
Founder and CEO

BUSINESS
Our Company
We are an experienced, fast-growing national provider of body contouring procedures delivering a premium consumer experience. At Elite Body Sculpture, we provide custom body contouring using our proprietary AirSculpt® method that removes unwanted fat in a minimally invasive procedure, producing dramatic results. It is our mission to generate the best results for our patients.
We believe our treatment results and elite patient experience have positioned Elite Body Sculpture as a preferred body contouring brand. We performed over 5,800 body contouring procedures in 2020. Our proprietary and patented AirSculpt® method is minimally invasive because it requires no needle, no scalpel, no stitches and no general anesthesia to achieve transformational change that appears both natural and smooth. Our patients are guided by surgeons and patient care consultants through every step of the experience. Our patients are awake and can converse with their surgeon or listen to music during their procedure and often resume normal activity the next day.
We have a broad offering of fat removal procedures across treatment areas. We also offer innovative fat transfer procedures that use the patient’s own fat cells to enhance the breasts, buttocks, hips or other areas and do not require silicone or foreign materials to be implanted. Our innovative body contouring procedures include the Power BBL™, a Brazilian butt lift procedure, the Up a Cup™, a breast enhancement procedure, and the Hip FlipTM, an hourglass contouring procedure. Our motivation to provide the best body contouring outcomes for our patients fuels our innovation.
Our treatment results—highlighted by a vast gallery of “before and after” photos across gender, body shape and treatment areas—are a powerful tool to build our brand through digital marketing including on our website and social media accounts. We also leverage AirSculpt® TV, which takes viewers into procedure rooms to watch our surgeons use AirSculpt® body contouring procedure to achieve dramatic results and hear patient testimonials. We utilize celebrity and influencer endorsements, as well as word-of-mouth referrals, to drive new patient acquisition.
We deliver our body contouring procedures through a growing, nationwide footprint of 16 centers across 13 states as of October 5, 2021. Our centers, located in metropolitan and suburban areas, offer a premium patient experience and luxurious, spa-like atmosphere. Due to restrictions on the corporate practice of medicine in many states, the Professional Associations, which are separate legal entities owned by a licensed surgeon, are responsible for all clinical aspects of the medical operations that take place in each of our centers, including contracting with the surgeons who perform procedures on patients at our centers.
We are a holding company and all of our operations are conducted through the Professional Associations and our wholly-owned subsidiaries, which own and operate the non-clinical assets and provide Management Services to the Professional Associations through MSAs.
The value proposition provided by our services results in exceptional unit-level economics, which in turn helps to support predictable and recurring revenue and attractive cash flow. Additionally, we require 100% private pay upfront and face no reimbursement risk.
Under the stewardship of our founder and CEO, Dr. Aaron Rollins, our non-executive chairman, Adam Feinstein, and the other management team members, we have built a results-driven culture. For the year ended December 31, 2020, we generated approximately $63 million of revenue compared to $41 million for the year ended December 31, 2019, which represents approximately 52% growth. Additionally, we have invested in our social media and marketing capabilities to drive our brand awareness and increase consumer acceptance for our procedures. We believe we have significant opportunity to further grow our brand awareness, open new centers in the United States and internationally, and drive sales in our existing centers.

Our Growing Market Opportunity
Our Market Opportunity
We operate within the large and growing market for body fat reduction procedures. Our market includes both surgical procedures, such as liposuction and abdominoplasty procedures, as well as non-surgical procedures such as cryolipolysis, ultrasound, laser lipolysis and other non-surgical body fat reduction procedures. The global market for body fat reduction procedures was estimated to be $9.8 billion in 2020 by Global Market Insights. The North American market for body fat reduction procedures was estimated to be $2.6 billion in 2020, growing at approximately a 6.5% compound annual growth rate (“CAGR”) since 2015 and expected to grow at a 9.8% CAGR through 2026, according to Global Market Insights. The North American market for non-surgical body fat reduction procedures was estimated to be $434 million in 2020, growing at approximately a 13.5% CAGR since 2015 and expected to grow at a 16.6% CAGR through 2026, according to Global Market Insights.
Our Growth Drivers
The market for surgical aesthetic procedures is growing, fueled by favorable trends including:
•
Self-Image Awareness: increased consumer awareness and focus on beauty consciousness driven by social media and prioritization of healthy lifestyles;

•
Social Acceptance: consumers have embraced cosmetic treatment and reduced the social stigma, especially through the proliferation of shared patient photos on social media;

•
Improved Safety and Recovery Profile: advances in technology have led to reduced recovery times and introduction of more minimally-invasive procedures;

•
Rise in Disposable Income: the global rise in disposable income provides individuals with greater discretionary funds for personal appearance enhancements including cosmetic surgery; and

•
Increased Weight Gain in the Overall Population: worldwide prevalence of overweight and obesity in individuals continues to rise.

The combination of these growth drivers continue to propel the market.
Limitations to Existing Procedures
Fat reduction and body contouring procedures have become increasingly popular, but many offerings have significant limitations. Existing procedures for fat reduction or body contouring, other than AirSculpt®, currently include surgical procedures such as liposuction and abdominoplasty (tummy tuck) and non-surgical procedures that use cooling, injected medication or heat to reduce fat cells. We believe these procedures often have limited, inconsistent and less predictable results than AirSculpt®. Many procedures can also involve significant pain and may require excess recovery time post-surgery.

The AirSculpt® Difference
AirSculpt® is a minimally invasive procedure delivered in one session while the patient is awake. Each procedure is done by a trained surgeon for customized and precise results. As for discomfort, patients typically report limited soreness the next day following the procedure. We believe our procedures offer dramatic results to our patients.
Our Competitive Strengths
We attribute our success to the following strengths that differentiate us from our competitors:
Trusted Brand Redefining Body Contouring
The AirSculpt® method was created to offer patients a gentler alternative to traditional fat removal procedures with transformative results delivered in a luxurious, spa-like environment. We specialize in body contouring through the minimally invasive removal of unwanted fat. The proprietary AirSculpt® method empowers our surgeons to use their high level of skill and artistry to deliver dramatic results personalized to our patients. Our patients are awake and can watch TV or listen to music during their procedure and often resume normal activity the next day.
By providing a premium, efficacious experience, we have drawn a following among celebrities, social elite and individuals who prioritize their physique. Our treatment results—highlighted by a vast gallery of before and after photos across gender, body shape and treatment areas—are a powerful tool to build our brand on our website and social media accounts. Launched in 2020, AirSculpt® TV takes viewers live into procedure rooms to watch our surgeons use AirSculpt® to achieve dramatic results and hear live patient testimonials. We also leverage celebrity endorsements to drive coverage on social media, magazines and TV, as well as benefit from word-of-mouth referrals. Our mission is to provide top-notch body contouring services to all who desire an enhanced physique and lifestyle. Our ability to reach a broad audience has enabled us to build our brand and supports our continued growth.
Beneficial Treatment Results and Premium Patient Experience, Underpinned by Proprietary AirSculpt® Technology
We believe that our AirSculpt® procedures offer beneficial results and a premium patient experience. Our offering is differentiated by our patented technology, broad and innovative procedures, elite patient experience, and highly skilled surgeons.
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AirSculpt®Technology: Our patented and precision-engineered method, AirSculpt®, permanently removes fat and tightens skin while sculpting targeted areas of the body through minimally invasive body contouring procedures. Unlike traditional liposuction which uses cannulae in a scraping motion, AirSculpt® drives a cannula 1,000 times per minute in a corkscrew motion to remove fat cells while tightening skin simultaneously. It requires no needle, no scalpel, no stitches and no general anesthesia to create dramatically natural, smooth results. AirSculpt® is minimally invasive, providing transformative results, all delivered in one session while the patient is awake. Each procedure is done by a highly skilled surgeon with artistic vision for customized and precise results with minimal discomfort or downtime.

Using our specialized fat transfer system, we purify the collected material and our surgeons carefully transfer it to enhance the buttocks, breast, hips or aging hands to naturally sharpen a patient’s contours. Using our closed-loop system, we have been able to eliminate syringes from large volume fat transfer which in turn has decreased overall cost per procedure compared to market. In the more than 5,800 procedures we performed in 2020 and over 5,400 procedures performed in the six months ended June 30, 2021, approximately 22% included a fat transfer.
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Broad Offering of Innovative, Body Sculpting Procedures: We offer our patients a comprehensive suite of customized body contouring procedures, including fat removal and fat transfer, to meet their wants and needs.

Our fat removal procedures remove a patient’s stubborn fat from a variety of treatment areas, such as the stomach, back and buttocks. We created our popular 48-Hour Six Pack™ procedure to enhance and reveal abdominal muscles in just one session by removing the stubborn pockets of fat hiding one’s six-pack.
We also offer fat transfer procedures, during which our surgeons transfer a patient’s collected fat cells to enhance the buttocks, breast, hips or aging hands to naturally enhance or sharpen a patient’s contours. Some of our most popular fat transfer procedures are:
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Power BBL™ (“Brazilian Butt Lift”), which removes a patient’s unwanted fat from areas such as tummy or thighs and transfers it to the buttocks, giving a flatter stomach and slimmer waist, while shaping the buttocks and tightening the skin;

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Up a Cup™ Breast Augmentation, which removes a patient’s natural fat, typically from the tummy or thighs, and transfers it to the breasts to increase size by about one cup. AirSculpt® enhanced breasts are all natural. No silicone or other foreign material is implanted; and

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Hip Flip™, which removes unwanted fat from one area of the body and transfers it to the hips to fill in the “hip dip” to create the coveted hourglass figure. It is often performed in combination with the Power BBL™.

We are continuously innovating to better serve our patients. In 2020, we started performing and trademarked the Hip Flip™ procedure. Since then, we have continued to innovate and in 2020 we introduced CankCure™, an innovative procedure that removes fat and contours the calf and ankle area. We are only in the beginning stages of innovation and have much more to introduce to the body contouring field.
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Premium Patient Experience: We offer our patients a premium consumer experience. From the initial consultation to the day of procedure, our patients are guided by knowledgeable patient care consultants. In 2020, we began to offer our patients the choice of virtual consults prior to their procedures. Rather than making an in-office appointment, our patients are able to speak with our surgeons and qualified patient care consultants in the convenience of their own home or office typically within 24-72 hours. We encourage a strong relationship between our patients and surgeons, from initial consultation, through procedure and through follow-up appointments. Nearly all of our patient care consultants are former patients and can speak to their personal Elite experiences. Our consultants provide patients pricing information the day of their consult and assist patients in securing third-party financing, if needed, enabling patients to more quickly schedule their procedure.

On the day of treatment, patients are welcomed into a spa-like environment by a friendly patient concierge and taken to meet their patient care consultant who will escort them to the procedure. Our centers are located near high end retail environments, such as Rodeo Drive in Beverly Hills and Fifth Avenue in New York. The centers are designed and furnished with furniture from a high-end retailer with the patient experience in mind, offering a comfortable and calming environment ahead of and after the procedure. Our strategic footprint and unique staffing model lead to positive patient experiences throughout their process.
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Elite Surgeons: Our surgeons are chosen not only for their medical skills, generally as plastic or cosmetic surgeons, but also for their artistic vision. They are selected to join our nationwide practice because they are at the top of their profession, specialize in body sculpting, and have artistic skill. Most of our surgeons are ambidextrous to enable symmetrical results and have interests in drawing, painting, and sculpture. Before working on Elite Body Sculpture patients, each surgeon completes extensive AirSculpt® training to ensure the best results for every patient and treatment. We conduct ongoing follow-ups with physicians to ensure the best results for our patients.

We offer our surgeons a compelling economic opportunity, with annual compensation for part-time work at Elite Body Sculpture often higher than the average full-time salary in a private practice. By joining Elite Body Sculpture, surgeons are also able to grow their private practices by attracting Elite patients to their private practice for non-body contouring procedures, such as face lifts and injectables. Our surgeons are also featured on our social media platforms. AirSculpt® allows the surgeon to provide high quality outcomes to patients while being less physically demanding on the surgeon than traditional liposuction. As AirSculpt® is only available for use at Elite Body Sculpture centers, we protect our brand and are able to retain high quality surgeons.
National Footprint Fueled by Attractive Unit Economics
We have a growing national footprint consisting of 16 centers as of October 5, 2021. Our centers are located primarily in metropolitan cities near retail shops that our patients frequent and popular areas. On average, our centers contain two procedure rooms with the capacity to perform up to 36 surgeries a week, in addition to additional consultation offices for prospective patients. Our accreditation as an office-based practice under the Joint Commission demonstrates our commitment to safety and quality. In 2020, we generated revenue per case of approximately $10,600 on average. We require 100% private pay upfront and face no reimbursement risk.

Our centers generate highly attractive unit-level economics and require only a modest investment to open. Given the consistently high level of demand for our services and the average price of our procedures, our centers that have been open since 2019 achieve profitability within approximately three months on average, providing Elite Body Sculpture with a highly attractive and near-immediate return on invested capital.
Scaled Platform and Consistent Demand Drives Attractive Growth and Free Cash Flow
Our operating model is highly scalable and enables capital efficient growth. We have generated double digit growth in each of the years since 2015. For the year ended December 31, 2020, we generated approximately $63 million of revenue compared to $41 million for the year ended December 31, 2019, which represents approximately 52% growth. We have a capital efficient business that requires minimal maintenance capital expenditures and working capital to support our operations, enabling us to generate strong cash flows to fund future growth. We have achieved consistent, self-funded growth since our founding in 2012 and have accelerated our performance in recent years.
Experienced Founder-Led Management Team to Support Growth
We are led by an experienced team united by our vision to redefine body contouring and a belief in our future growth potential. Our founder and Chief Executive Officer, Dr. Aaron Rollins, is a celebrity cosmetic surgeon that is recognized as a leader in body sculpting and has been featured across digital, print and TV. Dr. Rollins has been a licensed cosmetic surgeon since 2004. In addition, our non-executive chairman, Adam Feinstein, who founded our Sponsor, has 25 years of experience working with many of the leading healthcare services companies, including service as a director of public and private healthcare company boards. They have partnered with our Chief Operating Officer and President, Ron Zelhof, and our Chief Financial Officer, Dennis Dean, who together have over 50 years of experience in the health care industry, including at Envision Healthcare, Healthsouth, and Surgery Partners. We have built a strong and diverse team across our marketing and operations functions that is highly scalable and capable of supporting future growth. We have a results-driven team culture. We believe our combination of talent, experience, and culture gives us the ability to drive sustainable growth.
Our Growth Strategies
We intend to deliver sustainable growth in revenue and profitability by executing on the following strategies:
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Continue to Grow Our Brand Awareness and Attract New Patients: We believe that consumer trends towards greater acceptance of body contouring and cosmetic treatments will continue to expand the market for our services. We believe we are a leading provider of body contouring procedures and that there is a significant opportunity to drive awareness and adoption of our AirSculpt® method and procedure offerings.

We employ the following strategies to drive brand awareness:
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Developing digital content, including a “before and after” photo gallery and AirSculpt® TV: We have collected a catalog of over 200,000 “before and after” photos, showcasing our treatment outcomes. Our AirSculpt® TV program, featured on our Elite Body Sculpture Instagram page and website, provides a never-before seen transparency in our space, encouraging further growth. We will continue to develop high quality digital content that highlights the transformative power of our minimally invasive procedures.

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Social, digital and traditional marketing: Our in-house marketing team generates continuous media coverage of our offering across social, digital, and traditional media channels, such as magazines and TV. We have over 250,000 followers across our social media channels, as of June 1, 2021. By using web-based lead generation, we generate over 250,000 monthly website visits, primarily through optimized spend on Google’s marketing engine.

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Celebrity endorsements: We collaborate with celebrity influencers and TV personalities such as Yris Palmer, Chris Sapphire, Kira Girard, Chloe Trautman, and Jonathan Bennett to drive continuous media coverage that raises brand awareness and social acceptance of our procedures. We have collaborated with 48 influencers with over 200,000 followers each, of which 20 influencers have more than one million followers each.
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Patient testimonials: Our patients are some of the best advocates for our brand, with many recommending our procedures to family and friends. We encourage our patients to share their “before and after” photos on social media.

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Expand Footprint by Opening New Centers in the United States: We believe our track record of successfully opening new Elite Body Sculpture centers consistently generating strong unit-level economics validates our strategy across the United States and to domestically expand our footprint. In order to ensure our new centers are profitable, we follow the same business plan for each new center. A new center is generally profitable within the first few months of opening, supported by our 100% upfront private pay policy. We have strong conviction in our ability to continuously improve our unit economics as we open additional centers in the United States With our patient care consultants and surgeons performing virtual consultations ahead of store openings, we are able to pre-book procedures and can begin performing surgeries on a center’s opening day, accelerating the ramp up of those centers.

Management uses a disciplined approach to choose potential markets, opening centers at minimal cost located near premium retail shops that our patients frequent. We believe there is a significant domestic growth opportunity and will continue to opportunistically evaluate new center openings and target opening three to four centers each year.
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Continue to Drive Sales Growth of Our Centers: We employ the following strategies to increase our procedures performed and drive higher revenue per procedure with the aim of continuing to accelerate our growth in existing centers:

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Continue to add new procedure rooms: Our centers typically have one to two procedure rooms. We have the opportunity to continue to both add procedure rooms and adapt our schedule from primarily open six days to seven days a week in order to meet the strong demand from our patients for our services. Through referral and outreach, we plan to continue recruiting surgeons to operate on our growing number of patients and staff to conduct consultations and organize appointments.

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Increase speed and efficiency of patient onboarding to increase utilization and reduce patient waiting times: We have and will continue to execute initiatives that increase the speed through which patients convert from initial consultation to procedure. These initiatives include hiring additional sales support staff to respond to patient inquiries and utilizing virtual consultations that enable our patients to speak with surgeons and qualified patient care representatives in the convenience of their own home or office, making it easier and quicker to schedule a procedure and reduce overall waiting time.

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Continue to introduce new, innovative procedures: Since our founding in 2012, we have demonstrated our ability to innovate with the novel introduction of the AirSculpt® method to the cosmetic surgery field. Over the past decade, we have generated more revenue per patient, which we believe is a direct result of our successful introduction of new procedures to meet our patients’ needs. Fat transfer has been a highly successful innovation and is now a critical component of our offering, enabling the artistry of many of our most popular and highest revenue procedures. We also continue to develop new procedures, such as the Hip Flip™ and CankCure™, to meet our patients’ demand and drive traffic to our centers.

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Increase prices on procedures: We have an ability to increase prices on our procedures driven by the strong value proposition that our services offer to our patients.

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Expand Internationally: We believe our brand has global appeal. We draw clients from international markets that travel to our existing centers for body contouring procedures. We believe there is significant opportunity to open new centers in densely populated, affluent international metropolitan regions.

Our Technique, Training and Equipment
AirSculpt® is a proprietary, patented method of tumescent liposuction that removes unwanted fat from several targeted areas of the body in a minimally invasive procedure, producing dramatic results. By contrast to traditional liposuction, AirSculpt® requires no needle, no scalpel, no stitches and no general anesthesia, with patients remaining awake during the procedure. We train our surgeons in the AirSculpt® procedure, for which we possess a patent covering the process illustrated below. Our surgeons are contractually prohibited from performing Elite Body Sculpture’s proprietary procedures, including the AirSculpt® procedure, if they leave Elite Body Sculpture.
1. Pain Management	Prior to the procedure, patient is given a sedative cocktail and local anesthesia via air pressure from a needleless jet injector. *Patient remains fully awake during the procedure
2. Access Point Creation	One to three entryways are created by the jet injector, which are widened to 2mm (freckle-sized) by means of a biopsy punch.
3. Local Numbing	A thin cannula is inserted in each entryway, at which point a local numbing solution is dispersed subdermally to the target areas.
4. Laser Ablation
Laser ablation, which is the use of the heat from laser light to destroy unwanted cells, is then applied to soften the fat cells for extraction. As a byproduct of the laser’s heat, the skin in the treated area is tightened for post-surgery effects.

5. Fat Removal Process
Proprietary fat removal process uses industry accepted, FDA approved tools to grab, separate, and remove fat cells.
An FDA-approved handpiece drives cannula 1,000 times per minute in a corkscrew motion to remove fat cells, without harming surrounding tissue and structures.
The amount of fat removed via the AirSculpt® method depends on patient body size, desired outcomes and state regulations. After the procedure is complete, a piece of dry gauze is used to cover the entryway to protect against infection.

Across our centers, we use a network of independent surgeons to perform the AirSculpt® procedure. We believe that the desire to be an Elite Body Sculpture surgeon has provided us with ready access to talented providers, making recruitment a selective process. Additionally, through referral and outreach, we plan to continue recruiting surgeons to perform procedures on our growing number of patients. We conduct background checks on prospective surgeons, confirming licensure and checking surgeon records contained in the National Practitioner Data Bank. Furthermore, we consider the body of work of prospective surgeons, including before and after photos and areas of specialization. Following this initial selection process, our prospective surgeons undergo in-house training through the Elite Fellowship Program where they receive proprietary information regarding the AirSculpt® method and approved body markings, observe videos of experienced AirSculpt® surgeons, observe those surgeons complete eight to ten procedures in-person, and later complete three procedures under the in-person supervision of those surgeons. If a prospective surgeon successfully completes the Elite Fellowship Program, they are permitted to conduct the AirSculpt® method without restrictions. Otherwise, they are observed in additional training procedures or are not chosen to join the Elite Body Sculpture team. Additionally, there is a comprehensive ongoing review process of all surgeons conducted by our experienced AirSculpt® surgeons, which includes on-site visits at centers to help maintain quality standards, and feedback from other staff members, including members of our nursing team.
In connection with the AirSculpt® method, we currently use an FDA-approved handpiece manufactured by Euromi S.A., a Belgian company that specializes in the manufacturing and distribution of medical, dermatological and plastic surgery products, and other FDA-approved parts, such as the cannula and vacuum pump, from other manufacturers. The handpiece we use costs significantly more than other handpiece models, we believe it is more powerful while being gentler for the patient, helping to produce better results. Some of the other parts used are customized for us by our suppliers for our procedure. Although using FDA-approved equipment in medical procedures is the practice of medicine and does not itself require further FDA review or approval, FDA regulations require that we report certain information about adverse medical events if our AirSculpt® procedures have caused or contributed to those adverse events.
While we recruit our surgeons with a focus on excellence and skill, the handpiece we use in connection with the AirSculpt® method is designed to automatically shut off if any issues are detected in the process (e.g., excessive heat levels). As of the date of this prospectus, we are not aware of any adverse events in connection with the AirSculpt® procedure that would require reporting under any regulations.
We are continuously working to innovate to make the AirSculpt® procedure easier to perform, deliver enhanced results, and be more pleasant for our patients, all with a goal of providing the best body contouring results possible. Moreover, we continue to develop AirSculpt® for new procedures and also seek to incorporate new technologies into our current procedures.
Our Treatment Process
Pre-Treatment
During our pre-treatment process, our surgeons meet with patients in-person, virtually or through asynchronous review of photo submissions. During the consultation process, our surgeons provide one-on-one advice, verify the appropriateness of patient candidacy, and align with the patient on procedural expectations.
Day of Treatment
On the day of treatment, patients are welcomed into one of our facilities, which is designed to provide a spa-like environment by a patient concierge and escorted to their procedure by a patient care consultant. Prior to the procedure, the surgeon meets with the patient to complete markings on their body, which serve as a guide during the procedure. Additionally, pre-treatment photos are taken. Procedure times vary. For example, a typical chin procedures takes approximately an hour while a full abdomen procedure with fat transfer or Power BBL™ takes approximately three hours. Procedures follow the method outlined in “Our Technique, Training and Equipment” above, during which time the patient is fully awake and may speak with the surgeon or listen to music. Post-treatment, the patient is brought to a recovery room with a recovery compression garment and is subsequently provided discharge instructions.
Post Day of Treatment
Given the minimally invasive nature of our procedures, our patients often resume normal activities and return to work the day following treatment. The patient is provided with a recovery compression garment that the patient will wear for typically two weeks. Our procedure follow-ups include email check-ins within 48 hours, one week, and three months post procedure, as well as post procedure visits one week and three months after treatment. Post-treatment photos are taken and may be shared on social media with the patient’s consent.
Center Format and Selection
Our centers are approximately 3,000 square feet each and are typically open six days per week, with select centers are open seven days per week, from 9 am to 5 pm. Certain centers may operate outside of typical hours to accommodate client schedules. Most existing locations have two procedure rooms. Our centers are typically staffed by three surgeons, who are independent contractors, nurses, office managers, sales consultants, sales assistants and front desk concierges/administrative assistants.

Scottsdale, AZ	Beverly Hills, CA
We use a disciplined approach when opening de novo centers and conduct extensive diligence of potential markets through social research and economic analysis of each market. Our target markets include affluent metropolitan and suburban areas with populations exceeding two million people. We conduct in-person site visits to proposed center locations.
Our Marketing and Sales Efforts and Third Party Financing
Our marketing efforts are driven by an in-house team of professionals that focus on digital and other platforms. In addition to monitoring and managing our social media presence, our team is focused on search engine optimization on our digital platform. Our total marketing spend for 2020 was approximately $7.5 million, or approximately 12% of revenue, which is split between 74% for digital platforms and 26% for other platforms. Our customer acquisition costs were approximately $1,280 per customer in 2020.
Our sales assistants respond to inquiries from prospective patients and schedule virtual or in-person consultations. In 2020, we began to offer our patients the choice of a pre-procedure virtual consult. Rather than making an in-office appointment, our patients are able to speak with our surgeons and qualified patient care consultants in the convenience of their own home or office typically within 24-72 hours. We encourage a strong relationship between our patients and surgeons, from initial consultation, through procedure, to after treatment. Nearly all of our patient-facing consultants are former patients and can speak to their personal Elite experiences. Based on these efforts, together with discussions with our surgeons, our patients elect to move forward and schedule a procedure date. Many patients, satisfied with results and experience, return to Elite Body Sculpture to receive further AirSculpt® treatments on additional body parts.
Our consultants provide patients pricing information the day of their consult and, if requested by the patient, assist patients with securing third-party financing from entities such as CareCredit, Alphaeon Credit and United Medical Credit, enabling consumers to more quickly schedule their procedures. We do not face any risk in default of payment under that financing arrangement, which is solely between the patient and third party financing vendor. In 2020, approximately 43% of our revenue involved the patient securing third-party financing.
Our Intellectual Property
As of October 5, 2021, our patent portfolio is comprised of two issued U.S. utility patents and three pending U.S. utility patent applications, each of which we own directly. The tools we use to perform our fat removal and fat transfer procedures are purchased from third parties and we do not own the proprietary rights to such tools. Instead of protecting specific, individual liposuction components (such as a particular handpiece design), our issued patents and one of our pending applications relate to certain proprietary implementations of the process described in the section “Our Technique, Training and Equipment,” and the combination of multiple components to form proprietary systems that are specially configured for carrying out those proprietary processes. We believe the systems and methodologies claimed in our issued patents provide impressive results with less patient trauma relative to other systems and methods, such as liposuction and abdominoplasty (tummy tuck), that require more invasive surgical procedures. In general, patents have a term of 20 years from the application filing date or earliest claimed non-provisional priority date. We expect our issued patents to expire in 2033 or later.
AirSculpt®, No Needle, No Scalpel, No Stitches®, If You Can Pinch It, We Can Take It®, Power BBL®, Tiny Tuck®, RevisionSculpt®, 48 Hour Six Pack®, AirSculpt is for Everybody®, Cure for the Hip Dip™, Hip Flip™, CankCure™, and our logo are U.S. registered trademarks or trademarks for which registration is pending in the United States. We have also registered AirSculpt® and certain other trademarks outside of the United States.
We seek to protect our intellectual property by filing patent applications in the United States related to our procedures that are important to our business. We rely on a combination of confidentiality, non-disclosure and assignment of invention agreements with our employees, surgeons, consultants, contractors and other partners and collaborators. We further rely on copyright, trademark and trade secret laws to protect our brands, proprietary technologies, know-how, data, and copyrighted content (including our library of before and after photographs).
Competition
We believe that our brand recognition and minimally invasive procedures with results meeting or exceeding our customer expectations distinguish us in the rapidly growing market for body contouring.
While we believe we are transforming and growing the body contouring market, our primary competition includes individual and small practice group providers of traditional liposuction, which we believe require a longer patient recovery time than AirSculpt® and some national providers of other minimally-invasive techniques, which we believe are less effective than AirSculpt®. Additionally, university and hospital systems, medical spas and centers and beauty and rejuvenation centers include the body contouring services in their offerings.
The areas in which we compete include:
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Patients: We compete for patients to utilize our procedures through our marketing efforts and exceptional brand reputation.

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Procedure Offering: We compete with providers of liposuction, abdominoplasty (tummy tuck) and gastric bypass surgery, and non-surgical procedures that use cooling, injected medication or heat to reduce fat cells. Many procedures can also involve significant pain and may require excess post-surgical recovery time.

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Surgeons and other professionals: We compete for high quality surgeons and other professionals across the body contouring and cosmetic surgery industry to ensure we are able to continue to provide our patients with a smooth process, premium service, and high quality results.

The principal competitive factors that companies in our industry need to consider include, but are not limited to: enhanced products and services, procedure safety, competitive pricing policies, vision for the market and procedure innovation, strength of sales and marketing strategies, technological advances, brand awareness and reputation, and access to financing. We believe we compete favorably across all of these factors and we have developed a business model that is difficult to replicate.
Surgeon Practice Structure
Due to the prevalence of the corporate practice of medicine doctrine, including in many of the states where we conduct our business, our affiliated surgeons are organized in traditional physician practice group structures.

In accordance with applicable state laws, our surgeons have exclusive control and responsibility for all clinical decision-making and the provision of medical care to patients. The Professional Associations are set up as legal entities, separate from Elite Body Sculpture, organized in accordance with applicable state laws regarding the types of entities that may operate a physician practice group. Each of the Professional Associations under which our affiliated surgeons operate is owned by a licensed, qualified physician. Our structure enables more effective and efficient sharing of results among our affiliated surgeons, including with respect to educating and training them as to best demonstrated clinical processes, provides them with access to our sophisticated information systems, and helps to shield us from professional liability.
Each of the Professional Associations contracts with surgeons to provide body contouring services to its patients. Each such surgeon must hold an active license to practice medicine in the state where the applicable Professional Association operates. In most cases, surgeons enter into independent contractor agreements with the applicable Professional Association, under which the surgeon is paid a percentage of the professional fees collected by the Professional Association for each surgery the surgeon personally performs, net of any adjustments for financing fees, patient refunds, or any other allowances applicable to the services provided. A typical agreement with our surgeons will have a term of two to three years. The Professional Associations are generally responsible for billing patients for services rendered by our surgeons. Subject to applicable state laws governing enforceability of restrictive covenants relating to physicians, our surgeons contracted by the Professional Associations have agreed not to compete during the contracted period and have agreed not to use or disclose Elite Body Sculpture’s proprietary information, including the AirSculpt® procedure, even after the terms of their respective contracts.
Management Services Agreements
We have entered into MSAs with each of the Professional Associations, under which the Company, through its wholly-owned subsidiaries, provides the Professional Associations with exclusive, administrative, management and other business support services, including, but not limited to, billing and collection, accounting, legal, human resources, information technology, compliance and recruiting assistance (the “Management Services”). The Professional Associations retain exclusive control and responsibility for all clinical aspects of the practice of medicine and the delivery of medical services and for contracting with all surgeons and other licensed professionals performing procedures through the Professional Associations. The MSAs are long-term in nature, typically with an initial term of 10 years that automatically renews for successive 5 year terms unless either party provides notice not to renew before the end of the then-current term, subject only to a right of termination in the case of uncured material breach. Under the terms of the MSAs, and subject to state laws and other regulations governing professional fee-splitting, our wholly-owned subsidiaries are typically paid either a flat monthly fee or where permitted, a monthly fee structured as (i) a flat dollar amount for all marketing and advertising advice, assistance, and services provided and (ii) a fee equal to a percentage of the Professional Association’s gross revenues for the applicable month. These agreements also generally provide opportunities for supplemental bonuses. In addition, the Professional Associations have also agreed to reimburse us for certain expenses. See “Governmental Regulation—State Corporate Practice of Medicine and Fee-Splitting Laws.”
Continuity Agreements
Dr. Rollins is the sole director, officer, and owner of a majority of the Professional Associations. With the exception of the New York Professional Association, we have entered into Continuity Agreements with Dr. Rollins and the other Surgeon Owners, which (i) prohibit the Surgeon Owners from freely transferring or selling their interests in the Professional Associations, (ii) provide for the ability to add a second Surgeon Owner to help ensure continuity of the Professional Association, and (iii) provide that the ownership interests of the Surgeon Owners will automatically be transferred to another licensed professional designated by us in accordance with the terms of the Continuity Agreement upon the occurrence of certain events, which include, but is not limited to, the Surgeon Owner’s death, the termination of the Surgeon Owner’s employment, the Surgeon Owner’s license to practice medicine being revoked or terminated, the Surgeon Owner filing a petition for bankruptcy, the Surgeon Owner becoming indicted for or convicted of any felony or any misdemeanor offense involving moral turpitude, the Surgeon Owner breaching any provision of the Continuity Agreement, the Surgeon Owner’s gross negligence, willful misconduct or fraud with respect to the Professional Association, and the Surgeon Owner’s disability or incapacity.

Each Continuity Agreement will remain in effect until it is terminated (i) by written agreement signed by or on behalf of each party, (ii) upon the 21-year anniversary of the death of the Surgeon Owner, or (iii) only by the manager (being our wholly-owned subsidiaries), upon at least 30 days prior written notice of such termination to the Professional Association.
Governmental Regulation
Our business and the healthcare industry generally are highly regulated. While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment or changes in interpretation of existing laws and regulations. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Licensing, Medical Practice, Certification
The practice of medicine, including the performance of surgery, is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care and consultations), equipment, personnel, operating policies and procedures, prerequisites for the prescription of medication, ordering tests and other professional services.
Physicians, surgeons and licensed professionals who provide professional medical services to patients must hold a valid license to practice medicine or otherwise be certified or qualified to provide the licensed professional service in the state in which the patient is located. Failure to comply with these laws and regulations could result in licensure actions against the professionals, rendered services being found to be non-reimbursable, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties. Our centers are operated as physician office-based practices, which generally rely on the licenses of the surgeons performing medical services through the affiliated Professional Associations at our locations, as well as other permits and licenses including CLIA certifications, medical waste permits, and local operating permits. Some states also require the applicable Professional Association to hold its own clinic license or permit. Through the affiliated Professional Associations, we voluntarily seek accreditation from The Joint Commission for all of our centers. The Joint Commission is a not-for-profit with over 70 years of experience in health care accreditation. Accreditation and certification for each of our centers requires an on-site evaluation of the quality and safety of patient care. A leading nationally-recognized accreditation, for an office-based practice, demonstrates our commitment to safety and quality. Our ability to operate profitably will depend in part upon our centers, the affiliated Professional Associations and their surgeons obtaining and maintaining all necessary licenses and other approvals and operating in compliance with applicable healthcare regulations. Failure to do so could have a material adverse effect on our business.
Our centers are subject to other federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights, discrimination, building codes and other environmental issues. Federal, state and local governments are expanding the regulatory requirements on businesses like ours. The imposition of these regulatory requirements may have the effect of increasing operating costs and reducing the profitability of our operations.
State Corporate Practice of Medicine and Fee-Splitting Laws
The laws in many of the states in which we operate or may in the future operate, prohibit entities owned by non-physicians from practicing medicine, exercising control over surgeons, employing surgeons or otherwise interfering with the independent professional judgment of surgeons. This prohibition on the corporate practice of medicine, is intended to prevent unlicensed persons from interfering with the practice of medicine by licensed surgeons or interfering in any way with the independent professional judgment of physicians as it pertains to patient treatment and related clinical matters. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. In certain states where we currently, or in the future, may operate, the corporate practice of medicine doctrine and other licensed professions restrictions may be implicated by decisions and activities such as contracting, setting rates and the hiring and management of clinical or licensed personnel. Many states also have regulations that prevent professional fee-splitting, which is the unlawful sharing of professional fees with unlicensed persons or entities owned by unlicensed persons, often in connection with referrals or other business generated by such persons. Corporate practice of medicine and fee splitting laws and rules vary from state to state and are not always consistent. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Thus, regulatory authorities or other persons, including the Professional Associations’ contracted surgeons, may assert that, notwithstanding the careful structuring of our management arrangements, that we are engaged in the corporate practice of medicine or that the fees earned by us under our contractual arrangements with the Professional Associations constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our surgeons, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement with the Professional Associations (or their terms of engagement with their contracted surgeons), in each case that interfere with our business, our profitability and may have other materially adverse consequences.
Healthcare Fraud and Abuse Laws
Even though our services are not currently covered by any government healthcare program or other third-party payor, the laws in some of the states in which we operate, or may in the future operate, prohibit surgeons and other healthcare providers from referring patients to centers in which the surgeon or other healthcare provider has a financial interest unless an exception applies or providing any form of remuneration or a “kickback” for referrals of patients for medical items or services. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If we or our operations are found to be in violation of any of these laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, imprisonment and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results.
Antitrust Laws
The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission (the “FTC”). We believe we are in compliance with federal and state antitrust laws, but courts or regulatory authorities may reach a determination in the future that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Legal Proceedings
During the ordinary course of business, we have become and may in the future become subject to pending and threatened legal actions and proceedings, including with respect to the quality of our services. All of the current legal actions and proceedings that we are a party to are of an ordinary or routine nature incidental to our operations, the resolution of which should not have a material adverse effect on our financial condition, results of operations or cash flows. These claims, to the extent they exceed our insurance deductibles, are covered by insurance, but there can be no assurance that our insurance coverage will be adequate to cover any such liability.

Employees
As of October 5, 2021, we employed approximately 230 full-time employees and approximately 30 part-time employees. We also had contracts with approximately 40 surgeons. While each center varies depending on its size, case volume and case types, we employ an average of approximately 10 full-time equivalent employees at our centers.
While we provide “full-time equivalent” information, a number of our employees work on flexible schedules rather than full-time, which increases our staffing efficiency. As a result, these employees also do not participate in our benefits structure, which we believe reduces the relative cost of our benefits plans to us. None of our employees is represented by a collective bargaining agreement.
Properties
Our corporate headquarters is located in Miami Beach, Florida, where we occupy approximately 1,310 rentable square feet under a lease that expires in October 2023. We use this location primarily for sales and marketing, information technology, social media content management, research and development, supply chain and logistics, finance, human resources, and editing related to AirSculpt® TV.
In addition to our corporate headquarters, as of the date of this prospectus, we operate sixteen centers* from which we offer AirSculpt® procedures.
State	City	Number of Procedure Rooms
Arizona	Scottsdale	1
California	Beverly Hills	2
California	Sacramento	1
California	San Diego	2
Colorado	Denver	2
Florida	Orlando	2
Georgia	Atlanta	2
Illinois	Chicago	1
Minnesota	Minneapolis	2
New York	New York	2
North Carolina	Charlotte	2
Tennessee	Nashville	2
Texas	Dallas	1
Texas	Houston	1
Washington	Seattle	2
Virginia	Vienna	2

*
Leases have been signed with facilities in Toronto, Boston, Miami, Las Vegas and Salt Lake City, but it is not yet known when these facilities will open for business.

We intend to procure additional space as we hire additional employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.

MANAGEMENT
The following table sets forth the name, age (as of the date of this prospectus) and position of individuals serving as our directors and executive officers upon the consummation of this offering. The following also includes certain information regarding our directors’ and officers’ individual experience, qualifications, attributes and skills, and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.
Name	Age	Position
Dr. Aaron Rollins	46	Chief Executive Officer and Director
Adam Feinstein	49	Non-Executive Chairman of the Board
Ronald P. Zelhof	57	Chief Operating Officer and President
Dennis Dean	49	Chief Financial Officer
Daniel Sollof	38	Director
Caroline Chu	41	Director
Thomas Aaron	59	Director
Kenneth Higgins	56	Director
Pamela Netzky	46	Director
Executive Officers
Dr. Aaron Rollins is our founder and has served as Chief Executive Officer since 2012. Dr. Rollins is the cosmetic surgeon to the stars, as well as, the founder of Elite Body Sculpture. Dr. Rollins is considered a specialist in body sculpting and has performed thousands of laser liposuction procedures. He is a life-long art lover who studied sculpture and to fulfill his dream of combining art and science, he eventually attended medical school. Dr. Rollins went to medical school at the McGill University Faculty of Medicine in Montreal, Canada after completing his undergraduate studies at McGill University. He has received many awards for his distinguished work, including the I.D.E.A. Bronze Medal for medical inventions and the “Great Distinction” honor at McGill University. He is affiliated with the American College of Surgeons, American Board of Laser Surgery, American Academy of Cosmetic Surgery and the American Society of Liposuction Surgery. He is also a member of the World Academy of Cosmetic Surgery. Dr. Rollins was awarded the Compassionate Doctor certification in 2013. We believe that Dr. Rollins’ industry knowledge, as well as his leadership experience, make him an appropriate member of our board of directors.
Ronald P. Zelhof has served as our Chief Operating Officer since December 2018 and as our President since October 2021. Mr. Zelhof brings over 30 years of experience to the company, including over ten years at Surgery Partners, Inc. where he most recently served in the position of Senior Vice President of Operations from November 2015 to December 2018 and over 20 years at Healthsouth where he served in various positions, including VP of Operations. Mr. Zelhof received his B.S. in Education and is a graduate of the professional program in Physical Therapy from the University of Miami.
Dennis Dean has served as our Chief Financial Officer since June 1, 2021. Mr. Dean has over 20 years of experience in multi-site healthcare services. Prior to joining the Company, Mr. Dean served as Senior Vice President of Finance and Operations for Envision Healthcare from January 2019 to December 2020. Mr. Dean also over served as Chief Accounting Officer and Corporate Controller for Surgery Partners and its predecessor company, Symbion, from 2008 through 2018 and was part of the team which took Surgery Partners public in 2015. Prior to joining Symbion, he co-founded Resource Partners, LLC, a healthcare-focused financial consulting firm, and began his career at Deloitte. Mr. Dean is a Certified Public Accountant and holds a B.S. in Accounting and an MAcc from Western Kentucky University.
Non-Employee Directors
Adam Feinstein has served as non-executive chairman of the board of managers of Elite Body Sculpture since October 2018 and the non-executive chairman of the board of directors of the Company since September 2021. Mr. Feinstein founded Vesey Street Capital Partners, L.L.C. (VSCP) in 2014 and has served as Managing

Partner of the firm since August 2014. Mr. Feinstein has 25 years of experience working with many of the leading healthcare services companies. He has been Chairman of the Board of Directors of HealthChannels (ScribeAmerica), a provider of medical scribe support and value-based healthcare solutions, since October 2016 and QualityMetric, a provider of health and disease specific surveys, since August 2020. He has served as a member of the Board of Directors of Pathgroup, a leading pathology services company since August 2016. Mr. Feinstein has served as a board member of Safecor Health, which provides pharmaceutical unit dose packaging services for hospitals and health systems, since August 2021. He was a board member of Surgery Partners, Inc. (Nasdaq: SGRY) from September 2015 to December 2019 and Imedex, Inc. from July 2015 to August 2017. Prior to founding VSCP, Mr. Feinstein was the Senior Vice President of Corporate Development, Strategic Planning and Office of the Chief Executive Officer at LabCorp from June 2012 to August 2014. At LabCorp, he oversaw mergers and acquisitions, corporate development, strategic partnerships and corporate strategy and managed the company’s partnerships with large hospital systems. Prior to LabCorp, Mr. Feinstein served as the Managing Director in Equity Research at Barclays Capital/Lehman Brothers for 14 years. He was ranked #1 in the Institutional Investor All America Research Survey in the Health Care Facilities category for eight years. Mr. Feinstein is a CFA charterholder and has a B.S. in Business from the Smith School at the University of Maryland. He also completed the Nashville Healthcare Council Fellows program. We believe that Mr. Feinstein’s public company experience, industry knowledge, as well as his leadership experience, make him an appropriate non-executive chairman of our board of directors.
Daniel Sollof has served as a member of the board of managers of Elite Body Sculpture since October 2018 and as a member of the board of directors of the Company since June 2021. Mr. Sollof joined VSCP in August 2014 and serves as a General Partner for the firm. In addition to sourcing and evaluating potential investment opportunities, Mr. Sollof works closely with VSCP’s portfolio companies. He has been a Board Observer at HealthChannels (ScribeAmerica) since October 2016. From July 2015 to August 2017, he served as a member of the Board of Directors of Imedex, Inc. Prior to joining VSCP, Mr. Sollof served as Vice President and Research Analyst for Barclays Capital/Lehman Brothers August 2007 to August 2014, focusing on the Healthcare Facilities and Medical Supplies & Devices Sectors. Prior to Barclays Capital/Lehman Brothers, Mr. Sollof worked as a Valuation and Business Modeling Analyst in the Transaction Advisory Services group at Ernst & Young from September 2005 to July 2007. Mr. Sollof received a B.S. in Management Science from the University of California – San Diego and is a CFA charterholder. We believe that Mr. Sollof’s industry knowledge, as well as his leadership experience, make him an appropriate member of our board of directors.
Caroline Chu will become a member of our board of directors upon consummation of this offering. Previously, Ms. Chu spent 16 years at Goldman Sachs Group, Inc. from June 2002 to February 2018. She served as an investment analyst in Equity Research, a public equities investor in Goldman Sachs Principal Strategies and portfolio manager and Managing Director in Goldman Sachs Investment Partners. Ms. Chu also served as Co-Head of Equities and Managing Director for Alwyne Management LP from May 2018 to January 2020. Ms. Chu received her B.S. degrees in Economics and Management Science from the Massachusetts Institute of Technology in 2002. We believe that Ms. Chu’s leadership experience makes her an appropriate member of our board of directors.
Thomas Aaron will become a member of our board of directors upon consummation of this offering. Mr. Aaron joined Cincinnati Financial Corporation (Nasdaq: CINF) in November 2019 and currently serves as a member of the board of directors, as a member of CINF’s audit committee, and as a member of the boards of directors of CINF’s property casualty insurance companies and other subsidiaries. From 2016 to 2017, Mr. Aaron served as Senior Vice President of Finance of Community Health Systems, Inc. (NYSE: CYH). Mr. Aaron was appointed to serve as Executive Vice President and Chief Financial Officer of CYH in May 2017, a position in which he served through December 2019. Prior to joining CYH, Mr. Aaron had a distinguished, 32-year career at Deloitte leading audit and consulting services to, among others, national healthcare organizations. Mr. Aaron is a Certified Public Accountant and holds a B.S. in Accounting from the University of Kentucky. We believe that Mr. Aaron’s leadership experience makes him an appropriate member of our board of directors.
Kenneth Higgins will become a member of our board of directors upon consummation of this offering. Mr. Higgins currently serves as the managing director and co-founder of Northborne Partners, LLC, a middle market-focused mergers and acquisitions advisory firm. Previously, Mr. Higgins spent 4.5 years at BMO

Capital Markets Corp. (a subsidiary of Bank of Montreal (NYSE: BMO)) from 2016 to 2021. Mr. Higgins received his Bachelor of Business Administration from the University of Michigan School of Business and his Juris Doctor degree from Harvard Law School. We believe that Mr. Higgin’s leadership experience makes him an appropriate member of our board of directors.
Pamela Netzky will become a member of our board of directors upon consummation of this offering. Ms. Netzky co-founded Skinny Pop Popcorn in 2010 and served as its President until July 2014. In 2014, SkinnyPop Popcorn sold a majority stake to TA Associates, a leading private equity firm, and changed its name to Amplify Snack Brands. Ms. Netzky transitioned to become a Senior Advisor of Amplify Snack Brands in 2014 and was named a board member of the company. In 2015, Amplify Snack Brands went public on the New York Stock Exchange (formerly NYSE: BETR). Ms. Netzky continued to serve on the board of directors until its sale to The Hershey Company (NYSE: HSY) in 2018 in a transaction valued at approximately $1.6 billion. Ms. Netzky has shown dedicated support to the City of Chicago as well as the arts, education and health care. She has been recognized for her philanthropic pursuits by The Illinois Holocaust Museum. Ms. Netzky earned a BA from DePaul University. We believe that Ms. Netzky’s leadership experience makes her an appropriate member of our board of directors.
Board Composition and Election of Directors
Our business and affairs are managed under the direction of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.
The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the completion of this offering and our stockholders agreement. Upon the consummation of this offering, our board of directors will consist of seven directors, four of whom will qualify as “independent” under Nasdaq listing standards.
Directors will (except for the filling of vacancies and newly created directorships) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, immediately after the completion of this offering our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:
•
the Class I directors will be Daniel Sollof and Pamela Netzky, and their terms will expire at the first annual meeting of stockholders after the completion of this offering;

•
the Class II directors will be Adam Feinstein, Kenneth Higgins and Thomas Aaron, and their terms will expire at the second annual meeting of stockholders after the completion of this offering; and

•
the Class III directors will be Dr. Aaron Rollins and Caroline Chu, and their terms will expire at the third annual meeting of stockholders after the completion of this offering.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors will shorten the term of any incumbent director. Our board of directors is authorized to assign members of the board already in office to the three classes; provided, that each class include a specified director designated pursuant to our stockholders agreement. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
In addition, we intend to enter into a stockholders agreement with affiliates of our Sponsor and Dr. Aaron Rollins in connection with this offering. This agreement will grant affiliates of our Sponsor and Dr. Aaron Rollins the right to designate nominees to our board of directors subject to the maintenance of certain ownership requirements in us. See “Certain Relationships and Related Person Transactions—Stockholders Agreement.”

Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Caroline Chu, Thomas Aaron, Pamela Netzky, and Kenneth Higgins, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.
Committees of the Board of Directors
Upon the consummation of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Upon the consummation of this offering, our audit committee will consist of Thomas Aaron, Caroline Chu, and Kenneth Higgins, with Thomas Aaron serving as Chairperson. The composition of our audit committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee will meet the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Thomas Aaron is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933. Our audit committee will, among other things:
•
review our consolidated financial statements and our critical accounting policies and practices;

•
select a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•
help to ensure the independence and performance of the independent registered public accounting firm;

•
discuss the scope and results of the audit with the independent registered public accounting firm and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•
pre-approve all audit and all permissible non-audit services to be performed by the independent registered public accounting firm;

•
oversee the performance of our internal audit function when established;

•
review the adequacy of our internal controls;

•
develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
review our policies on risk assessment and risk management; and

•
review related party transactions.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Compensation Committee
Upon the consummation of this offering, our compensation committee will consist of Thomas Aaron and Caroline Chu, with Caroline Chu serving as Chairperson. The composition of our compensation committee will meet the requirements for independence under Nasdaq listing standards and SEC rules and regulations.

Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee will, among other things:
•
review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;

•
administer our stock and equity incentive plans;

•
review and approve, or make recommendations to our board of directors regarding, incentive compensation and equity plans; and

•
establish and review general policies relating to compensation and benefits of our employees.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Nominating and Corporate Governance Committee
Upon the consummation of this offering, our nominating and corporate governance committee will consist of Pamela Netzky and Kenneth Higgins, with Kenneth Higgins serving as Chairperson. The composition of our nominating and corporate governance committee will meet the requirements for independence under Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee will, among other things:
•
identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

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evaluate the performance of our board of directors and of individual directors;

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consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

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review developments in corporate governance practices;

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oversee environmental, social and governance (ESG) matters;

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evaluate the adequacy of our corporate governance practices and reporting; and

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develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing requirements and rules of Nasdaq.
Role of Board of Directors in Risk Oversight Process
Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.
Code of Business Conduct
Upon completion of this offering, our board of directors will establish a Code of Conduct applicable to our directors, officers and employees. The Code of Conduct will be accessible on our website at www.elitebodysculpture.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct to our officers, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation
All compensation and related matters are reviewed by our compensation committee. Upon the consummation of this offering, our compensation committee will consist of Thomas Aaron and Caroline Chu. None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION
For the year ended December 31, 2020, we had two executive officers, Dr. Aaron Rollins, our Chief Executive Officer, and Ronald P. Zelhof, our Chief Operating Officer and President. We refer to Dr. Rollins and Mr. Zelhof herein as our “named executive officers” or “NEOs.”
2020 Summary Compensation Table
The following table presents all of the compensation awarded to or earned by our named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dr. Aaron Rollins Chief Executive Officer	2020	300,000	150,000	140,241	8,569	598,810
Ronald P. Zelhof Chief Operating Officer and President	2020	300,000	120,000	—	13,328	433,328

(1)
Amounts in this column reflect annual performance bonus payments earned by our named executive officers in 2020, which were paid in 2021.

(2)
Amounts in this column reflect the Equityholder Bonus that Dr. Rollins earned in 2020, as described under “Narrative to the Summary Compensation Table—Equityholder Bonus for Dr. Rollins” below.

(3)
Amounts shown in the “All Other Compensation” column represent medical, dental and vision insurance policy premiums paid by us.

Narrative Disclosure to the Summary Compensation Table
In 2020, we primarily compensated our NEOs through a combination of base salary and annual cash bonus awards. Our NEOs are also entitled to certain medical, dental and vision insurance policy premiums that are paid by the Company.
We did not grant equity awards to our NEOs in 2020. Dr. Rollins has not historically received any Company equity awards. Mr. Zelhof received a one-time equity award in 2019, as discussed under “Outstanding Equity Awards at Fiscal Year-End” below.
Annual Base Salary
Each named executive officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. The 2020 annual base salaries for our named executive officers are set forth in the Summary Compensation Table above.
In May 2021, our board of directors approved an increase to Dr. Rollins’ annual base salary from $300,000 to $600,000 and an increase to Mr. Zelhof’s annual base salary from $300,000 to $500,000. As discussed under “Employment Agreements” below, upon completion of this offering, Dr. Rollins’ annual base salary will be increased to $875,000 and Mr. Zelhof’s annual base salary will be increased to $575,000.
Annual Cash Bonuses
In addition to their annual base salary, our named executive officers are eligible for an annual cash performance bonus for each fiscal year based upon achievement of our performance targets, as determined by our board of directors in its sole and absolute discretion. For 2020, Dr. Rollins and Mr. Zelhof were eligible to receive an annual target cash performance bonus of 50% and 40%, respectively, of their annual base salary based on annual EBITDA performance. In December of 2019, our board of directors approved the 2020 budgeted EBITDA target of $24.0 million, however, in July 2020 our board of directors revised the 2020 target EBITDA from $24.0 down to $15.3 million as a result of the COVID-19 pandemic. For the 2020 performance period, our EBITDA was $17.5 million and as a result, Dr. Rollins and Mr. Zelhof earned bonuses of $150,000 and

$120,000, respectively, which were equal to their target annual bonus for the year. These bonuses were paid during the first quarter of 2021.
Equityholder Bonus for Dr. Rollins
Pursuant to the terms of his employment agreement with us, Dr. Rollins was previously eligible to receive an annual cash incentive award based on his ownership of Company equity and the Company’s EBITDA performance (the “Equityholder Bonus”). The Equityholder Bonus is paid annually in an amount equal to (x) the greater of (i) $500,000 and (ii) 2% of the Company’s consolidated EBITDA for such calendar year, multiplied by (y) a fraction, the numerator of which is the number of Class A Units held by Dr. Rollins and the denominator of which is the aggregate number of Class A Units outstanding as of December 31 of the applicable calendar year. The Equityholder Bonus was paid in four quarterly installments during the course of the year for which it was earned and was adjusted after the end of the year to the extent quarterly installments were over or under paid. As discussed under “Employment Agreements” below, after completion of this offering Dr. Rollins will no longer be entitled to the Equityholder Bonus.
For 2020, Dr. Rollins earned an Equityholder Bonus of $140,241 which was calculated as $500,000 multiplied by 28.0482% and was paid in quarterly installments during the year.
Insurance Plans
All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, and vision, in each case on the same basis as all of our other employees, except that we pay for the full cost of premiums of such benefits for our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.
Employment Agreements
We previously entered into employment agreements with each of Dr. Rollins, effective October 2, 2018, Mr. Zelhof, effective December 1, 2018, and Dennis Dean, effective June 1, 2021. Mr. Dean was not serving as an executive officer of the Company as of December 31, 2020, but has since joined the Company as our Chief Financial Officer. On October 5, 2021, we entered into Amended and Restated Employment Agreements with each of Dr. Rollins, Mr. Zelhof and Mr. Dean in connection with this offering (the “Amended and Restated Employment Agreements”), which agreements will become effective upon completion of this offering.
The Amended and Restated Employment Agreements each provide that the executive will receive a base salary of $875,000 (in the case of Dr. Rollins), $575,000 (in the case of Mr. Zelhof) and $500,000 (in the case of Mr. Dean), which may be reviewed annually and may be increased, but not decreased, without the executive’s consent. The Amended and Restated Employment Agreements also provide that the executive is eligible to receive an annual performance-based cash bonus with a target annual bonus of 100% of base salary (in the case of Dr. Rollins) and 75% of base salary (in the case of Mr. Zelhof and Mr. Dean), which bonus is earned based on the achievement of performance targets, as determined annually by our board of directors. Any annual bonus, to the extent earned, is paid in a lump sum.
The Amended and Restated Employment Agreements also provide that the executive will receive a special one-time equity award grant as soon as reasonably practicable following the completion of this offering. The special one-time equity award grants to Dr. Rollins, Mr. Zelhof and Mr. Dean are described under “IPO Equity Awards” below. Under the Amended and Restated Employment Agreements, the executives are also eligible to participate in the Company’s annual equity grant program, with the first such annual equity grant in the first quarter of 2022. For Dr. Rollins, the 2022 annual equity grant will have a grant date fair value equal to 200% of base salary, with a portion of such award being in the form of time-vesting restricted stock units that vest over three years in equal annual installments. All equity awards are subject to the approval of our board of directors. The form of equity award agreement and the terms and conditions of such equity awards, including with respect to vesting, will be determined by our board of directors.
The Amended and Restated Employment Agreements for each of Mr. Zelhof and Mr. Dean also provide that the executive will receive a special one-time cash bonus in a lump sum payment as soon as reasonably practicable following the completion of this offering in the amount of $4,750,000 (in the case of Mr. Zelhof) and $1,800,000 (in the case of Mr. Dean).
Under the Amended and Restated Employment Agreements the executive may terminate their respective employment at any time and for any reason with 60 days’ prior written notice, provided, however, that we may accelerate the executive’s last day of employment to any date within the 60-day notice period without converting the resignation into anything other than a voluntary resignation. The executive’s employment terminates automatically upon their death. We may terminate the executive’s employment immediately for “disability” (as defined in the Amended and Restated Employment Agreements) or immediately upon written notice for “cause” (as defined below). In the event that the executive’s employment is terminated due to his death or disability, for “cause” or upon his resignation without “good reason” (as defined below), we must provide the executive (or his beneficiaries) with (i) any unpaid base salary through the date of termination, (ii) payment for any accrued but unused paid time off, (iii) following submission of proper expense reports, reimbursement for expenses properly incurred, and (iv) all other vested entitlements or benefits to which he is entitled (collectively, the “Accrued Benefits”).
If we terminate the executive’s employment without cause (which in the case of Mr. Zelhof must be with 90 days’ written notice) or the executive terminates his employment for “good reason” (as defined below), then we must provide the executive with the Accrued Benefits and subject to the executive’s execution and non-revocation of a release of claims, a lump sum payment equal to two times (in the case of Dr. Rollins) and one and one-half times (in the case of Mr. Zelhof and Mr. Dean), the sum of (i) executive’s annual base salary, plus (ii) his target annual bonus, in each case at the rates and target amounts in effect as of such termination of employment.
For purposes of the Amended and Restated Employment Agreements with each of Dr. Rollins and Mr. Zelhof, “cause” generally means the executive’s (i) fraud, embezzlement or other misappropriation of funds or property of the Company or any of its subsidiaries or affiliates (each, a “Company Group Member”) or any persons or professional for which the Company or its subsidiaries or affiliates provides business, management, administrative, marketing or other support services (“Managed Practices”), (ii) any gross misconduct that is injurious, directly or indirectly, in any material respect to any Company Group Member or any Managed Practice, (iii) failure to perform, or breach of, in any material respect, of any obligations under the Employment Agreement or any other agreement between the executive and any Company Group Member, (iv) exclusion, debarment, termination or suspension under any Medicate, Medicaid, TRICARE or other federal, state or government health care program, or commission or conviction of, indictment for or plea of guilty or no contest to, any felony or any crime involving moral turpitude, embezzlement, fraud or self-dealing or any crime which could reasonably be expected to subject the executive, any Company Group Member, services or Managed Practice to exclusion, disbarment, termination or suspension under any Medicate, Medicaid, TRICARE or other federal, state or government health care program, (v) use of alcohol or controlled substances that impairs the executive’s ability to perform his duties and responsibilities with respect to any Company Group Member or Managed Practice in any material respect, (vi) challenging the legality, validity or enforceability of any of the Managed Practice documents, (vii) termination by a Managed Practice owned or controlled by the executive of a managed services agreement with any Company Group Member for reasons other than a material breach of such agreement by any Company Group Member, (viii) the willful breach by a Managed Practice owned or controlled by the executive of a management services agreement with any Company Group Member, or (ix) the executive’s failure to give timely notice of his resignation under the employment agreement. With respect to items (ii), (iii), (viii) and (ix), any such action will only constitute “cause” if the board of directors notifies the executive in writing of such action and the executive has not remedied the action within 30 days of such notice. For Dr. Rollins, “cause” is also defined to include his license to practice medicine in the State of California or New York being revoked, terminated, cancelled, suspended, relinquished or placed on probationary status.
For purposes of the Amended and Restated Employment Agreement with Mr. Dean, “cause” generally is defined in the same manner as set forth above for Dr. Rollins and Mr. Zelhof, however prongs (iv), (vii) and (viii) of the “cause” definition described above do not apply to Mr. Dean and are replaced with a prong that includes Mr. Dean’s conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude.

For purposes of the Amended and Restated Employment Agreements, “good reason” generally means (i) a material reduction of title authority, duties or responsibilities with the Company, (ii) a material reduction in base salary, (iii) relocation of principal place of work to a place more than 25 miles from the Company’s headquarters in Miami, Florida, or, in the case of Mr. Dean, 35 miles from Nashville, Tennessee, or (iv) a material breach by the Company of the employment agreement. Good reason will not exist unless the executive notifies the Company in writing of such action not later than 30 days after its initial occurrence and the Company has not remediated the action within 15 days of such notice. If the Company cannot remedy the action or condition for reasons beyond its control it may get a 15 day extension of the cure period.
Employee Covenants Agreement
We also entered into an Employee Covenants Agreement with Dr. Rollins dated as of October 2, 2018 (the “Rollins Covenants Agreement”), which agreement includes customary confidentiality and non-disparagement provisions, as well as provisions relating to assignment of inventions. On October 5, 2021, we entered into an amendment to the Rollins Covenants Agreement, which will become effective upon completion of this offering. The Rollins Covenants Agreement, as amended, also includes non-competition and non-solicitation of employees and customers provision that run during Dr. Rollins employment with the Company and for a period of twelve months after termination of employment.
2018 Equity Incentive Plan
We established the EBS Management LLC 2018 Equity Incentive Plan (the “2018 Plan”) effective December 1, 2018 to provide key employees, consultants, independent contractors and board members of the Company and of our subsidiaries or affiliates with incentive awards. The 2018 Plan provides for the grant of incentive units in EBS Management LLC (“Incentive Units”), which participate in the value created at EBS Parent LLC through interests in EBS Parent LLC that are held by EBS Management LLC. The Incentive Units are intended to qualify as “profits interests” for US federal income tax purposes. To achieve this tax treatment, each Incentive Unit is assigned a distribution threshold (or “strike price”), which refers to the amount determined by our board of directors to not be less than the aggregate amount of distributions that would be made on the Incentive Unit’s grant date if there were a hypothetical sale of EBS Parent LLC’s assets and the proceeds therefrom were distributed in accordance with the terms of the EBS Parent LLC limited liability company agreement, following which distributions were made by EBS Management LLC in accordance with the terms of its limited liability company agreement.
The maximum number of Incentive Units available for issuance to participants pursuant to awards under the 2018 Plan is 13,865 Incentive Units. A total of 12,362.9 Incentive Units are subject to outstanding awards under the 2018 Plan as of October 20, 2021. After completion of this offering, we do not intend to grant any further awards under the 2018 Plan.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to outstanding Incentive Units awarded under the 2018 Plan held by Mr. Zelhof as of December 31, 2020. As of December 31, 2020, Dr. Rollins did not hold any outstanding equity awards under the 2018 Plan or otherwise.
The amounts provided in this table reflect the issuance of shares of our restricted common stock to Mr. Zelhof in respect of his Incentive Units held as of December 31, 2020. In connection with this offering, Mr. Zelhof will receive shares of restricted common stock pursuant to a restricted stock award agreement with us in respect of both his vested and unvested Incentive Units. In accordance with the 2018 Plan, shares of our restricted common stock issued in respect of Incentive Units vest on the third anniversary of the consummation of this offering, regardless of the vesting schedule or conditions applicable to such Incentive Units prior to this offering. It is anticipated that the Incentive Unit award granted to Mr. Zelhof will be amended in connection with this offering to provide that restricted shares issued to Mr. Zelhof in respect of Incentive Units will vest 50% on the six-month anniversary of the consummation of this offering and 50% on the one-year anniversary of the consummation of this offering, regardless of the vesting schedule or conditions applicable to such Incentive Units prior to this offering. Any such unvested restricted shares will be subject to transfer restrictions while unvested and forfeited on a termination of employment prior to vesting, except as otherwise described under “Potential Payments and Benefits upon Termination or Change in Control” below.

For purposes of estimating the number of shares issuable to the holders of Incentive Units, we assumed a hypothetical liquidation of EBS Parent LLC based on a value equal to the initial public offering price of $16.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). The actual number of shares of restricted common stock subject to vesting is dependent upon the final public offering price in this offering. Pursuant to the applicable restricted stock award agreements, any shares of restricted common stock issued to holders of Incentive Units that do not vest will be forfeited. For a more detailed description of the treatment of interests in EBS Parent LLC and EBS Management LLC see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ronald P. Zelhof	3/31/2019	597,953	$9,567,248

(1)
Represents the number of shares of restricted common stock to be issued in respect of the Incentive Units previously awarded under the 2018 Plan. The number of shares of restricted common stock to be issued is calculated based on the final public offering price in this offering. The table above assumes an initial public offering price of $16.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus). Any shares that do not vest will be forfeited.

(2)
The market value of the restricted stock awards was determined assuming an initial public offering price of $16.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

Potential Payments and Benefits upon Termination or Change in Control
As discussed under “Employment Agreements,” the Amended and Restated Employment Agreements provide for certain severance payments in connection with our NEOs termination of employment under certain circumstances.
Treatment of Incentive Units
Under the amended Incentive Unit grant agreement that we anticipate entering into with Mr. Zelhof in connection with this offering, in the event of a termination of Mr. Zelhof’s employment without cause, for good reason or due to his death or disability, any unvested Incentive Units granted to Mr. Zelhof will accelerate and vest in full as of such termination. The terms “cause” and “good reason” are as defined in Mr. Zelhof’s employment agreement. We anticipate that the same treatment on a qualifying termination will apply to the restricted shares to be issued to Mr. Zelhof in respect of his Incentive Units.
Treatment of IPO Equity Awards
As detailed below under “Anticipated Changes to our Compensation Program Following this Offering,” we plan to adopt a new equity incentive plan in connection with this offering, the 2021 Plan (as defined below), and to grant each of Dr. Rollins, Mr. Zelhof and Mr. Dean restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) in connection with this offering. We expect that the grants of RSUs and PSUs under the 2021 Plan to Dr. Rollins, Mr. Zelhof and Mr. Dean in connection with this offering will provide for the following treatment in connection with certain qualifying terminations of employment or a change in control. All references to “change in control” in this section refer to such term as it is defined in the 2021 Plan.
Dr. Rollins. In the event of a termination of Dr. Rollins without cause, for good reason or due to his death or disability, (i) all unvested RSUs granted to Dr. Rollins in connection with this offering will accelerate and vest in full as of the date of such termination and (ii) all unvested PSUs will remain outstanding and eligible to vest pro-rata, based on time employed during the performance period, subject to achievement of the specified performance condition during the performance period. The terms “cause” and “good reason” are as defined in Dr. Rollins’s employment agreement. On a change in control, all PSUs will be converted into time-vesting RSUs at target amounts, with cliff vesting at the end of the applicable performance period. Upon a qualifying termination of employment following a change in control, all unvested RSUs and PSUs will accelerate and vest in full as of the date of such termination.
Mr. Zelhof and Mr. Dean. In the event of a termination of Mr. Zelhof or Mr. Dean without cause, for good reason or due to death or disability, (i) all unvested RSUs granted in connection with this offering that would have vested during the twelve month period following the executive’s termination of employment will vest as of the date of such termination and (ii) all unvested PSUs will remain outstanding and eligible to vest pro-rata, based on time employed during the performance period, for a period of 12 months following termination of employment, subject to achievement of the specified performance condition during such twelve month period. The terms “cause” and “good reason” are as defined in the executive’s employment agreement. On a change in control, all PSUs will be converted into time-vesting RSUs at target amounts, with cliff vesting at the end of the applicable performance period. Upon a qualifying termination of employment during the eighteen month period immediately following a change control, all unvested RSUs and PSUs will accelerate and vest in full as of the date of such termination.
Anticipated Changes to our Compensation Program Following this Offering
In connection with this offering, we plan to adopt incentive plans, under which we will be permitted to grant equity and cash-based incentive awards.
2021 Equity Incentive Plan
In connection with this offering, we plan to adopt a new equity incentive plan, the 2021 Equity Incentive Plan (the “2021 Plan”). The principal features of the 2021 Plan are summarized below.
Purpose. The purposes of the 2021 Plan are to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance and to advance the Company’s interests and increase stockholder value by attracting, retaining and motivating personnel.
Shares Available. The maximum number of shares of our common stock that may be issued under the 2021 Plan is 5,535,918 shares. The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023, and continuing through and including January 1, 2031, by four percent (4%) of the aggregate number of shares of common stock of all classes issued and outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors prior to the applicable January 1. The maximum number of shares that may be issued upon the exercise of ISOs under the 2021 Plan is 5,535,918 shares.
Shares issued under the 2021 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under the 2021 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2021 Plan. Additionally, shares issued pursuant to awards under the 2021 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations to an award, will become available for future grant under the 2021 Plan.
Plan Administration. Our board of directors, or a duly authorized committee of our board, will administer the 2021 Plan. We sometimes refer to the board of directors, or the applicable committee with the power to administer our equity incentive plans, as the “administrator.” The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.
The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under the 2021 Plan. In addition, subject to the terms of the 2021 Plan, the administrator also has the power to modify outstanding awards under the 2021 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Eligibility. Any employee, officer, non-employee director, or any natural person who is a consultant or other personal service provider of the Company or any of its subsidiaries is eligible to participate in the 2021 Plan, at the administrator’s discretion. In its determination of eligible participants, the administrator may consider any and all factors it considers relevant or appropriate, and designation of a participant in any year does not require the administrator to designate that person to receive an award in any other year. Because the 2021 Plan provides for broad discretion in selecting participants, the total number of persons who will actually participate in the 2021 Plan and the benefits that will be provided to the participants cannot be known at this time.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including stock awards granted and cash fees paid by us to such non-employee director, will not exceed $750,000 in total value, calculating the value of any such stock awards based on the grant-date fair value of such stock awards for financial reporting purposes.
Types of Awards. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards (collectively, “awards”). ISOs may be granted only to employees of the Company, employees of a “parent corporation” of the Company or employees of a “subsidiary corporation” of the Company (as such terms are defined in Sections 424 of the Code). All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.
Stock Options. A stock option granted under the 2021 Plan entitles a participant to purchase a specified number of shares of our common stock during a specified term at an exercise price. ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as specified by the administrator.
The administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO and (5) other legal consideration approved by the administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right (“SAR”) granted under the 2021 Plan entitles a participant to the right to receive, upon exercise or other payment of the SAR, an amount in cash, shares of our common stock or a combination of both, equal to the product of (a) the excess of (1) the fair market value of one share of our common stock on the date of exercise or payment of the SAR, over (2) the strike price of such SAR, and (b) the number of shares of our common stock as to which such SAR is exercised or paid. Stock appreciation rights are granted pursuant to SAR grant agreements adopted by the administrator. The administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. A SAR granted under the 2021 Plan vests at the rate specified in the SAR agreement as determined by the administrator.
The administrator determines the term of SARs granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s SAR agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SAR term may be further extended in the event that exercise of the SAR following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested SAR for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, SARs generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a SAR be exercised beyond the expiration of its term.
Restricted Stock Awards. A restricted stock award granted under the 2021 Plan is a grant of a specified number of shares of our common stock to a participant, subject to vesting restrictions as specified in the award. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Restricted Stock Unit Awards. A restricted stock unit (or RSU) granted under the 2021 Plan provides a participant with to the right to receive, upon vesting and settlement of the restricted stock unit, one share of our common stock per vested unit, or an amount in cash equal to the fair market value of one share, as determined by the administrator. Restricted stock unit awards are granted pursuant to RSU award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. Additionally, dividend equivalents may be credited in respect of shares covered by a RSU award. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.
Performance Awards. The 2021 Plan permits the grant of performance-based stock and cash awards. The administrator can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.
The performance goals may be based on any measure of performance selected by the administrator. The administrator may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.
Other Awards. The administrator may grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.
Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan; (2) the class and maximum number of shares by which the share reserve may increase automatically each year; (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding awards.
Corporate Transactions. In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction. In addition, the plan administrator may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction if not previously exercised will receive a payment, if any, equal to the excess of the value of the property the participant would have received upon exercise of the stock award over the exercise price otherwise payable in connection with the stock award.
Under the 2021 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A stock award may be subject to additional acceleration of vesting and exercisability upon or after a corporate transaction as may be provided in an applicable award agreement or other written agreement, but in the absence of such provision, no such acceleration will occur.
Transferability. A participant may not transfer awards under the 2021 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan.
Plan Amendment or Termination. Our board of directors has the authority to amend, suspend or terminate the 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted the 2021 Plan. No awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
IPO Equity Awards
In connection with this offering, we intend to award special one-time grants of RSUs and PSUs under the 2021 Plan to certain key executives, including each of Dr. Rollins, Mr. Zelhof and Mr. Dean (the “IPO Awards”), which IPO Awards will be made following the completion of this offering. It is anticipated that an aggregate of 2,283,566 shares will be granted pursuant to RSUs and 2,283,566 shares will be granted pursuant to PSUs in connection with the IPO Awards.
For Dr. Rollins, Mr. Zelhof and Mr. Dean, pursuant to their Amended and Restated Employment Agreements, they are entitled to IPO Awards in a number of shares equal to 3.5% (in the case of Dr. Rollins), 1.75% (in the case of Mr. Zelhof) and 1.75% (in the case of Mr. Dean) of the number of shares of our common stock outstanding upon the effectiveness of the applicable Form S-1 registration statement. The IPO Awards for Dr. Rollins, Mr. Zelhof and Mr. Dean are 50% in the form of RSUs and 50% in the form of PSUs.

Accordingly, it is anticipated that the number of RSUs that will be granted to Dr. Rollins, Mr. Zelhof and Mr. Dean in connection with their IPO Awards will cover 968,786 shares of our common stock, 484,393 shares of our common stock and 484,393 shares of our common stock, respectively. The RSUs will vest one-third annually over the first three anniversaries of the date of grant, subject to continued employment on such date, except as otherwise described under “Potential Payments and Benefits upon Termination or Change in Control” above.
For Dr. Rollins, Mr. Zelhof and Mr. Dean, it is anticipated that the number of PSUs that will be granted to them in connection with their IPO Awards will cover 968,786 shares of our common stock, 484,393 shares of our common stock and 484,393 shares of our common stock, respectively. Fifty percent of the PSUs will vest based on the highest 60-day volume weighted average price of our common stock at any time during the three-year period following the date of grant as compared to the offering price of our common stock in connection with this offering (the “baseline stock price”), with (i) one-third of such PSUs vesting upon achievement of a stock price of 120% of the baseline stock price, (ii) one-third of such PSUs vesting upon achievement of a stock price of 145% of the baseline stock price, and (iii) one-third of such PSUs vesting upon achievement of a stock price of 175% of the baseline stock price. The other 50% of the PSUs will vest in full based on our achievement of a net revenue performance goal, which goal will be determined by mutual agreement of Dr. Rollins and our board of directors, over any trailing four consecutive fiscal quarters during the three-year period following the date of grant. Vesting of the PSUs is subject to continued employment on the date the performance goal is achieved, except as otherwise described under “Potential Payments and Benefits upon Termination or Change in Control” above. Upon a change in control (as defined in the 2021 Plan), the performance conditions underlying the PSUs are deemed satisfied at 100% and the PSUs remain subject solely to time-based vesting over the remainder of the three year performance period, subject to continued service on such date except as otherwise described under “Potential Payments and Benefits upon Termination or Change in Control” above.
Director Compensation
In connection with this offering, we anticipate establishing a formal policy governing the compensation of our non-employee directors. Any director who also serves as an employee receives no additional compensation for services as a director or as a member of a committee of our board of directors.
Following this offering, compensation for our non-employee directors (other than Adam Feinstein and Daniel Sollof, who are not compensated for their service as directors) will include an annual cash retainer of $75,000. In addition, non-employee directors (other than Adam Feinstein and Daniel Sollof, who are not compensated for their service as directors) will also receive an additional cash retainer for service on the audit committee, compensation committee, or nominating and corporate governance committee of our board of directors. The chairman of the audit committee will receive an additional cash retainer of $20,000, and the other members of the audit committee will receive an additional cash retainer of $10,000. The chairmen of the compensation committee or nominating and corporate governance committee will each receive an additional cash retainer of $15,000, and each other member of such committee will receive an additional cash retainer of $7,500. All cash retainers for service on committees of our board of directors will be payable quarterly. All cash retainers will be pro-rated for any partial periods of service. In addition to cash compensation, each non-employee director (other than Adam Feinstein and Daniel Sollof, who are not compensated for their service as directors) will receive an annual RSU grant equal to $150,000 of our common stock, which will be granted at each annual meeting of our stockholders and will vest upon the earlier of (i) the first anniversary of the date of grant or (ii) the day prior to our next annual meeting of stockholders.
In connection with this offering, we intend to grant RSUs under the 2021 Plan to our non-employee directors upon the completion of this offering, with the number of shares subject to such awards determined by dividing $150,000 by the initial public offering price per share (rounded down to the nearest whole share). The RSUs granted to our non-employee directors will vest upon the first anniversary of the date of this offering, subject to each non-employee director’s continued service through such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
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we have been or are to be a participant;

•
the amount involved exceeded or exceeds the lesser of $120,000 or 1% of our assets; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Professional Services Agreements
We entered into professional services agreements (the “Professional Services Agreements”), effective October 2, 2018, with Vesey Street Capital Partners, L.L.C., Dr. Aaron Rollins and other equity holders (collectively the “Advisors”), where the Advisors provide certain managerial and advisory services to us. Each of the Advisors has an ownership interest in EBS Parent LLC. Under the Professional Services Agreements, we agreed to pay the Advisors an aggregate annual fee of the greater of $500,000 or 2% of consolidated earnings before interest, tax, depreciation and amortization, less any amounts paid to Dr. Rollins as an equityholder bonus paid to Dr. Rollins pursuant to the terms of the Employment Agreement with Dr. Rollins, payable in advance quarterly installments, and the fee is allocated between the Advisors based on the outstanding Class A Units of EBS Parent LLC held by such Advisor. Under the agreements, we also reimburse the Advisors for any out-of-pocket expenses incurred related to providing their services. During the years ended December 31, 2020 and 2019, the Company incurred management fees of approximately $500,000 each year, including the equityholder bonus paid to Dr. Rollins pursuant to the terms of the Employment Agreement with Dr. Rollins . The parties to the Professional Services Agreements have agreed to terminate the Professional Services Agreements immediately prior to the completion of this offering for an aggregate termination fee of $1,000,000, including an equityholder bonus paid to Dr. Rollins pursuant to the terms of the Employment Agreement with Dr. Rollins .
Management Services Agreements and Continuity Agreements
We have entered into MSAs with Elite Body Sculpture, PC (California), EBS Florida, PLLC, EBS Minnesota, LLC, Madison Avenue Medical PLLC (New York) (the “New York Professional Association”), EBS Tennessee, PLLC, EBS—Texas, PLLC, EBS Utah, LLC, EBS Virginia, LLC, and EBS Washington, PLLC. Each of these Professional Associations is owned by Dr. Aaron Rollins. Dr. Aaron Rollins does not receive any additional compensation as a result of his ownership interest in these Professional Associations.
In July 2020, we entered into an MSA with EBS Arizona, LLC, which is owned by Dr. Aaron Rollins’ father, Dr. Arlen J. Rollins. Pursuant to this MSA, during 2020 and for the six months ending June 30, 2021, Dr. Arlen J. Rollins received compensation of $9,287 and $15,750, respectively, for his role as medical director of our center located in Scottsdale, Arizona.
In connection with each of the MSAs, we have entered into Continuity Agreements with Dr. Aaron Rollins and Dr. Arlen J. Rollins; provided that, because of limitations under New York law, there is no Continuity Agreement in place with respect to the New York Professional Association. For more information regarding these agreements with Dr. Aaron Rollins and Dr. Arlen J. Rollins. see “Business—Surgeon Practice Structure—Management Services Agreements” and “Business—Surgeon Practice Structure—Continuity Agreements.”
Stockholders Agreement
In connection with this offering, we intend to enter into a stockholders agreement with affiliates of our Sponsor, Dr. Aaron Rollins and the other stockholder party thereto. This agreement will require us to, among other things, nominate a number of individuals designated by affiliates of our Sponsor for election as our directors at any meeting of our stockholders (each a “Sponsor Director”) such that, upon the election of each such individual, and each other individual nominated by or at the direction of our board of directors or a duly-authorized committee of the board, as a director of our company, and taking into account any director continuing to serve without the need for re-election, the number of Sponsor Directors serving as directors of our company will be equal to: (i) if affiliates of our Sponsor together beneficially own 25% or more of our outstanding shares of common stock, two Sponsor Directors; and (ii) if affiliates of our Sponsor together beneficially own 10 % or more, but less than 25%, of our outstanding shares of common stock, one Sponsor Director. For so long as the stockholders agreement remains in effect, Sponsor Directors may be removed only with the consent of our Sponsor. In the case of a vacancy on our board created by the removal or resignation of a Sponsor Director, the stockholders agreement will require us to nominate an individual designated by affiliates of our Sponsor for election to fill the vacancy. Additionally, for so long as affiliates of our Sponsor hold at least 25% of our outstanding shares of common stock, we must take all necessary action to ensure that the number of directors serving on our board of directors will not exceed seven without the consent of affiliates of our Sponsor. Further, for so long as affiliates of our Sponsor are entitled to designate two Sponsor Directors for election to our board of directors, we will be required to take all necessary action to cause the chairperson of our board of directors to be an individual chosen by affiliates of our Sponsor.
Additionally, the agreement will grant Dr. Aaron Rollins the right to nominate one director (the “Rollins Director”) to our board of directors for so long as Dr. Aaron Rollins beneficially owns 10% or more of our outstanding shares of common stock. For so long as the stockholders agreement remains in effect, the Rollins Director may be removed only with the consent of Dr. Aaron Rollins. In the case of a vacancy on our board created by the removal or resignation of the Rollins Director, the stockholders agreement will require us to nominate an individual designated by Dr. Aaron Rollins for election to fill the vacancy.
The stockholders agreement will also provide that we will obtain customary director indemnity insurance and enter into indemnification agreements with the Sponsor Directors and the Rollins Director.
Registration Rights Agreement
In connection with this offering, we intend to enter into a registration rights agreement with our Sponsor and Dr. Aaron Rollins. The registration rights agreement will provide our Sponsor and Dr. Aaron Rollins with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by it, subject to certain conditions. In addition, in the event that we register additional shares of common stock for sale to the public following the completion of this offering, we will be required to give notice of such registration to our Sponsor and Dr. Aaron Rollins, and, subject to certain limitations, include shares of common stock held by them in such registration. The agreement will include customary indemnification provisions in favor of our Sponsor and Dr. Aaron Rollins, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.
Directed Share Program
At our request, the underwriters have reserved up to 500,000 shares of common stock, or up to 5% of the shares offered by this prospectus, for sale at the initial public offering price to certain individuals associated with us and our Sponsor, including our directors, officers, employees and certain other individuals identified by management, through a directed share program.
Dividend Recapitalization
In February 2021, the Company made a $3 million distribution to the Parent.
In May 2021, the Company amended the Credit Agreement by adding an incremental $52.0 million senior secured term loan. The proceeds from this loan plus excess cash on the balance sheet were used to pay a distribution to the Parent of approximately $59.7 million and the related fees for this transaction.
Limitation of Liability and Indemnification of Officers and Directors
Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•
any breach of their duty of loyalty to our company or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which they derived an improper personal benefit.

Any repeal or modification of these provisions will not adversely affect any right or protection under these provisions in respect of any act, omission or claim occurring or arising prior to such repeal or modification. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity (a “covered person”). Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity. Our amended and restated bylaws will also provide that, on satisfaction of certain conditions, we must pay expenses incurred by or on behalf of any covered person, and may also pay the expenses incurred by or on behalf of an employee or agent, in defending any action, suit or proceeding in advance of its final disposition. Our amended and restated bylaws will permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such regardless of whether we would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.
Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Prior to the completion of this offering, we expect to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. The underwriting agreement will provide for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of this offering, our audit committee charter will provide that the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed the lesser of $120,000 or 1% of our assets and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. As of the date of this prospectus, we have not adopted any formal standards, policies or procedures governing the review and approval of related party transactions, but we expect that our audit committee will do so in the future.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of October 20, 2021 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each of our directors, director nominees, and named executive officers, (iii) all of our directors, director nominees and executive officers as a group, and (iv) the selling stockholders.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Beneficial ownership includes shares issuable pursuant to stock options that are exercisable within 60 days of October 20, 2021. The number of shares of our common stock beneficially owned and percentages of beneficial ownership before this offering that are set forth below are based on the number of shares of common stock to be issued and outstanding immediately prior to the completion of this offering after giving effect to the Reorganization. The number of shares of our common stock outstanding and percentages of beneficial ownership after this offering that are set forth below includes 10 million common shares being offered for sale by the selling stockholders and us in this offering. In addition, the applicable percentage ownership assumes no purchase of our common stock through the directed share program.
To our knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each listed stockholder is: 400 Alton Road, Unit TH-103M, Miami Beach, Florida 33139.
	Common Stock Beneficially Owned Prior to the Offering		Common Stock to be Sold in the Offering	Common Stock Beneficially Owned After the Offering (assuming no option exercise)		Common Stock Beneficially Owned After the Offering (assuming full option exercise)(3)
Name and Address of Beneficial Owner	Number	Percentage	Number	Number	Percentage	Number	Percentage
Directors, Director Nominees and Named Executive Officers:
Dr. Aaron Rollins	14,044,532	26.1	—	14,044,532	25.4	13,294,532	24.0
Adam Feinstein(1)	34,021,876	63.2	7,967,628	26,054,249	47.1	26,054,249	47.1
Ronald P. Zelhof	597,953	1.1	—	597,953	1.1	597,953	1.1
Daniel Sollof	—	*	—	—	*	—	*
Caroline Chu	—	*	—	—	*	—	*
Thomas Aaron	—	*	—	—	*	—	*
Kenneth Higgins	—	*	—	—	*	—	*
Pamela Netzky	—	*	—	—	*	—	*
All executive officers, directors and director nominees as a group (9 persons)	48,664,361	90.4	7,967,628	40,696,734	73.5	39,946,734	72.2
Other Selling Stockholders:
Vesey Street Capital Partners and affiliated entities(1)	34,021,876	63.2	7,967,628	26,054,249	47.1	26,054,249	47.1
J. Christopher Burch(2)	3,566,238	6.6	469,872	3,096,366	5.6	2,346,366	4.2

(1)
The number of shares listed as beneficially owned before this offering consists of 15,750,697 shares of common stock held of record by VSCP EBS Aggregator, L.P. (“VSCP EBS”), 5,075,538 shares of common stock held of record by Vesey Street Capital Partners Healthcare Fund-A, LP (“VSCP Health Fund A”) and 13,195,641 shares of common stock held of record by EBS Aggregator Blocker Holdings, LLC (“Aggregator Blocker Holdings”), which may be deemed to be beneficially owned by Adam Feinstein. Mr. Feinstein serves as sole managing member of Vesey Street Capital Partners Healthcare GP, L.P. (“VSCP Health GP”), which serves as the general partner of VSCP EBS and VSCP Health Fund A. Mr. Feinstein serves as sole manager of Aggregator Blocker Holdings. Mr. Feinstein disclaims beneficial interest in the shares of the Company held by VSCP EBS, except to the extent of his pecuniary interest therein. The address for Mr. Feinstein, VSCP EBS and VSCP Health GP is c/o Adam Feinstein, 428 Greenwich Street, New York, NY 10013.
(2)
The number of shares listed as beneficially owned before this offering consists of 1,559,877 shares of common stock held of record by J. Christopher Burch and 2,006,362 shares of common stock held of record by JCBI II LLC, which may be deemed to be beneficially owned by Mr. Burch. The address for Mr. Burch and JCBI II LLC is 840 First Avenue Suite 200, King of Prussia PA 19406.

(3)
The allocation between the selling stockholders with respect to the exercise by the underwriters of their option to purchase additional shares of common stock is based on preliminary negotiations and is subject to change.

DESCRIPTION OF CAPITAL STOCK
General
The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect immediately prior to the completion of this offering.
Upon filing of our amended and restated certificate of incorporation and the closing of this offering, our authorized capital stock will consist of 500,000,000 shares, all with a par value of $0.001 per share, of which 450,000,000 shares will be designated common stock and 50,000,000 shares will be designated preferred stock.
As of October 20, 2021, after giving effect to the Reorganization, there were 53,796,677 shares of common stock outstanding and held of record by 16 stockholders.
Common Stock
Voting Rights. The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified structure of our board of directors, the size of our board of directors, removal of directors, director liability, vacancies on our board of directors, special meetings, stockholder notices, actions by written consent, competition and corporate opportunities, business combinations with interested stockholders and exclusive jurisdiction.
Dividends. Subject to the rights and preferences of any holders of any outstanding series of preferred stock that we may designate and issue in the future, the holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. See the section entitled “Dividend Policy” for further information.
Liquidation Rights. On our liquidation, dissolution, or winding-up, the holders of common stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
No Preemptive or Similar Rights. The holders of our shares of common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.
Preferred Stock
Under our amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 50,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Immediately prior to the completion of this offering, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws to be in Effect Immediately Prior to the Completion of this Offering.
Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent. A special meeting of stockholders may be called by our board of directors or the chairperson of our board of directors. Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.
As described above in “Management—Board Composition and Election of Directors,” in accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms.
The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Business Combinations
We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2∕3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Our amended and restated certificate of incorporation provides that our founder, investment funds affiliated with our Sponsor and their respective affiliates, and any direct or indirect transferees of such investment funds and their respective affiliates, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.
Choice of Forum
Our amended and restated certificate of incorporation that will be in effect immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of Proceedings: (A) any derivative Proceeding brought on our behalf; (B) any Proceeding asserting a claim of a breach of fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to us or our stockholders: (C) any Proceeding arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (in each case, as may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; (D) any Proceeding seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and (E) any Proceeding asserting a claim against us or any of our current or former directors, officers, other employees or stockholders governed by the internal-affairs doctrine.
Further, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a Proceeding in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Additionally, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that any person or entity holding, owning, purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our Sponsor and any director that is appointed by our Sponsor. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the investment funds affiliated with our Sponsor or any of their respective affiliates or any director appointed by our Sponsor will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the investment funds affiliated with our Sponsor or any of their respective affiliates or any of their respective directors, officers, principals, partners, members, managers, employees, agents or other representatives acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a director, officer, principal, partner, member, manager, employee, agent or other representative of any investment fund affiliated with our Sponsor or any of their respective affiliates solely in his or her capacity as a director, officer or agent of the Company. In addition, these provisions shall not release any person who is or was our employee from any obligations or duties that such person may have pursuant to any other agreement with us. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Pursuant to our stockholders agreement, we will be required to take all necessary action to ensure that no amendment to our amended and restated certificate of incorporation pertaining to the renouncement of corporate opportunity is effected without the consent of affiliates of our Sponsor for so long as such affiliates have the right to designate at least one Sponsor Director.
Limitations of Liability and Indemnification
See “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”
Exchange Listing
We have applied to list our common stock on the NASDAQ Global Market under the symbol “AIRS.”
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street Canton, MA 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.
Upon the completion of this offering, we will have outstanding an aggregate of approximately 55,359,177 shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed restricted securities, as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which we summarize below. All of these shares will be subject to lock-up agreements described below.
Taking into account the lock-up agreements described below, and assuming Morgan Stanley & Co. LLC does not release stockholders from these agreements, certain shares will be eligible for sale in the public market at the following times, subject to the provisions of Rule 144 and Rule 701.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares (subject to the requirements of the lock-up agreements, as described below) without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares (subject to the requirements of the lock-up agreements, as described below) without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the number of shares of our common stock then outstanding or the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, substantially all of the holders of our common stock have entered into lock-up agreements as described below, and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the completion of this offering is entitled to sell such shares (subject to the requirements of the lock-up agreements, as described below) 90 days after the completion of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.
Lock-Up Agreements
Notwithstanding the availability of Rule 144, we and all of our officers and directors, the selling stockholders, and substantially all of the holders of our common stock, or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering, have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, we and they will not, during the period ending 180 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, subject to certain exceptions set forth in the section entitled “Underwriting.”

Registration Statements on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our common stock that are issuable under the 2021 Plan. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements and market standoff provisions described below, and Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK
The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of shares of our common stock issued pursuant to this offering by “non-U.S. holders,” as defined below. This summary deals only with shares of our common stock acquired by a non-U.S. holder in this offering that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal gift and estate taxes, except to the limited extent provided below, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This summary does not address the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including: a broker or dealer in securities or currencies; a financial institution; a tax-exempt organization (including a private foundation) and a tax-qualified retirement plan; a non-U.S. government or an international organization; a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code and an entity all of the interests of which are held by qualified foreign pension funds; an insurance company; a person holding shares of our common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell shares of our common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; an entity or arrangement that is treated as a partnership (or is disregarded from its owner) for U.S. federal income tax purposes; a person that received shares of our common stock in connection with services provided to the company or any of its affiliates; a person subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable consolidated financial statement; a person that owns, or is deemed to own, more than five percent of our common stock; a person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment” company; a corporation that accumulates earnings to avoid U.S. federal income tax; and U.S. expatriates and certain former citizens or long-term residents of the United States.
This summary is based upon provisions of the Code, and applicable Treasury regulations promulgated or proposed thereunder, rulings and judicial decisions, all as in effect as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (“IRS”) will concur with the discussion of the tax considerations set forth below, and we have not obtained, and we do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of shares of our common stock. This summary does not address all aspects of U.S. federal income tax and does not address any state, local, non-U.S., or gift tax considerations or any considerations relating to the alternative minimum tax or the Medicare tax on net investment income.
For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of shares of our common stock that is for U.S. federal income tax purposes not a partnership or disregarded entity and not (i) an individual citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or otherwise treated as a domestic corporation for U.S. federal income tax purposes); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
An individual non-U.S. citizen may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, and any person holding shares of our common stock through such a partnership, are urged to consult their tax advisors regarding the acquisition, ownership and disposition of shares of our common stock.
This summary is for general information only and is not, and is not intended to be, tax advice. Non-U.S. holders of shares of our common stock are urged to consult their tax advisors concerning the tax considerations related to the acquisition, ownership and disposition of shares of our common stock in light of their particular circumstances, as well as any tax considerations relating to gift or estate taxes, the alternative minimum tax or to the Medicare tax on net investment income, and any tax considerations arising under the laws of any other jurisdiction, including any state, local and non-U.S. income and other tax laws or under any applicable tax treaty.
Distributions
As discussed in the section entitled “Dividend Policy” above, we do not currently expect to make distributions in respect of our common stock. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will first constitute a return of capital and will reduce a holder’s adjusted tax basis in such holder’s shares of our common stock, determined on a share-per-share basis but not below zero. Any remaining excess will be treated as capital gain and subject to the tax treatment described below in the section entitled “—Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock.”
Unless dividends, if any, are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained in the United States), dividends paid to a non-U.S. holder of shares of our common stock generally will be subject to U.S. federal income tax (which generally will be collected through withholding) at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). Even if a non-U.S. holder is eligible for a lower treaty rate, dividend payments generally will be subject to withholding at a 30% rate (rather than the lower treaty rate) unless the non-U.S. holder provides a valid IRS Form W-8BEN or W-8BEN-E or other appropriate form (or any successor or substitute form thereof) certifying such holder’s qualification for the reduced rate. Such form must be provided prior to the payment of the applicable dividend and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its tax advisor regarding its entitlement to benefits under an applicable income tax treaty.
Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or the relevant withholding agent a valid IRS Form W-8ECI or other appropriate form (or any successor or substitute form thereof), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.
Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable tax treaty, attributable to a permanent establishment or fixed base maintained in the United States) generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Non-U.S. holders who do not timely provide us or the relevant withholding agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a tax treaty.
If at the time a distribution is made we are not able to determine whether or not it will be treated as a dividend for U.S. federal income tax purposes (as opposed to being treated as a return of capital or capital gain), we or a financial intermediary may withhold tax on all or a portion of such distribution at the rate applicable to dividends. However, a non-U.S. holder may obtain a refund of any excess withholding by timely filing an appropriate claim for refund with the IRS.
Any distribution described in this section would also be subject to the discussion below in the section entitled “Foreign Account Tax Compliance Act.”
Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock
Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized upon a sale, exchange or other taxable disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than as a distribution for U.S. federal income tax purposes) unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States); (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for shares of our common stock (the “relevant period”) and certain other conditions are met, as described below.
If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis with respect to such gain in the same manner as if such holder were a resident of the United States. In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, such gains may, under certain circumstances, also be subject to the branch profits tax at a rate of 30% (or at a lower rate prescribed by an applicable income tax treaty).
If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain from a disposition of shares of our common stock, which may be offset by capital losses allocable to U.S. sources during the taxable year of disposition (even though the non-U.S. holder is not considered a resident of the United States), provided such holder timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third exception above, we believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests, there can be no assurances that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of shares of our common stock by reason of our status as a USRPHC so long as (i) shares of our common stock continue to be regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) during the calendar year in which such disposition occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of the shares of our common stock at any time during the relevant period. If we are a USRPHC and the requirements described in clauses (i) or (ii) in the preceding sentence are not met, gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above.
Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding Tax
We or a financial intermediary must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions, regardless of whether withholding was required. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or such other applicable form and documentation as required by the Code or the Treasury regulations) certifying under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to U.S. federal withholding tax, as described above in the section entitled “Distributions,” generally will be exempt from U.S. backup withholding.
Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale or other disposition of shares of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless such holder certifies that it is not a U.S. person (as defined under the Code) and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that an appropriate claim is timely filed with the IRS.
Foreign Account Tax Compliance Act
Under legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the United States and a non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such agreement (collectively, “FATCA”), a 30% withholding tax will apply to dividends, if any, on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, shares of our common stock paid to certain non-U.S. entities (including financial intermediaries) unless various information reporting and due diligence requirements, which are different from and in addition to the certification requirements described elsewhere in this discussion, have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with those entities).
While, beginning on January 1, 2019, withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Holders of shares of our common stock should consult their tax advisors regarding the possible impact of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.
Federal Estate Tax
Common stock we have issued that is owned (or treated as owned) by an individual who is not a citizen or a resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate or other tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax. Holders of our common stock are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.
Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Piper Sandler & Co. and SVB Leerink LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
Piper Sandler & Co.
SVB Leerink LLC
Raymond James & Associates, Inc.
Total:	10,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.
Certain of the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,500,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares of common stock.
Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

(1)
We have agreed to pay all underwriting discounts and commissions applicable to the sale of the common stock of the selling stockholders incurred in connection with such sale.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $3,150,000.00. The underwriters have agreed to reimburse the Company for up to $975,000 in expenses related to the offering. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $40,000.00.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.
At our request, the underwriters have reserved up to 500,000 shares of common stock, or up to 5% of the shares offered hereby, for sale at the initial public offering price through a directed share program to certain individuals associated with us and our Sponsor, including our directors. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of our common stock available for sale to the general public in this offering will be reduced to the extent that such individuals purchase such reserved shares. The underwriters will receive the same discount from such reserved shares as they will from other shares of our common stock offered by this prospectus. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the shares reserved for the directed share program. If purchased by our directors and officers, the shares will be subject to a 180-day lock-up restriction.
We have applied to list our common stock on NASDAQ under the trading symbol “AIRS”.
We, the selling stockholders, and all directors and officers and the holders of substantially all of our outstanding stock have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph do not apply to:
•
the sale of shares to the underwriters; or

•
the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•
transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

Morgan Stanley & Co. LLC in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us, the selling stockholders, and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant

State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Notice to Prospective Investors in the United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA(“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance
Notice to Prospective Investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended)(the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.
Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA)pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investment) (Securities and Securities based Derivatives Contract)Regulations 2018.

Notice to Prospective Investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105
Underwriting Conflicts (NI33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in China
This prospectus will not be circulated or distributed in the People’s Republic of China, or PRC, and the shares will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC, except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in South Korea
The shares offered by this prospectus have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares will comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

LEGAL MATTERS
The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The audited financial statements of Airsculpt Technologies, Inc. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of EBS Intermediate Parent, LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at www.sec.gov.
We also maintain a website at www.elitebodysculpture.com. Information contained in, or accessible through, our website or social media platforms are not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AirSculpt Technologies, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholder
AirSculpt Technologies, Inc.
Opinion on the financial statements
We have audited the accompanying balance sheet of AirSculpt Technologies, Inc. (a Delaware corporation) (the “Company”) as of June 30, 2021 and the related note (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2021.
Miami, Florida
September 10, 2021

AirSculpt Technologies, Inc.
Balance Sheet
June 30, 2021
Stockholder’s Equity
Common stock, $0.0001 par value, 1,000,000 shares authorized, 100 shares outstanding	$—
Accumulated paid in capital	10
Stockholder receivable	(10)
Total stockholder’s equity	$—
See Note to the Balance Sheet

Airsculpt Technologies, Inc.
Note to the Balance Sheet
NOTE 1—ORGANIZATION
AirSculpt Technologies, Inc. (the “Company”) was incorporated in the state of Delaware on June 30, 2021, with the issuance of 100 shares of common stock to its sole stockholder in exchange for $10 due from that stockholder. The receivable from the stockholder is presented in the accompanying balance sheet as a deduction from stockholder’s equity. The Company has not engaged in any operations and has had no cash flows from the date of incorporation through June 30, 2021.
The Company evaluated subsequent events through the financial statement issuance date of September 10, 2021. No subsequent events requiring accrual or disclosure were identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Member
EBS Intermediate Parent LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of EBS Intermediate Parent LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2018.
Miami, Florida
July 2, 2021

EBS Intermediate Parent LLC and Subsidiaries
Consolidated Balance Sheets
December 31, 2020 and 2019
($000s)	2020	2019
Assets
Current assets
Cash and cash equivalents	$10,379	$5,128
Prepaid expenses and other current assets	1,184	1,459
Total current assets	11,563	6,587
Property and equipment, net	7,108	4,306
Other long-term assets	1,544	1,339
Right of use operating lease assets	17,053	12,174
Intangible assets, net	60,608	65,362
Goodwill	81,734	81,734
Total assets	$179,610	$171,502
Liabilities and Member’s Equity
Current liabilities
Accounts payable	$1,095	$2,114
Accrued payroll and benefits	1,258	534
Current portion of long-term debt	400	400
Deferred revenue and patient deposits	3,233	3,188
Accrued and other current liabilities	581	174
Current right of use operating lease liabilities	2,890	1,943
Total current liabilities	9,457	8,353
Long-term debt, net	32,119	32,308
Long-term right of use operating lease liability	14,358	10,450
Total liabilities	55,934	51,111
Commitments and contingent liabilities (Note 9)
Member’s equity	123,676	120,391
Total liabilities and member’s equity	$179,610	$171,502
The accompanying notes are an integral part of these consolidated financial statements.

EBS Intermediate Parent LLC and Subsidiaries
Consolidated Statements of Operations
For the years ended December 31, 2020 and 2019
($000s)	2020	2019
Revenue	$62,766	$41,236
Operating expenses:
Cost of service (exclusive of depreciation and amortization shown below)	23,471	15,488
Selling, general and administrative	23,621	20,125
Depreciation and amortization	5,641	4,960
Total operating expenses	52,733	40,573
Income from operations	10,033	663
Interest expense, net	2,456	2,875
Net income (loss)	7,577	(2,212)
Pro forma income tax expense (unaudited)	1,827	—
Pro forma net income (loss) (unaudited)	$5,750	$(2,212)
The accompanying notes are an integral part of these consolidated financial statements.

EBS Intermediate Parent LLC and Subsidiaries
Consolidated Statement of Changes in Member’s Equity
For the years ended December 31, 2020 and 2019
($000s)
Balance at December 31, 2018	$122,548
Distributions	(283)
Unit-based compensation	341
Net loss	(2,212)
Other	(3)
Balance at December 31, 2019	120,391
Distributions	(4,617)
Unit-based compensation	325
Net income	7,577
Balance at December 31, 2020	$123,676
The accompanying notes are an integral part of these consolidated financial statements.

EBS Intermediate Parent LLC and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2020 and 2019
($000s)	2020	2019
Cash flows from operating activities
Net income (loss)	$7,577	$(2,212)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,641	4,960
Unit-based compensation	325	341
Non-cash interest expense; amortization of debt costs	211	226
Changes in assets and liabilities
Prepaid expense and other current assets	275	(1,841)
Other assets	(204)	(635)
Accounts payable	(1,019)	1,872
Deferred revenue and patient deposits	45	1,835
Accrued and other liabilities	1,106	392
Net cash provided by operating activities	13,957	4,938
Cash flows from investing activities
Purchases of property and equipment, net	(3,689)	(4,439)
Net cash used in investing activities	(3,689)	(4,439)
Cash flows from financing activities
Payment on term loan	(2,900)	(500)
Borrowings on term loan	2,500	—
Distribution to member	(4,617)	(283)
Net cash used in financing activities	(5,017)	(783)
Net increase (decrease) in cash and cash equivalents	5,251	(284)
Cash and cash equivalents
Beginning of period	5,128	5,412
End of period	$10,379	$5,128
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,293	$2,683
The accompanying notes are an integral part of these consolidated financial statements.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES
EBS Intermediate Parent LLC (the “Company”) was formed as a limited liability company under the laws of the state of Delaware pursuant to an agreement effective October 2, 2018 to facilitate the acquisition of EBS Enterprises, LLC f/k/a Rollins Enterprises, LLC. The Company is a wholly-owned subsidiary of EBS Parent LLC (the “Parent”). The Company’s revenues are concentrated in the specialty, minimally invasive liposuction market.
The Company, through its wholly-owned subsidiaries, is a provider of practice management services to professional associations (“PAs”) located throughout the United States. The Company owns and operates non-clinical assets and provides its management services to the PAs through management services agreements (“MSAs”). Management services provide for the administration of the non-clinical aspects of the medical operations and include, but are not limited to, financial, administrative, technical, marketing, and personnel services.
At December 31, 2020 and 2019, the Company is providing management services to fourteen and ten medical practices, respectively. Pursuant to the MSA, the PA is responsible for all clinical aspects of the medical operations of the practice.
Impact of COVID-19
The COVID-19 global pandemic has significantly affected the Company’s facilities, employees, patients, business operations and financial performance, as well as the U.S. economy and financial markets. The COVID-19 pandemic materially impacted the Company’s financial performance for the year ending December 31, 2020. The length and severity of the pandemic continues to be difficult to predict and is dependent on factors beyond the Company’s control. Beginning in March 2020, the COVID-19 pandemic began to negatively affect net revenue and business operations. As a result of federal, state, and local guidelines, the Company cancelled or postponed most procedures scheduled at the facilities. As a result, case volumes across most of the Company’s centers were significantly impacted in the second quarter of 2020. Although the length and severity of the impact of the COVID-19 pandemic cannot be predicted, the Company’s volumes improved in the second half of 2020 as states began to re-open and allow for non-emergent procedures.
The Company’s operating structure allows for some flexibility in the cost structure according to the volume of cases performed, including much of the cost of services. As a result of this flexibility and the return of volumes in the second half of the year, the Company did not request or receive any proceeds from the CARES Act and other governmental assistance programs.
Reclassifications
Certain reclassifications have been made to the comparative periods' financial statements to conform to the year ended December 31, 2020 presentation. The Company reclassified its merchant service fees from cost of services to selling, general and administrative. Merchant service fees were $822,000 and $511,000 for the years ended December 31, 2020 and 2019, respectively. Further, the Company reclassified rent expense into both cost of services and selling, general and administrative. Cost of services includes the Company’s rent expense related to its suites in medical office buildings which was $2.8 million and $1.5 million for the years ended December 31, 2020 and 2019, respectively. The Company’s rent related to its corporate offices is included in selling, general and administrative which was $143,000 and $78,000 for the years ended December 31, 2020 and 2019, respectively. These reclassifications had no impact on the Company’s consolidated financial position, results of operations or cash flows.
Principles of Consolidation
These consolidated financial statements present the financial position and results of operations of the Company, its wholly-owned subsidiaries, and the PAs, which are considered variable interest entities in which the Company is the primary beneficiary.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
All intercompany accounts and transactions have been eliminated in consolidation.
Variable Interest Entities
The Company has a variable interest in the managed PAs where it has a long-term and unilateral controlling financial interest over such PAs’ assets and operations. The Company has the ability to direct the activities that most significantly affect the PAs’ economic performance via the MSAs and related agreements. The Company is a practice management service organization and does not engage in the practice of medicine. These services are provided by licensed professionals at each of the PAs. Certain key features of the MSAs and related agreements enable the Company to assign the member interests of certain of the PAs to another member designated by the Company (i.e., “nominee shareholder”) for a nominal value in certain circumstances at the Company’s sole discretion. The MSA does not allow the Company to be involved in, or provide guidance on, the clinical operations of the PAs. The Company consolidates the PAs into the financial statements. All of the Company’s revenue is earned from services provided by the PAs. The only assets and liabilities held by the PAs included in the accompanying consolidated balance sheets are clinical related. The clinical assets and liabilities are not material to the Company as a whole.
Accounting Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Concentration of Credit Risk
The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company’s revenues are concentrated in the specialty, minimally invasive liposuction market.
The Company maintains cash balances at financial institutions which may at times exceed the amount covered by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts.
Revenue Recognition
Revenues consist primarily of revenues earned for the provision of the Company’s patented AirSculpt® procedures. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s performance obligations are delivery of specialty, minimally invasive liposuction services.
The Company assists patients, as needed, by providing third-party financing options to pay for procedures. The Company has arrangements with various financing companies to facilitate this option. There is a financing transaction fee based on a set percentage of the amount financed and the Company recognizes revenue based on the expected transaction price which is reduced for financing fees.
Revenue for services is recognized when the service is performed. Payment is typically rendered in advance of the service. Customer contracts generally do not include more than one performance obligation.
The Company’s policy is to require payment for services in advance. Payments received for services that have yet to be performed as of December 31, 2020 and 2019 are included in deferred revenue and patient deposits.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
Cost of Service
Cost of service is comprised of all service and product costs related to the delivery of procedures, including but not limited to compensation to doctors, nurses and clinical staff, supply costs, and facility rent expense.
Deferred Financing Costs, Net
Loan costs are capitalized in the period in which they are incurred and amortized on the straight-line basis over the term of the respective financing agreement which approximates the effective interest method. These costs are included as a reduction of long-term debt on the consolidated balance sheets. Total amortization of deferred financing costs was approximately $211,000 and $226,000 for the years ended December 31, 2020 and 2019, respectively, and is included as a component of interest expense.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method of accounting over the assets’ estimated useful lives. Depreciation of leasehold improvements is based on the shorter of the estimated useful life of the improvement or the remaining lease term.
Leases
On January 1, 2019, the Company adopted the Lease Accounting Standard using the modified retrospective transition approach by applying the new standard to all leases existing at that date. Results and disclosure requirements for reporting periods beginning after January 1, 2019 are presented under the new guidance.
The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carryforward its historical lease identification, lease classification and initial direct costs for any leases that existed prior to January 1, 2019.
The Company determines if an arrangement is a lease at inception. Right-of-use assets represent the right to use the underlying assets for the lease term and the lease liabilities represent the obligation to make lease payments arising from the leases. Right-of-use assets and liabilities are recognized at commencement date based on the present value of future lease payments over the lease term, which includes only payments that are fixed and determinable at the time of commencement. When readily determinable, the Company uses the interest rate implicit in a lease to determine the present value of future lease payments. For leases where the implicit rate is not readily determinable, the Company’s incremental borrowing rate is used. The Company calculates its incremental borrowing rate on a periodic basis using a third-party financial model that estimates the rate of interest the Company would have to pay to borrow an amount equal to the total lease payments on a collateralized basis over a term similar to the lease. The Company applies its incremental borrowing rate using a portfolio approach. The right-of-use assets also include any lease payments made prior to commencement and is recorded net of any lease incentives received. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.
Goodwill and Intangible Assets
Indefinite-lived, non-amortizing intangible assets include goodwill. Goodwill represents the excess of the fair value of the consideration conveyed in the acquisition over the fair value of net assets acquired. Goodwill is not amortized and is evaluated annually for impairment or sooner if factors occur that would trigger an impairment review. Judgments regarding the existence of impairment indicators are based on market conditions and operational performance.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
Definite-lived, amortizing intangible assets primarily consist of patents, tradenames and other intellectual property. The Company amortizes definite-lived identifiable intangible assets on a straight-line basis over their estimated useful life of 15 years.
Impairment of goodwill
Goodwill represents the excess of purchase price over the fair value of net assets acquired in a business combination. Goodwill is not amortized but evaluated for impairment at least annually at the reporting unit level or whenever events or changes in circumstances indicate that the value may not be recoverable. Events or changes in circumstances which could trigger an impairment review include significant adverse changes in the business climate, unanticipated competition, a loss of key personnel, or the strategy for the overall business, significant industry or economic trends, or significant underperformance relevant to expected historical or projected future results of operations.
Goodwill is assessed for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company were to believe the fair value was more likely than not lower than the carrying value, then the Company is required to perform a quantitative analysis.
The quantitative analysis involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than its book value, then the carrying amount of the goodwill is reduced by recording an impairment loss in an amount equal to the excess. The Company reviews goodwill for impairment annually in the month of October.
See “Note 2—Goodwill and Intangibles, Net” for further discussion.
Long-Lived Assets
The Company accounts for impairment of long-lived assets in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other. This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future estimated cash flows expected to arise as a direct result of the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No impairment charges were recognized for the years ended December 31, 2020 or 2019.
Fair Value
ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosure requirements about fair value measurements.
ASC Topic 820 defines three categories for the classification and measurement of assets and liabilities carried at fair value:

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or observable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.
The fair value of financial instruments is generally estimated through the use of public market prices, quotes from financial institutions and other available information. Judgment is required in interpreting data to develop estimates of market value and, accordingly, amounts are not necessarily indicative of the amounts that could be realized in a current market exchange.
Short-term financial instruments, including cash, prepaid expenses and other current assets, accounts payable, and other liabilities, consist primarily of instruments without extended maturities, for which the fair value, based on management’s estimates, approximates their carrying values. Borrowings bear interest at what is estimated to be current market rates of interest, accordingly, carrying value approximates fair value.
Unit-Based Compensation
The Company recognizes unit-based compensation expense for employees and non-employees based on the grant-date fair value of Profit Interest Unit (“PIU”) awards over the applicable service period. For awards that vest based on continued service, unit-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. For awards with performance vesting conditions, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved. Once it is probable that the performance condition will be achieved, the Company recognizes unit-based compensation cost over the remaining requisite service period under a graded vesting model, with a cumulative adjustment for the portion of the service period that occurred for the period prior to the performance condition becoming probable of being achieved. The grant date fair value of PIU awards that contain service or performance conditions is estimated using the Black-Scholes pricing model.
Determining the fair value of PIU awards requires judgment. The Company uses the Black-Scholes pricing model to estimate the fair value of PIU awards that have service and performance vesting conditions. See “Note 6—Unit-Based Compensation” for further discussion.
The determination of unit-based compensation cost is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If factors change and different assumptions are used, unit-based compensation expense and net losses could be significantly different.
Earnings Per Share
The Company’s business is currently conducted through EBS Intermediate Parent LLC which is a wholly-owned subsidiary of EBS Parent LLC. The Company expects to have a corporate reorganization during 2021 where a new C corporation will be formed and will become the direct or indirect parent of EBS Intermediate Parent LLC. As a result, the Company does not believe earnings per share to be a meaningful presentation in the accompanying statements of operations.
Advertising Costs
Advertising costs are expensed in the period when the costs are incurred. Advertising expenses were approximately $7.0 million and $7.2 million for the years ended December 31, 2020 and 2019, respectively.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
Income Taxes
The Company is organized as a limited liability company and has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the tax consequences of the Company’s profits and losses are passed through to the members of the Company and are reported in their respective income tax returns. Therefore, historically no provision for income taxes has been provided in the accompanying consolidated financial statements.
The Company applies the provisions of ASC 740-10, Accounting for Uncertain Tax Positions (“ASC 740-10”). Under these provisions, companies must determine and assess all material positions existing as of the reporting date, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Additionally, those positions that have only timing consequences are analyzed and separated based on ASC 740-10’s recognition and measurement model.
ASC 740-10 provides guidance related to uncertain tax positions for pass-through entities and tax-exempt not-for profit entities. ASC 740-10 also modifies disclosure requirements related to uncertain tax positions for nonpublic entities and provides that all entities are subject to ASC 740-10 even if the only tax position in question is the entity’s status as a pass-through.
As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance to all tax positions for which the statute of limitations remained open and determined that there are no uncertain tax positions as of December 31, 2020 or 2019. The Company is not subject to U.S. federal tax examination prior to 2018, when it was formed.
Unaudited Pro Forma Income Taxes
The Company expects to have a corporate reorganization during 2021 where a new C corporation will be formed and will become the direct or indirect parent of EBS Intermediate Parent LLC. As a result, the Company would be subject to taxation as a C corporation. The Company has included a pro forma tax expense in its consolidated statement of operations, as if it were taxed as a C corporation. The Company has computed pro forma entity level income tax expense using an estimated effective tax rate of approximately 24.1% and 0% for the years ended December 31, 2020 and 2019, respectively, inclusive of all applicable U.S. federal and state income taxes.
Recently Issued Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) which outlines a single comprehensive model for recognizing revenue and supersedes most existing revenue recognition guidance. On January 1, 2019, the Company adopted the standard using the modified retrospective approach. Under the modified retrospective approach, the Company was required to recognize the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of member’s equity as of January 1, 2019, the date of initial application. The cumulative effect of initially applying Topic 606 had no impact on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes Topic 840, Leases (“ASU 2016-02”). ASU 2016- 02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The Company adopted ASU 2016-02 effective January 1, 2019, using a modified

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES (Continued)
retrospective transition approach. The most prominent of the changes resulting from ASU 2016-02 is the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Upon adoption of ASU 2016-02, the Company recorded $14.3 million of operating lease liabilities and $14.2 million in right-of-use assets on January 1, 2019. The cumulative effect of the accounting change recognized upon adoption had an immaterial impact to the consolidated balance sheets.
NOTE 2—GOODWILL AND INTANGIBLES, NET
On October 2, 2018, the Company acquired a controlling interest in EBS Enterprises, LLC in exchange for total consideration of $151.0 million. The fair value of the net identifiable assets at transaction date was $69.3 million, comprised primarily of $17.7 million in intangible assets related to the AirSculpt and Elite trademarks and tradenames and $53.6 million in intangible assets related to the AirSculpt technology and know-how. The resulting excess consideration over fair value of identifiable net assets was recorded to goodwill in the amount of $81.7 million.
The annual review of goodwill impairment was performed in October 2020 and 2019 using a qualitative analysis and the Company determined that a quantitative analysis was not required. There were no triggering events during the years ended December 31, 2020 or 2019.
The Company had goodwill of $81.7 million at December 31, 2020 and 2019.
Intangible assets consisted of the following at December 31, 2020 and 2019 (in 000’s):
	2020	2019	Useful Life
Technology and know-how	$53,600	$53,600	15 years
Trademarks and tradenames	17,700	17,700	15 years
	71,300	71,300
Accumulated amortization of technology and know-how	(8,038)	(4,464)
Accumulated amortization of tradenames and trademarks	(2,654)	(1,474)
Total intangible assets	$60,608	$65,362
Aggregate amortization expense on intangible assets was approximately $4.8 million and for both of the years ended December 31, 2020 and 2019.
The estimated aggregate amortization expense on intangible assets for each of the next five years and thereafter is estimated to be as follows (in 000’s):
Year ending December 31,
2021	$4,753
2022	4,753
2023	4,753
2024	4,753
2025	4,753
Thereafter	36,843
Total	$60,608

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 3—PROPERTY AND EQUIPMENT, NET
As of December 31, 2020 and 2019 property and equipment consists of the following: (in 000’s):
	2020	2019
Medical equipment	$1,955	$533
Office and computer equipment	137	72
Furniture and fixtures	741	288
Leasehold improvements	5,374	3,627
Less: Accumulated depreciation and amortization	(1,099)	(214)
Property and equipment, net	$7,108	$4,306
Depreciation expense was approximately $888,000 and $207,000 for the years ended December 31, 2020 and 2019, respectively.
NOTE 4—DEBT
In October 2018, the Company entered into a credit agreement (the “Credit Agreement”) with a lender. Under the terms of the Credit Agreement, the Company obtained a $34 million term loan and a $5 million revolving credit facility.
Principal payments on the term loan commenced in January 2019. Such principal payments are in the amount of $100,000 per quarter through the maturity date on October 2, 2023 when all remaining unpaid principal shall be due. If the Company’s total leverage ratio, as defined in the Credit Agreement, exceeds 4.25 for the preceding twelve-month period the principal payment is $250,000 per quarter. Also, additional prepayments could be required if excess cash flow exists, as defined in the Credit Agreement. The Company calculated an excess cash flow prepayment of approximately $1.3 million required as of December 31, 2020. Effective May 2021, the Company received a waiver from the lender for this prepayment and thus the Company continues to reflect this amount in long-term debt as of December 31, 2020.
Under the Credit Agreement, the Company is obligated to make interest payments on the last day of each month. All outstanding loans bear interest based on either a base rate or LIBOR plus an applicable per annum margin of 4.5% (base rate) or 5.5% (LIBOR) if the Company’s total leverage is equal to or greater than 2.5x and less than 4.25x. If the Company’s total leverage ratio is equal to or greater than 4.25x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 5.0% (base rate) or 6.0% (LIBOR). If the Company’s total leverage ratio is below 2.5x, the interest is based on either a base rate or LIBOR plus an applicable per annum margin of 4.0% (base rate) or 5.0% (LIBOR). At June 30, 2021, the applicable per annum margins under the Credit Agreement were 4.5% (base rate) and 5.5% (LIBOR). At December 31, 2020, the borrowings under the Credit Agreement bore interest at approximately 6.0%. Additionally, the Company is required to pay an unused credit facility fee equal to 0.5% per annum on the unused amount of the revolving line of credit.
Total borrowings as of December 31, 2020 and 2019 were as follows (in 000’s):
	2020	2019
Term loan	$33,100	$33,500
Unamortized debt issuance costs	(581)	(792)
Total debt, net	32,519	32,708
Less: Current portion	(400)	(400)
Long-term debt, net	$32,119	$32,308

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 4—DEBT (Continued)
As of December 31, 2020, the Company had $5.0 million available on the revolving credit facility.
The scheduled future maturities of long-term debt as of December 31, 2020 is as follows (in 000’s):
2021	$400
2022	400
2023	32,300
Total maturities	$33,100
All borrowings under the Credit Agreement are cross collateralized by substantially all assets of the Company and are subject to certain restrictive covenants including quarterly total leverage ratio and fixed charge ratio requirements and a limit on capital expenditures. The Company is in compliance with all covenants and has no letter of credit outstanding as of December 31, 2020.
NOTE 5—LEASES
The Company’s operating leases are primarily for real estate, including suites in medical office buildings and corporate offices. The Company incurred rent expense of $2.8 million and $1.5 million for its suites in medical office buildings for the years ended December 31, 2020 and 2019, respectively. The Company incurred rent expense of $143,000 and $78,000 related to the corporate offices for the years ended December 31, 2020 and 2019, respectively. Rent expense related to suites in medical office buildings is included in cost of services while rent expense for the corporate offices is included in selling, general and administrative on the consolidated statements of operations. The Company currently does not have any finance leases. Real estate lease agreements typically have initial terms of five to ten years and may include one or more options to renew. The useful life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any material residual value guarantees, restrictions or covenants.
The following table presents the weighted-average lease terms and discount rates at December 31, 2020 and 2019:
	2020	2019
Weighted-average remaining lease term	5 years	4.8 years
Weight average discount rate	4.6%	4.1%
All of the Company’s lease expense is classified in rent expense in the consolidated statements of operations.
The following table presents supplemental cash flow information for the years ended December 31, 2020 and 2019 (in 000’s):
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$2,540	$1,325
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$6,447	$8,910
Future minimum rental payments under all non-cancellable operating lease agreements for the succeeding five years are as follows, excluding common area maintenance charges that may be required by the agreements (in 000’s):

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 5—LEASES (Continued)
Year ended December 31,
2021	$3,321
2022	3,192
2023	2,861
2024	2,757
2025	2,740
Thereafter	5,121
Total lease payments	19,992
Less: imputed interest	(2,744)
Total lease obligations	$17,248
NOTE 6—UNIT-BASED COMPENSATION
Under the Parent’s 2018 incentive unit plan, the Parent is authorized to issue approximately 14,000 PIUs (the “Class B units”) that represent non-voting interest in the Parent and that may only be issued in return for services provided to the Parent or its subsidiaries. During the year ended December 31, 2019, approximately 12,000 PIUs have been granted to employees and directors under the 2018 incentive unit plan and approximately 2,000 PIUs remain available for grant under the plan for each of the years ended December 31, 2020 and 2019.
The Company recognizes unit-based compensation expense based on the grant-date fair value of Profit Interest Unit (“PIU”) awards over the applicable service period. Half of the PIUs have time-based vesting, and the remainder vest upon achievement of a specified return for the Parent's initial investors. Vesting of these PIUs are generally subject to continuing service over the vesting periods.
For awards that vest based on continued service, unit-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The vesting period is five years. For awards with performance vesting conditions, unit-based compensation cost is recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved. Once it is probable that the performance condition will be achieved, the Company recognizes unit-based compensation cost over the remaining requisite service period under a graded vesting model, with a cumulative adjustment for the portion of the service period that occurred for the period prior to the performance condition becoming probable of being achieved. The grant date fair value of PIU awards that contain service or performance conditions is estimated using the Black-Scholes pricing model.
A summary of non-vested unit activity for the years ended December 31, 2020 and 2019 follows:
	Unvested Units	Weighted Average Grant Date Fair Value of Units
Outstanding at December 31, 2018	—
Granted	12,363	$278.99
Vested	(347)	278.99
Outstanding at December 31, 2019	12,016	$278.99
Vested	(1,167)	278.99
Outstanding at December 31, 2020	10,849	$278.99

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 6—UNIT-BASED COMPENSATION (Continued)
Determining the fair value of PIU awards requires judgment. The Company uses the Black-Scholes pricing model to estimate the fair value of PIU awards that have service and performance vesting conditions. The assumptions used in this pricing model requires the input of subjective assumptions and are as follows:
•
Fair value—As the Company’s member units are not currently publicly traded, the fair value of the Company’s underlying member units was determined by management with the assistance of a third-party valuation firm. The Company will continue to determine fair value in this manner until such time as the Company’s equity commences trading on an established stock exchange or national market system.

•
Expected volatility—Expected volatility is based on historical volatilities of a publicly traded peer group based on daily price observations over a period equivalent to the expected term of the PIU awards.

•
Expected term—For PIU awards with only service vesting conditions the expected term is estimated based on the expected timing of a liquidity event. For awards with performance conditions, the term is estimated in consideration of the time period expected to achieve the performance.

•
Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the PIUs.

•
Expected dividend yield—The dividend yield is based on the current expectations of dividend payouts. The Company does not anticipate paying any cash dividends in the foreseeable future.

The following table sets forth the assumptions that were used to calculate the fair value of PIU awards granted on March 31, 2019. No awards were granted in 2020.
2019
Expected volatility	26.6%
Expected term	5.0
Risk-free interest rate	2.27%
Expected dividend yield	0%
At December 31, 2020, unrecognized compensation cost related to unvested time-based units was approximately $1.1 million. Unrecognized compensation cost will be expensed annually based on the number of units that vest during the year. Further the Company has unrecognized compensation cost of $1.7 million related to the performance-based units, which will be recognized on a graded vesting basis over the requisite service period when it is probable the performance condition will be achieved.
The Company recorded unit-based compensation expense of $325,000 and $341,000 for the years ended December 31, 2020 and 2019, respectively, in selling, general and administrative expenses on the consolidated statements of operations. Forfeitures are recognized as incurred.
NOTE 7—MEMBER’S EQUITY
On October 2, 2018, the Company transferred all of its limited liability company interests to the Parent, in exchange for all capital contributions made from the Parent. The Parent has approximately 124,785 Class A units outstanding at both December 31, 2020 and 2019.
The rights of all such units are governed by the amended and restated limited liability agreements of the Company and the Parent both dated October 2, 2018.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 7—MEMBER’S EQUITY (Continued)
The Parent also has PIUs (the “Class B units”) that represent non-voting interest in the Parent and that may only be issued in return for services provided to the Parent or its subsidiaries. As of December 31, 2020, the Parent has a maximum grant pool of approximately 14,000 PIUs under the Parent’s 2018 incentive unit plan.
NOTE 8—RELATED PARTY TRANSACTIONS
The Company entered into a professional services agreements, effective October 2, 2018, with Vesey Street Capital Partners, L.L.C., JCBI II, LLC, and Dr. Aaron Rollins (collectively the “Advisors”), where the Advisors provide certain managerial and advisory services to the Company. Each of the Advisors has an ownership interest in the Parent. Under the professional services agreements, the Company agreed to pay the Advisors an aggregate annual fee of the greater of $500,000 or 2% of consolidated earnings before interest, tax, depreciation and amortization, payable in advance quarterly installments, and the fee is allocated between the Advisors based on the outstanding Parent Class A Units held. Under the agreements, the Company also reimburses the Advisors for any out-of-pocket expenses incurred related to providing their services. During the years ended December 31, 2020 and 2019, the Company incurred management fees of approximately $500,000 each year.
NOTE 9—COMMITMENTS AND CONTINGENCIES
Professional Liability
In the ordinary course of business, the Company becomes involved in pending and threatened legal actions and proceedings, most of which involve claims of medical malpractice related to medical services provided by the PAs employed and affiliated physicians. The Company may also become subject to other lawsuits which could involve large claims and significant costs. The Company believes, based upon a review of pending actions and proceedings, that the outcome of such legal actions and proceedings will not have a material adverse effect on its business, financial condition, results of operations, and cash flows. The outcome of such actions and proceedings, however, cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
Although the Company currently maintains liability insurance coverage intended to cover professional liability and certain other claims, the Company cannot assure that its insurance coverage will be adequate to cover liabilities arising out of claims asserted against it in the future where the outcomes of such claims are unfavorable. Liabilities in excess of the Company’s insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
NOTE 10—SEGMENT INFORMATION
The Company has one reportable segment: direct medical procedure services. This segment is made up of facilities and medical staff that provide the Company’s patented AirSculpt® procedures to patients. Segment information is presented in the same manner that the Company’s chief operating decision maker (“CODM”) reviews the operating results in assessing performance and allocating resources. The Company’s CODM is the Company’s chief executive and chief operating officers. This committee reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM reviews revenue, gross profit and EBITDA. Gross profit is defined as revenues less cost of service incurred and EBITDA as net income excluding other income (net), interest expense, sponsor management fee, depreciation and amortization, unit-based compensation, pre-opening de novo costs and other non-ordinary course items.

EBS Intermediate Parent LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
For the years ended December 31, 2020 and 2019
NOTE 11—SUBSEQUENT EVENTS
In February 2021, the Company made a $3 million distribution to the Parent.
The Company calculated an excess cash flow prepayment of approximately $1.3 million required as of December 31, 2020. Effective May 2021, the Company received a waiver from the lender for this prepayment The Company has reflected this amount in long-term debt as of December 31, 2020 as the waiver was obtained subsequent to year end.
In May 2021, the Company amended the Credit Agreement by adding an incremental $52.0 million senior secured term loan. The proceeds from this loan plus excess cash on the balance sheet were used to pay a distribution to the Parent of approximately $59.7 million and the related fees for this transaction. Beginning on June 30, 2021, the quarterly principal payments will increase from $100,000 to $212,500. There were no other changes in the terms of the Credit Agreement.
The Company has evaluated subsequent events through the financial statement issuance date of July 2, 2021.

EBS Intermediate Parent, LLC and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
June 30, 2021 and December 31, 2020
($000s)	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$16,848	$10,379
Prepaid expenses and other current assets	698	1,184
Total current assets	17,546	11,563
Property and equipment, net	10,578	7,108
Other long-term assets	1,709	1,544
Right of use operating lease assets	15,504	17,053
Intangible assets, net	58,229	60,608
Goodwill	81,734	81,734
Total assets	$185,300	$179,610
Liabilities and Member’s Equity
Current liabilities
Accounts payable	$1,636	$1,095
Accrued payroll and benefits	1,962	1,258
Current portion of long-term debt	850	400
Deferred revenue and patient deposits	4,998	3,233
Accrued and other current liabilities	1,397	581
Current right of use operating lease liabilities	2,899	2,890
Total current liabilities	13,742	9,457
Long-term debt, net	82,123	32,119
Long-term right of use operating lease liability	12,717	14,358
Total liabilities	108,582	55,934
Commitments and contingent liabilities (Note 9)
Member’s equity	76,718	123,676
Total liabilities and member’s equity	$185,300	$179,610
The accompanying notes are an integral part of these condensed consolidated financial statements.

EBS Intermediate Parent, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
For the six months ended June 30, 2021 and 2020
($000s)	Six Months Ended June 30,
	2021	2020
Revenue	$61,108	$22,086
Operating expenses:
Cost of service (exclusive of depreciation and amortization shown below)	20,008	8,983
Selling, general and administrative	18,990	10,031
Loss on debt modification	682	—
Depreciation and amortization	3,023	2,733
Total operating expenses	42,703	21,747
Income from operations	18,405	339
Interest expense, net	1,757	1,247
Net income (loss)	16,648	(908)
Pro forma income tax expense	3,975	—
Pro forma net income (loss)	$12,673	$(908)
The accompanying notes are an integral part of these condensed consolidated financial statements.

EBS Intermediate Parent, LLC and Subsidiaries
Condensed Consolidated Statement of Changes in Member’s Equity (unaudited)
For the six months ended June 30, 2021 and 2020
($000s)
Balance at December 31, 2019	$120,391
Distributions	(4,334)
Unit-based compensation	163
Net loss	(908)
Balance at June 30, 2020	$115,312
Balance at December 31, 2020	$123,676
Distributions	(63,778)
Unit-based compensation	172
Net income	16,648
Balance at June 30, 2021	$76,718
The accompanying notes are an integral part of these condensed consolidated financial statements.

EBS Intermediate Parent, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
For six months ended June 30, 2021 and 2020
($000s)	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$16,648	$(908)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,023	2,733
Unit-based compensation	172	163
Non-cash interest expense; amortization of debt costs	191	106
Loss on debt modification	682	—
Changes in assets and liabilities
Prepaid expense and other current assets	(478)	560
Other assets	1,384	(2,964)
Accounts payable	541	(829)
Deferred revenue and patient deposits	1,765	(699)
Accrued and other liabilities	(114)	3,521
Net cash provided by operating activities	23,814	1,683
Cash flows from investing activities
Purchases of property and equipment, net	(3,149)	(1,720)
Net cash used in investing activities	(3,149)	(1,720)
Cash flows from financing activities
Payment on term loan	(413)	(200)
Borrowings on term loan	49,995	2,500
Distribution to member	(63,778)	(4,334)
Net cash used in financing activities	(14,196)	(2,034)
Net increase (decrease) in cash and cash equivalents	6,469	(2,071)
Cash and cash equivalents
Beginning of period	10,379	5,128
End of period	$16,848	$3,057
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,570	$1,143
The accompanying notes are an integral part of these condensed consolidated financial statements.

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
For the six months ended June 30, 2021 and 2020
NOTE 1—ORGANIZATION AND SUMMARY OF KEY ACCOUNTING POLICIES
EBS Intermediate Parent, LLC (the “Company”) was formed as a limited liability company under the laws of the state of Delaware pursuant to an agreement effective October 2nd, 2018 to facilitate the acquisition of EBS Enterprises, LLC f/k/a Rollins Enterprises, LLC. The Company is a wholly-owned subsidiary of EBS Parent, LLC (the “Parent”). The Company’s revenues are concentrated in the specialty, minimally invasive liposuction market.
The Company, through its wholly-owned subsidiaries, is a provider of practice management services to professional associations (“PAs”) located throughout the United States. The Company owns and operates non-clinical assets and provides its management services to the PAs through management services agreements (“MSAs”). Management services provide for the administration of the non-clinical aspects of the medical operations and include, but are not limited to, financial, administrative, technical, marketing, and personnel services.
At June 30, 2021 and 2020, the Company is providing management services to sixteen and eleven medical practices, respectively. Pursuant to the MSA, the PA is responsible for all clinical aspects of the medical operations of the practice.
Impact of COVID-19
The COVID-19 global pandemic has significantly affected the Company’s facilities, employees, patients, business operations and financial performance, as well as the U.S. economy and financial markets. The COVID-19 pandemic materially impacted the Company’s financial performance for the six months ending June 30, 2020. Beginning in March 2020, the COVID-19 pandemic began to negatively affect revenue and business operations. As a result of federal, state, and local guidelines, the Company cancelled or postponed most procedures scheduled at the facilities. As a result, case volumes across most of the Company’s centers were significantly impacted in the second quarter of 2020. Although the length and severity of the impact of the COVID-19 pandemic cannot be predicted, the Company’s volumes improved in the second half of 2020 as states began to re-open and allow for non-emergent procedures. During the second half of 2020 the Company’s volumes and revenue have recovered to pre-pandemic levels and for the six months ended June 30, 2021 include minimal impact from the COVID-19 global pandemic. The length and severity of the pandemic continues to be difficult to predict and is dependent on factors beyond the Company’s control.
Principles of Consolidation
These consolidated financial statements present the financial position and results of operations of the Company, its wholly-owned subsidiaries, and the PAs, which are under the control of the Company and are considered variable interest entities in which the Company is the primary beneficiary.
All intercompany accounts and transactions have been eliminated in consolidation.
Variable Interest Entities
The Company has a variable interest in the managed PAs where it has a long-term and unilateral controlling financial interest over such PAs’ assets and operations. The Company has the ability to direct the activities that most significantly affect the PAs’ economic performance via the MSAs and related agreements. The Company is a practice management service organization and does not engage in the practice of medicine. These services are provided by licensed professionals at each of the PAs. Certain key features of the MSAs and related agreements enable the Company to assign the member interests of certain of the PAs to another member designated by the Company (i.e., “nominee shareholder”) for a nominal value in certain circumstances at the Company’s sole discretion. The MSA does not allow the Company to be involved in, or provide guidance on, the clinical operations of the PAs. The Company consolidates the PAs into the financial statements. All of the Company’s revenue is earned from services provided by the PAs. The only assets and liabilities held by the PAs

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
included in the accompanying consolidated balance sheets are clinical related. The clinical assets and liabilities are not material to the Company as a whole.
Basis of Presentation
The consolidated balance sheet as of June 30, 2021, and the consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the six months ended June 30, 2020 and 2021 are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal and recurring nature that are necessary for the fair statement of the Company’s financial position as of June 30, 2021 and the results of operations and cash flows for the six months ended June 30, 2021 and 2020. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The financial data and the other financial information disclosed in these notes to the condensed consolidated financial statements related to the six months ended June 30, 2021 and 2020 are also unaudited. The consolidated results of operations for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date.
These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements.
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, as well as interests in PAs controlled by the Company through rights granted to the Company by contract to manage and control the affiliate’s business (as described in “Variable Interest Entities” above). All significant intercompany balances and transactions are eliminated in consolidation.
Revenue Recognition
Revenues consist primarily of revenues earned for the provision of the Company’s patented AirSculpt® procedures. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s performance obligations are delivery of specialty, minimally invasive liposuction services.
The Company assists patients, as needed, by providing third-party financing options to pay for procedures. The Company has arrangements with various financing companies to facilitate this option. There is a financing transaction fee based on a set percentage of the amount financed and the Company recognizes revenue based on the expected transaction price which is reduced for financing fees.
Revenue for services is recognized when the service is performed. Payment is typically rendered in advance of the service. Customer contracts generally do not include more than one performance obligation.
The Company’s policy is to require payment for services in advance. Payments received for services that have yet to be performed as of June 30, 2021 and December 31, 2020 are included in deferred revenue and patient deposits.
Deferred Financing Costs, Net
Loan costs are capitalized in the period in which they are incurred and amortized on the straight-line basis over the term of the respective financing agreement which approximates the effective interest method. These costs are included as a reduction of long-term debt on the consolidated balance sheets. Total amortization of deferred financing costs was approximately $191,000 and $106,000 for the six months ended June 30, 2021 and 2020, respectively. Amortization of loan costs is included as a component of interest expense.

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
Long-Lived Assets
The Company accounts for impairment of long-lived assets in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other. This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future estimated cash flows expected to arise as a direct result of the use and eventual disposition of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No impairment charges were recognized for the six months ended June 30, 2021 and 2020.
Fair Value
ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosure requirements about fair value measurements.
ASC Topic 820 defines three categories for the classification and measurement of assets and liabilities carried at fair value:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or observable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.
The fair value of financial instruments is generally estimated through the use of public market prices, quotes from financial institutions and other available information. Judgment is required in interpreting data to develop estimates of market value and, accordingly, amounts are not necessarily indicative of the amounts that could be realized in a current market exchange.
Short-term financial instruments, including cash, prepaid expenses and other current assets, accounts payable, and other liabilities, consist primarily of instruments without extended maturities, for which the fair value, based on management’s estimates, approximates their carrying values. Borrowings bear interest at what is estimated to be current market rates of interest, accordingly, carrying value approximates fair value.
Earnings Per Share
The Company’s business is currently conducted through EBS Intermediate Parent, LLC which is a wholly-owned subsidiary of EBS Parent, LLC. The Company expects to have a corporate reorganization during 2021 where a new C corporation will be formed and will become the direct or indirect parent of EBS Parent, LLC. As a result, the Company does not believe earnings per share to be a meaningful presentation in the accompanying condensed consolidated financial statements.
Advertising Costs
Advertising costs are expensed in the period when the costs are incurred. Advertising expenses were approximately $5.1 million and $2.9 million for the six months ended June 30, 2021 and 2020, respectively.
Income Taxes
The Company is organized as a limited liability company and has elected to be treated as a partnership for federal and state income tax purposes. Accordingly, the tax consequences of the Company’s profits and losses are passed through to the members of the Company and are reported in their respective income tax returns.

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
Therefore, historically no provision for income taxes has been provided in the accompanying condensed consolidated financial statements.
The Company expects to have a corporate reorganization during 2021 where a new C corporation will be formed and will become the direct or indirect parent of EBS Parent, LLC. As a result, the Company would be subject to taxation as a C corporation. The Company has included a pro forma tax expense in its condensed consolidated statement of operations, as if it were taxed as a C corporation.
The Company applies the provisions of ASC 740-10, Accounting for Uncertain Tax Positions (“ASC 740-10”). Under these provisions, companies must determine and assess all material positions existing as of the reporting date, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Additionally, those positions that have only timing consequences are analyzed and separated based on ASC 740-10’s recognition and measurement model.
ASC 740-10 provides guidance related to uncertain tax positions for pass-through entities and tax-exempt not-for profit entities. ASC 740-10 also modifies disclosure requirements related to uncertain tax positions for nonpublic entities and provides that all entities are subject to ASC 740-10 even if the only tax position in question is the entity’s status as a pass-through.
As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the condensed consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied the uncertain tax position guidance to all tax positions for which the statute of limitations remained open and determined that there are no uncertain tax positions as of June 30, 2021 or December 31, 2020. The Company is not subject to U.S. federal tax examination prior to 2018, when it was formed.
Pro Forma Income Taxes
The Company expects to have a corporate reorganization during 2021 where a new C corporation will be formed and will become the direct or indirect parent of EBS Intermediate Parent LLC. As a result, the Company would be subject to taxation as a C corporation. The Company has included a pro forma tax expense in its consolidated statement of operations, as if it were taxed as a C corporation. The Company has computed pro forma entity level income tax expense using an estimated effective tax rate of approximately 23.9% and 0% for the six months ended June 30, 2021 and 2020, respectively, inclusive of all applicable U.S. federal and state income taxes.
NOTE 2—GOODWILL AND INTANGIBLES, NET
The annual review of goodwill impairment will be performed in October 2021. There were no triggering events during the six months ended June 30, 2021 and 2020.
The Company had goodwill of $81.7 million at June 30, 2021 and December 31, 2020.
Intangible assets consisted of the following at June 30, 2021 and December 31, 2020 (in 000’s):
	June 30, 2021	December 31, 2020	Useful Life
Technology and know-how	$53,600	$53,600	15 years
Trademarks and tradenames	17,700	17,700	15 years
	71,300	71,300
Accumulated amortization of technology and know-how	(9,826)	(8,038)
Accumulated amortization of tradenames and trademarks	(3,245)	(2,654)
Total intangible assets	$58,229	$60,608

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
Aggregate amortization expense on intangible assets was approximately $2.4 million and for both of the six months ended June 30, 2021 and 2020.
NOTE 3—PROPERTY AND EQUIPMENT, NET
As of June 30, 2021 and December 31, 2020 property and equipment consists of the following: (in 000’s):
	June 30, 2021	December 31, 2020
Medical equipment	$2,332	$1,955
Office and computer equipment	164	137
Furniture and fixtures	1,016	741
Leasehold improvements	6,649	5,374
Construction in progress	2,152	—
Less: Accumulated depreciation and amortization	(1,735)	(1,099)
Property and equipment, net	$10,578	$7,108
Depreciation expense was approximately $646,000 and $387,000 for the six months ended June 30, 2021 and 2020, respectively.
NOTE 4—DEBT
In October 2018, the Company entered into a credit agreement (the “Credit Agreement”) with a lender. Under the terms of the Credit Agreement, the Company obtained a $34 million term loan and a $5 million revolving credit facility. In May 2021, the Company amended the Credit Agreement by adding an incremental $52.0 million senior secured term loan. The proceeds from this loan plus excess cash on the balance sheet were used to pay a distribution to the Parent of approximately $59.7 million and the related fees for this transaction. Beginning on September 30, 2021, the quarterly principal payments will increase from $100,000 to $212,500. As a result of the amendment, the Company recognized a loss on debt modification of $682,000 in its condensed consolidated statement of operations for the six months ended June 30, 2021.
The Company calculated an excess cash flow prepayment of approximately $1.3 million required as of December 31, 2020. Effective May 2021, the Company received a waiver from the lender for this prepayment. The Company has appropriately reflected this in long-term debt as of December 31, 2020.
There were no other changes in the terms of the Credit Agreement during the six months ended June 30, 2021.
Total borrowings as of June 30, 2021 and December 31, 2020 were as follows (in 000’s):
	June 30, 2021	December 31, 2020
Term loan	$84,688	$33,100
Unamortized debt issuance costs	(1,715)	(581)
Total debt, net	82,973	32,519
Less: Current portion	(850)	(400)
Long-term debt, net	$82,123	$32,119
As of June 30, 2021, the Company had $5.0 million available on the revolving credit facility.

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
The scheduled future maturities of long-term debt as of June 30, 2021 is as follows (in 000’s):
2021	$425
2022	850
2023	83,413
Total maturities	$84,688
All borrowings under the Credit Agreement are cross collateralized by substantially all assets of the Company and are subject to certain restrictive covenants including quarterly total leverage ratio and fixed charge ratio requirements and a limit on capital expenditures. The Company is in compliance with all covenants and has no letter of credit outstanding as of June 30, 2021.
NOTE 5—LEASES
The Company’s operating leases are primarily for real estate, including suites in medical office buildings and corporate offices. For the six months ended June 30, 2021 and 2020, the Company incurred rent expense of $1.6 million and $1.2 million, respectively, related to its suites in medical office buildings. The Company’s rent expense related to its suites in medical office buildings is classified in cost of services within the Company’s Condensed Consolidated Statement of Operations. The Company incurred rent expense of $44,000 and $63,000 for the six months ended June 30, 2021 and 2020, respectively related to the corporate offices which is classified in selling, general and administrative expenses. The Company currently does not have any finance leases.
Real estate lease agreements typically have initial terms of five to ten years and may include one or more options to renew. The useful life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any material residual value guarantees, restrictions or covenants.
The following table presents supplemental cash flow information for the six months ended June 30, 2021 and 2020 (in 000’s):
	June 30, 2021	June 30, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$1,494	$1,146
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$3,775
Future minimum rental payments under all non-cancellable operating lease agreements for the succeeding five years are as follows, excluding common area maintenance charges that may be required by the agreements (in 000’s):

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
Year ended December 31,
2021 (excluding the six months ended June 30, 2021)	$1,708
2022	3,340
2023	3,352
2024	3,307
2025	3,345
Thereafter	5,584
Total lease payments	20,636
Less: imputed interest	(5,020)
Total lease obligations	$15,616
NOTE 6—UNIT-BASED COMPENSATION
Under the Parent’s 2018 incentive unit plan, the Parent is authorized to issue approximately 14,000 PIUs (the “Class B units”) that represent non-voting interest in the Parent and that may only be issued in return for services provided to the Parent or its subsidiaries. Approximately 2,000 PIUs remain available for grant under the plan as of June 30, 2021. No PIUs were granted in the six months ended June 30, 2021 or 2020.
The Company recorded unit-based compensation expense of $172,000 and $163,000 for the six months ended June 30, 2021 and 2020, respectively, in selling, general and administrative expenses on the condensed consolidated statements of operations. Forfeitures are recognized as incurred.
NOTE 7—MEMBER’S EQUITY
On October 2, 2018, the Company transferred all of its limited liability company interests to the Parent, in exchange for all capital contributions made from the Parent. The Parent has approximately 124,785 Class A units outstanding at both June 30, 2021 and December 31, 2020.
The rights of all such units are governed by the amended and restated limited liability agreements of the Company and the Parent both dated October 2, 2018.
The Parent also has PIUs (the “Class B units”) that represent non-voting interest in the Parent and that may only be issued in return for services provided to the Parent or its subsidiaries. As of June 30, 2021, the Parent has a maximum grant pool of approximately 14,000 PIUs under the Parent’s 2018 incentive unit plan.
The Company paid distributions to the Parent of approximately $63.8 million and $4.3 million for the six months ended June 30, 2021 and 2020, respectively.
NOTE 8—RELATED PARTY TRANSACTIONS
The Company entered into a professional services agreements, effective October 2, 2018, with Vesey Street Capital Partners, L.L.C., JCBI II, LLC, and Dr. Aaron Rollins (collectively the “Advisors”), where the Advisors provide certain managerial and advisory services to the Company. Each of the Advisors has an ownership interest in the Parent. Under the professional services agreements, the Company agreed to pay the Advisors an aggregate annual fee of the greater of $500,000 or 2% of consolidated earnings before interest, tax, depreciation and amortization, payable in advance quarterly installments, and the fee is allocated between the Advisors based on the outstanding Parent Class A Units held. Under the agreements, the Company also reimburses the Advisors for any out-of-pocket expenses incurred related to providing their services. During the six months ended June 30, 2021 and 2020, the Company incurred management fees of approximately $250,000 and $250,000, respectively.

EBS Intermediate Parent, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)
For the six months ended June 30, 2021 and 2020
NOTE 9—COMMITMENTS AND CONTINGENCIES
Professional Liability
In the ordinary course of business, the Company becomes involved in pending and threatened legal actions and proceedings, most of which involve claims of medical malpractice related to medical services provided by the PAs employed and affiliated physicians. The Company may also become subject to other lawsuits which could involve large claims and significant costs. The Company believes, based upon a review of pending actions and proceedings, that the outcome of such legal actions and proceedings will not have a material adverse effect on its business, financial condition, results of operations, and cash flows. The outcome of such actions and proceedings, however, cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
Although the Company currently maintains liability insurance coverage intended to cover professional liability and certain other claims, the Company cannot assure that its insurance coverage will be adequate to cover liabilities arising out of claims asserted against it in the future where the outcomes of such claims are unfavorable. Liabilities in excess of the Company’s insurance coverage, including coverage for professional liability and certain other claims, could have a material adverse effect on the Company’s business, financial condition, results of operations, and cash flows.
NOTE 10—SEGMENT INFORMATION
The Company has one reportable segment: direct medical procedure services. This segment is made up of facilities and medical staff that provide the Company’s patented AirSculpt® procedures to patients. Segment information is presented in the same manner that the Company’s chief operating decision maker (“CODM”) reviews the operating results in assessing performance and allocating resources. The Company’s CODM is the Company’s chief executive and chief operating officers. This committee reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. The Company’s CODM reviews revenue, gross profit and EBITDA. Gross profit is defined as revenues less cost of service incurred and EBITDA as net income excluding other income (net), interest expense, sponsor management fee, depreciation and amortization, unit-based compensation, pre-opening de novo costs and other non-ordinary course items.
NOTE 11—SUBSEQUENT EVENTS
The Company evaluated subsequent events through the financial statement issuance date of September 10, 2021. No subsequent events requiring accrual or disclosure were identified.

Through and including            , 2021 (the 25th day after the commencement of our initial public offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
10,000,000 Shares
Common Stock

PROSPECTUS

Morgan Stanley	Piper Sandler	SVB Leerink
Raymond James
           , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.
SEC registration fee	$18,122.85
FINRA filing fee	$29,825.00
Stock exchange listing fees	$25,000.00
Printing and engraving expenses	$85,000.00
Accounting fees and expenses	$230,850.00
Legal fees and expenses	$2,750,000.00
Transfer agent and registrar fees	$4,500.00
Miscellaneous fees and expenses	$6,702.15
TOTAL	$3,150,000.00
Item 14. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware provides as follows:
A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
As permitted by the Delaware General Corporation Law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.
We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Delaware General Corporation Law and our amended and restated certificate of incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.
The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.
Item 15. Recent Sales of Unregistered Securities.
Since three years before the date of the initial filing of this registration statement, the registrant has sold the following securities without registration under the Securities Act:
In connection with the transactions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Structure and the Reorganization” in the accompanying prospectus, the registrant will issue an aggregate of 53,796,677 shares of its common stock to EBS Parent LLC and the Existing Owners. The offers, sales and issuances of the securities described above were exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. No underwriters will be involved in the transaction.
Item 16. Exhibits and Financial Statement Schedules.
(a)
Exhibits

Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement
3.1*	Certificate of Incorporation of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the completion of the offering
3.3*	By-Laws of the Registrant, as currently in effect
3.4*	Form of Amended and Restated By-Laws of the Registrant, to be in effect immediately prior to the completion of the offering
4.1	Specimen Common Stock Certificate evidencing the shares of Common Stock
5.1	Opinion of McDermott Will & Emery LLP
10.1*	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers.
10.2
Fifth Amendment to Credit Agreement by and among the Registrant, EBS Enterprises LLC, the Guarantors party thereto, the Lenders party thereto and First Eagle Alternative Capital Agents, Inc. (formerly known as THL Corporate Finance), as Agent

10.3*	Form of Management Services Agreement
10.4*	Form of Continuity Agreement

Exhibit Number	Description of Exhibit
10.5+*	Amended and Restated Employment Agreement between EBS Enterprises, LLC and Dr. Aaron Rollins
10.6+*	2021 Equity Incentive Plan
10.7+*	Form of AirSculpt Technologies, Inc. RSU Award Grant Notice and Award Agreement (2021 Equity Incentive Plan) (IPO Grants)
10.8+*	Form of AirSculpt Technologies, Inc. PSU Award Grant Notice and Award Agreement (2021 Equity Incentive Plan) (IPO Grants)
10.9*	Form of Registration Rights Agreement, by and between the Registrant and the Sponsor to be in effect immediately after the closing of the offering
10.10+*	Amended and Restated Employment Agreement between EBS Enterprises, LLC and Ronald Zelhof
10.11*	Form of Stockholders Agreement, by and between the Registrant,VSCP EBS Aggregator, LP, Dr. Aaron Rollins, and JCBI II LLC to be in effect immediately after the closing of the offering
10.12+*	Amended and Restated Employment Agreement between EBS Enterprises, LLC and Dennis Dean
10.13+	Form of Restricted Stock Agreement between AirSculpt Technologies, Inc., EBS Parent LLC and Ronald Zelhof
10.14+	Form of AirSculpt Technologies, Inc. RSU Award Grant Notice and Award Agreement (2021 Equity Incentive Plan)
10.15+	Employee Covenants Agreement, dated as of October 2, 2018, by and between EBS Enterprises, LLC and Dr. Aaron Rollins
10.16+	First Amendment to Employee Covenants Agreement, dated as of October 5, 2021, by and between EBS Enterprises,LLC and Dr. Aaron Rollins
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of Independent Registered Public Accounting Firm for AirSculpt Technologies, Inc.
23.2	Consent of Independent Registered Public Accounting Firm for EBS Intermediate Parent LLC
23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Consent of Caroline Chu to be Named as Director Nominee
99.2*	Consent of Thomas Aaron to be Named as Director Nominee
99.3*	Consent of Kenneth Higgins to be Named as Director Nominee
99.4*	Consent of Pamela Netzky to be Named as Director Nominee

*
Previously filed

**
To be filed by amendment

+
Indicates a management contract or any compensatory plan, contract or arrangement.

(a)
Financial Statement Schedules

(b)
All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings.
The undersigned Registrant hereby undertakes:
(1)
That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach on the 27th day of October, 2021.
AirSculpt Technologies, Inc.
By: /s/ Dr. Aaron Rollins

Name: Dr. Aaron Rollins
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 27th day of October, 2021.
Signature	Title
/s/ Dr. Aaron Rollins Dr. Aaron Rollins	Chief Executive Officer, Director (Principal Executive Officer)
/s/ Dennis Dean Dennis Dean	Chief Financial Officer (Principal Accounting and Financial Officer)
* Adam Feinstein	Non-Executive Chairman of the Board of Directors
* Daniel Sollof	Director
*By:	/s/ Dr. Aaron Rollins Dr. Aaron Rollins Attorney-in-Fact